     As filed with the Securities and Exchange Commission on August 2, 1999

                                                      Registration No. 333-78751


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 Amendment No. 4

                                       to
                             REGISTRATION STATEMENT
                                  on Form S-1
                                     Under
                           THE SECURITIES ACT OF 1933

                             U.S. INTERACTIVE, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                       7379                    22-3316696
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code No.)    Identification No.)

                           2012 Renaissance Boulevard
                           King of Prussia, PA 19406
                                 (610) 313-9700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                               Stephen T. Zarrilli
                            Chief Executive officer
                             U.S. INTERACTIVE, INC.
                           2012 Renaissance Boulevard
                            King of Prussia, PA 19406
                                 (610) 313-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                              Copies of all communications to:

   James A. Ounsworth, Esq.         N. Jeffrey Klauder, Esq.           Michael D. Ecker, Esq.            Stephen A. Riddick, Esq.
  Safeguard Scientifics, Inc.     Morgan, Lewis & Bockius LLP            Dilworth Paxson LLP                 Brobeck, Phleger
  800 The Safeguard Building         1701 Market Street                3200 Mellon Bank Center                 Harrison LLP
     435 Devon Park Drive         Philadelphia, Pennsylvania              1735 Market Street           701 Pennsylvania Avenue, N.W.
  Wayne, Pennsylvania 19087               19103-2921                 Philadelphia, PA 19103-7595            Washington, DC 20004
      (610) 293-0600                   (215) 963-5694                      (215) 575-7180                      (202) 220-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           --------------------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   Subject to Completion dated August 2, 1999



PROSPECTUS

                               5,450,000 Shares



                               [GRAPHIC OMITTED]




                                  Common Stock
--------------------------------------------------------------------------------

     We are a provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet.

     We are offering 4,423,712 shares of our common stock in an initial public offering. Several of our stockholders are offering a total of 1,026,288 shares owned by them in the offering. As part of this offering, we are offering 1,750,000 shares of our common stock at the initial public offering price to shareholders of Safeguard Scientifics, Inc. that owned at least 100 common shares of Safeguard on June 24, 1999. See "Plan of Distribution -- Directed Share Subscription Program." We anticipate that the initial public offering price will be between $10 and $12 per share. Our common stock has been approved for listing on the Nasdaq National Market under the symbol "USIT." No public market currently exists for our shares.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

Underwritten Public Offering



                                               Per Share     Total
                                              -----------   ------
Public Offering Price .....................   $             $
Underwriting Discount .....................   $             $
Proceeds to U.S. Interactive ..............   $             $
Proceeds to Selling Stockholders ..........   $             $


Directed Share Subscription Program


                                              Per Share     Total
                                             -----------   ------
Public Offering Price ....................   $             $
Management Fee ...........................   $             $
Proceeds to U.S. Interactive .............   $             $


Aggregate Offering Proceeds

                                                                                     Total
                                                                                    ------
Proceeds to U.S. Interactive from underwritten public offering and directed share
 subscription program ...........................................................   $

     At our request, the underwriters have reserved 250,000 shares of our common stock for sale to Intel Corporation at the initial public offering price. Intel has not committed to purchase these shares. In addition, the underwriters have reserved 350,000 shares of our common stock for sale at the public offering price to our employees, directors and other persons with relationships with us. See "Plan of Distribution." Safeguard will purchase any shares of our common stock that are not purchased by Safeguard shareholders under the directed share subscription program. Safeguard has consented to being designated a statutory underwriter with respect to the shares offered by us to the shareholders of Safeguard. Safeguard is not an underwriter with respect to any other shares offered by us and is not included in the term "underwriter" as used elsewhere in this prospectus.
     We have granted the underwriters a 30-day option to purchase up to 555,000 additional shares of our common stock at the initial public offering price to cover any over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
     We expect to deliver these shares on        , 1999.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

                             HAMBRECHT & QUIST


                                                    ADAMS, HARKNESS & HILL, INC.

    , 1999

                               TABLE OF CONTENTS





                                                   Page
                                                  -----
Prospectus Summary ............................      1
Risk Factors ..................................      6
Forward-Looking Statements ....................     15
Use of Proceeds ...............................     16
Dividend Policy ...............................     16
Capitalization ................................     17
Dilution ......................................     18
Selected Consolidated Financial Data ..........     20
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations .................................     22
Business ......................................     32


                                                   Page
                                                   ---
Management ....................................     45
Certain Relationships and Related
   Transactions ...............................     52
Principal and Selling Stockholders ............     54
Description of Capital Stock ..................     58
Shares Eligible for Future Sale ...............     61
Plan of Distribution ..........................     63
Legal Matters .................................     68
Experts .......................................     68
Additional Information ........................     68
Index to Consolidated Financial Statements .       F-1


                             ABOUT THIS PROSPECTUS

     Investors should rely only on the information contained in this prospectus. U.S. Interactive and the underwriters have not authorized anyone to provide any different or additional information. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This preliminary prospectus is subject to completion prior to this offering.

     The U.S. Interactive logo design is a registered trademark of U.S. Interactive, Inc. In addition, U.S. Interactive has filed for trademark registration of "U.S. Interactive," "IVL Methodology" and "e-Roadmap." This prospectus also includes trademarks and tradenames of other parties.

     Until _____, 1999, all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                       This Page Intentionally Left Blank

                              PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. Generally, the information in this prospectus assumes that the over-allotment option granted to the underwriters is not exercised.

                            U.S. Interactive, Inc.
Our Business

     We are a provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. We provide integrated Internet strategy consulting, marketing and technology services that enable our clients to align their people, processes and systems to form an electronic enterprise. An electronic enterprise utilizes Internet-based technologies to transact business, communicate information and share knowledge across employees, customers and suppliers. Electronic enterprises are designed to:

     o better service customers and increase revenue opportunities

     o more effectively target, attract and communicate with prospective customers

     o increase efficiency and reduce costs

     o better utilize the organization's experience and expertise

     o streamline processes between the enterprise and its trading partners

     We deliver our services through a development plan that we created and call e-Roadmap(TM). e-Roadmap is a group of service offerings that can be customized to meet the needs of each client. These services are delivered through our IVL Methodology(TM), a process comprised of three phases. These phases include:

   o an "Innovation" phase, during which we define the overall vision and scope for a project

   o a "Validation" phase, during which we create and test a prototype that addresses the client's objective

   o a "Launch" phase, during which we refine, integrate and deploy the final solution.

     To facilitate our implementation process, we employ extranets, which we refer to as "Capture," for ongoing client communication on individual projects. Extranets are linked computer networks designed for use by a company and third parties that the company designates. Capture serves as a communications center for a client project that enables our clients to monitor and comment on a project's direction and progress on a real-time basis.

     We have performed over 400 client projects since we commenced operations in May 1994. For the twelve month period ending June 30, 1999, we performed approximately 180 client projects for companies such as AIG, adidas, Deloitte Consulting LLP, Royal Caribbean International, Sprint, Thomson Consumer Electronics and Toyota.

Our Market Opportunity

     The emergence and adoption of the Internet are changing the way consumers and organizations communicate, share information and conduct business. Businesses are attempting to utilize innovative Internet strategies to develop a competitive advantage to:

     o attract and retain customers
     o lower sales costs
     o improve operational efficiencies
     o strengthen supplier relationships
     o improve communications

However, many businesses lack the in-house expertise required to develop and deploy these solutions. Instead, many businesses are seeking third-party service providers that can deliver integrated Internet strategy consulting, marketing and technology expertise to help them develop and deploy Internet business solutions. International Data Corp., or IDC, estimates that the market for Internet professional services will grow from $7.8 billion in 1998 to $78.6 billion in 2003.

Our Strategy

     Our strategy is to strengthen our position as a provider of Internet-based business solutions. Key elements of this strategy include:
   o increasing the size and scope of our business opportunities with our clients
   o enhancing our knowledge management and knowledge distribution capabilities
   o hiring and retaining skilled professionals in the areas of strategic business consulting, online marketing and Internet technology
   o strengthening our relationships with technology companies such as Microsoft, Vignette, Trilogy Software, BroadVision, Digex and Open Market
   o expanding geographically into other metropolitan markets, both domestically and internationally

Risk Factors

     There are many risks associated with an investment in our common stock. The market for Internet professional services is intensely competitive and subject to rapid technological change. Many of our competitors have advantages over us. There are relatively low barriers to entry into our business. We expect that competition will increase in the future. We have incurred significant losses since we were formed and have an accumulated deficit of approximately $19.6 million as of June 30, 1999. We incurred net losses of $6.8 million for the six months ended June 30, 1999 and $8.4 million for the year ended December 31, 1998. Our revenue may never be sufficient for us to recognize a profit. We may continue to incur substantial losses even if our revenues continue to increase. These and other risks are addressed under the caption "Risk Factors" beginning on page 6 of this prospectus.


Recent Net Losses

     Our revenue was $13.7 million for the six months ended June 30, 1999 compared to $4.9 million for the six months ended June 30, 1998 and $7.7 million on a pro forma basis for the six months ended June 30, 1998. We attribute our revenue growth to sevices delivered to new clients, additional projects for existing clients and larger average project sizes. Our net loss was $6.8 million for the six months ended June 30, 1999 compared to $723,000 for the six months ended June 30, 1998 and $5.4 million for the six months ended June 30, 1998 on a pro forma basis. Our net loss per share was $.78 for the six months ended June 30, 1999 compared to $.15 for the six months ended June 30, 1998 and $.59 for the six months ended June 30, 1998 on a pro forma basis. Weighted average shares outstanding used in calculating net loss per share were 8,722,813 at June 30, 1999, 4,736,842 at June 30, 1998 and 9,120,796 at June 30,
1998 on a pro forma basis. We primarily attribute our increased net losses to higher project personnel and related expenses, management and administrative expenses and depreciation and amortization expenses.

                                 The Offering


Common stock offered by U.S.Interactive ..............  4,423,712 shares
Common stock offered by the selling stockholders .....  1,026,288 shares
Common stock outstanding after this offering .........  18,809,446 shares
Use of proceeds ......................................  Capital expenditures, opening of new offices, repayment of debt, funding of
                                                        potential acquisitions and general
                                                        corporate purposes. U.S. Interactive will
                                                        not receive any proceeds from the sale
                                                        of shares by the selling stockholders.
Nasdaq National Market symbol ........................  USIT

   Common stock outstanding after this offering:

   o is based on the number of shares outstanding as of July 5, 1999

   o assumes the conversion of all outstanding shares of series A, B, C and D preferred stock into an aggregate of 5,341,096 shares of common stock which will automatically occur at the closing of this offering


   o excludes 2,798,772 shares of common stock issuable upon the exercise of stock options outstanding at July 5, 1999, at a weighted average exercise price of $5.14 per share


   o excludes 3,001,950 shares of common stock reserved for future grant under U.S. Interactive's stock option plans

   o excludes 70,000 shares of common stock issuable upon the exercise of a warrant outstanding at July 5, 1999, at an exercise price of $3.50 per share


                    The Directed Share Subscription Program

     As part of this offering, we are offering shares of our common stock to shareholders of Safeguard Scientifics, Inc. that owned at least 100 common shares of Safeguard on June 24, 1999 in a directed share subscription program. The program is described in greater detail below under the heading "Plan of Distribution -- Directed Share Subscription Program."


                            Additional Information

     We were formed in August 1991 and commenced our operations in May 1994. We changed our name from MasterSmith, Inc. to U.S. Interactive, Inc. in November 1995 and reincorporated in Delaware in September 1998. Our principal executive offices are located at 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406, and our telephone number is (610) 313-9700. We maintain a site on the World Wide Web at www.usinteractive.com. The information found on our site is not a part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                  Summary Consolidated Financial Information

     The following summary historical consolidated financial data has been derived from our audited and unaudited consolidated financial statements and is not necessarily indicative of future anticipated results of operations. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto, and the other information contained in this prospectus.

     The financial data for the year ended December 31, 1994, is for the period beginning May 1, 1994, the date that we commenced operations.

     On July 2, 1998, we completed a merger with Digital Evolution, Inc., an Internet professional services company. We issued 4,383,954 shares of our common stock and 1,573,533 shares of our series A preferred stock to the former shareholders of Digital Evolution in this merger. The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the effect of the Digital Evolution merger as if the transaction had occurred on January 1, 1998.

     The pro forma balance sheet data gives effect to the conversion of all of our outstanding convertible preferred stock into common stock which will automatically occur upon the closing of this offering. The pro forma, as adjusted, balance sheet data gives effect to the sale of the shares offered by us at an assumed initial public offering price of $11.00 and the application of the net proceeds as described in "Use of Proceeds," after deducting the underwriting discount, the management fee payable with respect to the directed share subscription program and estimated offering expenses. The financial data for the three months ended March 31, 1999 includes the operations of the business acquired from InVenGen LLC since March 12, 1999, the date of acquisition.

                   Summary Consolidated Financial Information


                                    May 1, 1994
                                  (inception) to
                                   December 31,                 Year Ended December 31,
                                 ----------------  --------------------------------------------------
                                       1994           1995         1996         1997         1998
                                 ----------------  ----------  -----------  -----------  ------------
                                    (Unaudited)
                                                (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
 Revenue ......................       $   200        $ 935       $ 1,950      $ 6,061      $ 13,636
 Operating costs and
  expenses:
  Project personnel and
   related expenses ...........           177          544           945        2,841         7,405
  Management and
   administrative .............            17          316         1,012        2,196         7,876
  Marketing and sales .........            --            5           277        1,013         2,054
  Depreciation and
   amortization ...............             6           17            61          269         4,592
                                      -------        ------      -------      -------      --------
     Total operating
      expenses ................           200          882         2,295        6,319        21,927
                                      -------        ------      -------      -------      --------
 Income (loss) from
  operations ..................            --           53          (345)        (258)       (8,291)
 Other income (expense),
  net .........................            --             (2)        235          (32)         (152)
                                      -------        --------    -------      -------      --------
 Income (loss) before
  income tax expense ..........            --           51          (110)        (290)       (8,443)
 Income tax expense ...........            --           13            19           --            --
                                      -------        -------     -------      -------      --------
 Net income (loss) ............            --           38          (129)        (290)       (8,443)
 Accretion of mandatorily
  redeemable preferred stock
  to redemption value .........            --           --            --           --          (625)
                                      -------        -------     -------      -------      --------
 Net income (loss) attribut-
  able to common stockholders..       $    --        $  38       $  (129)     $  (290)     $ (9,068)
                                      =======        =======     =======      =======      ========
 Net income (loss) per
  common share:
 Basic and diluted ............       $    --        $  .01      $  (.03)     $  (.06)     $  (1.36)
                                      =======        =======     =======      =======      ========
 Weighted average shares
  outstanding used in the
  basic and diluted per
  common share calculation ....         2,813        2,813         4,486        4,737         6,670


                                      Year
                                     Ended
                                    December               Three Months Ended
                                      31,                March 31, (Unaudited)
                                 -------------  ----------------------------------------
                                      1998          1998           1998          1999
                                 -------------  ------------  -------------  -----------
                                  (Pro Forma)     (Actual)     (Pro Forma)     (Actual)
                                          (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
 Revenue ......................    $  16,446       $2,378       $  4,178      $  6,123
 Operating costs and
  expenses:
  Project personnel and
   related expenses ...........        9,995       1,249           2,656         3,071
  Management and
   administrative .............        9,653         690           1,507         2,683
  Marketing and sales .........        2,392         351             500           723
  Depreciation and
   amortization ...............        8,704          91           2,141         2,496
                                   ---------       ------       --------      --------
     Total operating
      expenses ................       30,744       2,381           6,804         8,973
                                   ---------       ------       --------      --------
 Income (loss) from
  operations ..................      (14,298)         (3)         (2,626)       (2,850)
 Other income (expense),
  net .........................         (149)        (17)            (14)          (92)
                                   ---------       -------      --------      --------
 Income (loss) before
  income tax expense ..........      (14,447)       (120)         (2,640)       (2,942)
 Income tax expense ...........           --          --              --            --
                                   ---------       -------      --------      --------
 Net income (loss) ............      (14,447)        (20)         (2,640)       (2,942)
 Accretion of mandatorily
  redeemable preferred stock
  to redemption value .........         (852)         --            (103)         (374)
                                   ---------       -------      --------      --------
 Net income (loss) attribut-
  able to common stockholders..    $ (15,299)      $ (20)       $ (2,743)     $ (3,316)
                                   =========       =======      ========      ========
 Net income (loss) per
  common share:
 Basic and diluted ............    $   (1.73)      $  --        $   (.30)     $   (.40)
                                   =========       =======      ========      ========
 Weighted average shares
  outstanding used in the
  basic and diluted per
  common share calculation ....        8,862       4,737           9,121         8,249



                                                                     March 31, 1999 (Unaudited)
                                                               ---------------------------------------
                                                                                           Pro Forma,
                                                                 Actual      Pro Forma     As Adjusted
                                                               ----------   -----------   ------------
                                                                           (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents ..................................    $  2,327      $ 2,327        $44,816
Working capital ............................................       1,596        1,596         45,460
Total assets ...............................................      25,464       25,464         67,953
Mandatorily redeemable convertible preferred stock .........      17,667           --             --
Total stockholders' equity (deficit) .......................      (2,028)      15,639         60,402

                                 RISK FACTORS

     You should carefully consider the risks described below and other information in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. As a result, the trading price of our common stock may decline, and you may lose all or part of your investment.


                       Risks Related to U.S. Interactive


Management of Growth -- We may be unable to manage our future growth effectively.

     Our success depends on our ability to effectively manage our future growth. Our past growth has placed significant demands on our resources. We have incurred substantial increases in expenses as our revenues have grown. As a result, our losses have increased significantly in recent periods. For example, our net loss was $6.8 million for the six months ended June 30, 1999 compared to $723,000 for the six months ended June 30, 1998. Our net loss increased to $8.4 million for the year ended December 31, 1998 from $290,000 for the year ended December 31, 1997. Our net loss was $14.4 million for the year ended December 31, 1998 as calculated on a pro forma basis. A key part of our strategy is to increase our revenues, both by hiring more personnel and by acquiring additional companies, which may continue to place a strain on our resources. To manage any future growth effectively, we must, among other things, do the following:

     o hire, train and retain highly qualified employees

     o estimate our project costs and requirements accurately

     o efficiently match employees with client projects

     o maintain levels of expertise that are expected by clients

     o continue to refine our operational, financial and other systems

     o improve, upgrade and expand our infrastructure

     o integrate the operations of any acquired companies

     o manage expansion into additional geographic territories

     If we do not effectively manage any future growth, our revenues and operating results will be materially adversely affected. We may never be able to achieve profitability.


Hiring and Retaining Key Personnel and Other Employees -- Our success is dependent on our personnel, who we may not be able to retain.

     Our success depends on the continued employment of our executive management team. The employment of any of our senior executives could cease at any time. If one or more members of our executive management team cease to be employed by U.S. Interactive, we could be materially adversely affected. This is particularly true of Eric Pulier, our Chairman, and Stephen T. Zarrilli, our President and Chief Executive Officer.

     Additionally, our success depends on our ability to identify, hire, train and retain individuals who are highly skilled in the Internet and its rapidly changing technology. There is intense competition in our industry for qualified personnel. There is currently a shortage of such personnel due to the rapid growth in demand for individuals with Internet technology-related skills. This shortage is likely to continue for the foreseeable future. We have had difficulty hiring a sufficient number of technical employees. We may not be able to attract, assimilate or retain enough qualified personnel to support our growth, and this would have a material adverse affect on our ability to retain existing projects and bid for new projects.


Revenue Concentration -- We generate a large part of our revenues from a limited number of clients.

     For the year ended December 31, 1998, our five largest customers by dollar volume accounted for approximately 36% of our revenues. For the six months ended June 30, 1999, our five largest clients by dollar volume accounted for approximately 53% of our revenues. Two of these clients, Juggernaut Partners, LLC and Diary Farm International, accounted for 18% and 12% of our revenues in this period. We may be unable to sustain the volume of work we perform for these clients. We do not have long-term contracts with these clients. They may terminate their relationship with us at any time without penalty. These clients may not retain us in the future. Any cancellation, deferral or significant reduction in work performed for these clients could have a material adverse effect on our business, financial condition and results of operations.

     Eric Pulier, our Chairman of the Board, and John D. Shulman, a director, are members of Juggernaut Partners, LLC and own, in the aggregate, 41.6% of the equity of Juggernaut Partners. Mr. Shulman is the Chairman, Chief Executive Officer and a manager of Juggernaut Partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Clients" and "Certain Relationships and Related Transactions" for more information relating to our clients.


Variability of Operating Results -- The variability of our operating results may adversely affect our stock price.

     Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. Our revenues and losses from operations for the last four fiscal quarters are as follows:




  Three Months Ended        Revenues       Losses from Operations
  -------------------    ---------------   -----------------------
  September 30, 1998     $4.6 million           $3.4 million
  December 31, 1998       4.2 million            4.2 million
  March 31, 1999          6.1 million            2.9 million
  June 30, 1999           7.6 million            3.9 million


     Fluctuations in our operating results may be significant. It is difficult for us to forecast accurately the frequency and duration of our client projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase. Our operating results may fluctuate because of:

     o the number, size and scope of projects

     o the accuracy of our project estimates

     o project delays

     o our ability to hire, train and retain qualified personnel

     o the amount and timing of client expenditures for our consulting services

     o the amount and timing of our capital expenditures and other costs relating to the expansion of our operations

     o the amortization of goodwill relating to acquisitions

     o our ability to utilize our employees in a cost efficient manner

     We also have experienced seasonality with respect to our revenues that has resulted in lower revenue during summer, year-end vacation and holiday periods.


     Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.



Contract Terminations -- If a large client project or a significant number of other client projects are terminated or reduced, we may have a large number of employees who are not generating revenue.

     Most of our client projects may be canceled by the client without penalty. We may have a large number of employees who are not generating revenue if a large client project or a significant number of client projects are terminated or materially reduced. When a client project is completed, terminated, postponed or materially reduced, we must shift our employees to other client projects or they will not be generating revenue. If we do not use these employees efficiently on other projects, our revenues will decrease and our results of operations will be materially adversely affected.


Fixed-Price Contracts -- We have many fixed-price contracts which creates a risk that the costs we incur in performing these contracts will exceed the revenues we will receive for these contracts.

     For the six months ended June 30, 1999, approximately 75% of our revenue was derived from fixed-price contracts. There are many risks and difficulties associated with fixed-price contracts. To achieve profitability from fixed-price contracts, we must, among other things:

     o accurately estimate the resources required to perform these contracts

     o complete our clients' projects on a timely basis

     o effectively manage our clients' expectations

     o complete the projects within budget and to our clients' satisfaction

     If we do not successfully accomplish these goals, we could be exposed to cost overruns and penalties. If this occurs in connection with a large project or a sufficient number of projects, our revenues will decrease and our results of operations will be materially adversely affected.

Complex and Critical Projects -- If we fail to meet our clients' expectations, we could severely damage our reputation and have difficulty attracting new business.

     Many of our projects are complex and critical to the success of our clients' businesses. Our reputation could be severely damaged if we fail to meet a client's expectations. This could materially adversely affect our ability to attract new business from that client or others. In addition, some clients might sue us in an attempt to collect monetary damages. If these events were to occur, our revenues, results of operations and financial condition may be materially adversely affected.

Limited Management History -- We have experienced recent significant changes in our senior management team, and our current senior mangement team is unproven.

     Our success depends on the ability of our management team to work together efficiently. We have experienced significant recent changes in our senior management team.

   o Larry W. Smith, one of our co-founders, resigned as Chief Executive Officer in January 1999 and as a director in May 1999

   o Richard J. Masterson, one of our co-founders, resigned as President and director in May 1999

   o Stephen T. Zarrilli, who has been with U.S. Interactive since 1995, most recently as Senior Vice President and Chief Financial Officer, was promoted to acting Chief Operating Officer in December 1998, Chief Executive Officer in March 1999 and President in May 1999

   o Philip L. Calamia, who has been with U.S. Interactive since December
     1996, most recently as Vice President Finance and Accounting, was promoted to Chief Financial Officer in April 1999

   o Lawrence F. Shay has been our General Counsel and Senior Vice President, Legal and Corporate Affairs since June 1999

   o Ajit Prabhu, who has been with U.S. Interactive since March 1999, was appointed Chief Technology Officer in May 1999

   o Michael M. Carter, who has been with U.S. Interactive since April 1998, most recently as Director of Corporate Marketing, was promoted to Vice President of Marketing in December 1998

     Our business, revenues, results of operations and financial condition will be materially adversely affected if our new management team does not manage our business effectively.


History of Losses -- We have a history of losses, and we may never achieve significant or sustained profitability.

     Since our inception, we have incurred significant losses. As of June 30, 1999, we had an accumulated deficit of approximately $19.6 million. We incurred a net loss of $6.8 million for the six months ended June 30, 1999 and $8.4 million for the year ended December 31, 1998. Our revenue may never be sufficient for us to recognize a profit. We intend to continue to make significant investments in:

     o the development of our infrastructure

     o marketing and sales

     o geographic expansion

     As a result, we may continue to incur substantial losses even if our revenues increase. We may never achieve significant or sustained profitability.



Acquisitions -- We may be unable to effectively solve the financial and other challenges or avoid unanticipated liabilities arising from our acquisitions.

     We merged with Digital Evolution in July 1998 and acquired the business of InVenGen in March 1999. The process of integrating the operational, managerial and financial aspects of these and other acquired companies may divert our resources from our existing business. Our ability to complete existing client projects and obtain new client projects will be adversely affected if we cannot manage our integration process effectively. Additionally, our financial condition may be materially adversely affected if we incur any material liabilities that had not been disclosed or anticipated.


Strategic Relationships -- We are dependent on strategic relationships, and we may not be successful in retaining our current relationships or entering into new relationships.


     We have established strategic relationships with over 20 companies which give us access to these companies' technology and training, only eight of which are in writing. We believe these relationships are strategic to us in that we work closely with these companies to share market objectives, new technologies and potential new client opportunities as they evolve. We believe that a significant portion of our revenue has come, and we expect will continue to come, as a result of these relationships. These relationships are non-exclusive and the agreements or oral understandings underlying these relationships are general in nature, do not reflect the entire nature of the relationship and do not legally bind the parties. As a result, these relationships can only be expected to continue for so long as there are mutual business benefits and the parties maintain good working relationships. We may not be able to enter into future relationships that would afford us access to new technologies that we need to remain competitive in our industry. If we lose any one of our existing strategic relationships, or fail to enter into new relationships, our business, financial condition and results of operations may be materially adversely affected.



Intellectual Property -- Our success depends, in part, on intellectual property which may be difficult to protect. This could affect our ability to compete effectively.

     Existing trade secret and copyright laws give us only limited protection for our copyrights, trademarks and trade secrets. Third parties may attempt to disclose, obtain or use our intellectual property without paying us. This is particularly true in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies.


Year 2000 -- Year 2000 compliance issues may adversely affect either our clients or us.

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a consequence, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities. Computers that properly recognize the year 2000 are "year 2000 compliant."

     We cannot currently predict the extent to which the year 2000 issue will affect our information systems or those of our existing and prospective clients. We may be materially adversely affected if many organizations that have significant exposure to the year 2000 issue dedicate all or a substantial portion of their information technology expenditures to dealing with year 2000 problems. If this were to occur, these organizations would likely reduce their planned investments in Internet solutions.

                         Risks Related to our Industry


Competition -- We may not be able to compete successfully.

     The market for Internet professional services is intensely competitive and subject to rapid technological change. We compete with:

     o other Internet professional services firms

     o information technology consulting and integration firms

     o web design firms

     o management consulting firms

     o computer hardware and software vendors

In addition, we face potential competition from the in-house technology and marketing departments of our clients and potential clients.

Many of our current and potential competitors have advantages over us. These advantages include longer operating histories, larger client bases and significantly greater financial, personnel, marketing, sales and public relations resources. These competitors may increase their commitments to our market in response to the growth of the Internet.

There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.

Our revenues and results of operations will be adversely affected if we do not compete successfully.


Market Acceptance -- Market acceptance of our industry is uncertain.

     Widespread market acceptance of the outsourcing of the design, development and maintenance of Internet-based applications to Internet professional services firms is uncertain. Many of our potential clients may ultimately decide to perform these services in-house. In-house personnel may have better access to both key client decision-makers and the information required to prepare proposals for such solutions. If independent providers of Internet professional services prove to be unreliable, ineffective or too expensive, or if software companies develop tools that are sufficiently user-friendly and cost-effective, companies may instead choose to design, develop or maintain their Internet-based applications internally. We will be materially adversely affected if the market for our services does not continue to develop or develops more slowly than we expect, or if our services are not accepted by the market.


Rapid Technological Change -- Our industry is characterized by rapid technological change, a pace which we may not be able to match.

     The market for Internet professional services is characterized by rapid technological change including:

     o changing client requirements and preferences

     o frequent new product and service introductions embodying new processes and technologies

     o evolving industry standards and practices

     These changes could render our existing service practices and methods out-of-date. Our success will depend, in large part, on our ability to:

     o improve on the performance and reliability of existing services

     o develop new services and solutions that address increasingly sophisticated and varied client needs

     o respond to technological advances

     o respond to emerging industry standards and practices

     o respond to the innovations of our competitors

If we do not respond effectively to these developments, our business, financial condition and results of operations would be materially adversely affected.


Decline in Internet Usage -- Lack of growth or decline in Internet usage could cause our business to suffer.

     We have derived all of our revenue from projects involving the Internet. Our business will be adversely affected if Internet usage does not continue to grow. Internet usage may not continue to grow because of inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service, among other reasons. On the other hand, if Internet usage grows too rapidly, the Internet infrastructure may not support the demands this growth will place on it. As a result, the Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

     We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

     o security

     o cost and ease of Internet access

     o intellectual property ownership

     o privacy

     o taxation

     o liability issues

Any costs we incur due to these factors would materially and adversely affect our business, financial condition and results of operations.


                         Risks Related to the Offering


Shares Eligible for Future Sale -- If our current stockholders sell additional shares of our common stock, our stock price may decline.

     The market price of our common stock could decline as a result of sales of a large number of shares in the market after this offering, or the perception that such sales could occur. This may make it more difficult for us to raise funds through future offerings of our common stock. The shares of our common stock that were outstanding on July 5, 1999 that are not sold in the offering will become eligible for sale without registration pursuant to Rule 144 or Rule 701 under the Securities Act as follows:

   o 1,732,041 shares are currently eligible for sale into the public market under Rule 144(k)

   o 8,223,953 shares will be eligible for sale under Rule 144 or Rule 701 beginning 90 days after the date of this prospectus

   o the remaining 3,403,452 shares of common stock will become eligible for sale from time to time after the date of this prospectus under Rule 144 upon expiration of their respective holding periods.

     Some holders of shares of our common stock and all the holders of our preferred stock outstanding immediately prior to the offering will also have registration rights relating to a total of 6,585,534 shares of our common stock, enabling them to require us to register their shares under the Securities Act for sale. In connection with the offering, our executive officers and directors and certain of our stockholders, who will hold a total of 12,214,767 shares outstanding after the offering, have agreed not to sell shares of our common stock for 180 days after the date of this prospectus without the consent of Lehman Brothers Inc.


Control Over U.S. Interactive -- The interests of our controlling stockholders may conflict with our interests and the interests of our other stockholders.

     Upon the consummation of the offering, six stockholders, including two former executive officers and Safeguard, collectively, will own approximately 46.5% of our outstanding common stock. Furthermore, if shareholders of Safeguard do not choose to subscribe for shares in the directed share subscription program, Safeguard will own approximately 21.7% of our outstanding common stock. If our controlling stockholders chose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. In addition, without the consent of these stockholders, we may be prevented from entering into transactions that could be beneficial to us. The interests of our controlling stockholders could conflict with the interests of our other stockholders.

Allocation of Net Proceeds -- The offering's net proceeds may be allocated in ways with which you and other stockholders may not agree.

     We have not determined how the majority of the proceeds of the offering will be spent. Our management may spend the offering's net proceeds in ways which you and our other stockholders may not agree. See "Use of Proceeds."


Dilution -- The total price investors will pay for our common stock in the offering will be much more than the value of our assets after subtracting our liabilities.

     The price you will pay for our common stock will be much more than the book value per share of our outstanding stock after the offering. In addition, investors in the offering will contribute 60.0% of the total amount paid by all investors in U.S. Interactive but will own only 24.0% of the shares outstanding.



Volatility of Stock Price -- Our common stock price is likely to be highly volatile.

     The public markets often experience extreme price and volume fluctuations. In some cases these fluctuations are unrelated to the operating performance of particular companies or industries. New issues and securities of Internet-related securities in particular are often subject to greater fluctuation than the stock markets in general. The trading prices of our common stock may fluctuate widely. This volatility may result from many events directly involving us, including our operating results, potential litigation, strategic relationship developments and analysts' statements. Volatility may also result from developments not directly involving us such as general economic, industry and market conditions and competitive developments. In particular, the market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We would incur substantial costs and experience a diversion of our management's attention and resources if we were the subject of securities class action litigation.


Anti-takeover Mechanisms -- Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

     Our certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock, and the board of directors has the power to determine these voting rights. In addition, Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire control of U.S. Interactive. The effect of these provisions of our certificate of incorporation and Delaware law provisions would likely discourage third parties from seeking to obtain control of U.S. Interactive.

                          FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

   o implementing our business strategy

   o managing our growth and employee costs

   o our business and growth strategies and other statements contained herein that are not historical facts

     When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify forward-looking statements. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including:

   o changes in general economic and business conditions and those in the Internet professional services market in particular

   o changes in Internet-related technologies

   o actions of competitors

   o the extent to which we are able to expand our business into new markets

   o our inability to effectively manage our growth

   o the level of demand for our services

   o changes in our business strategies

   o our inability to obtain financing when required

   o other factors discussed under the caption "Risk Factors"

                                USE OF PROCEEDS

     The estimated net proceeds to U.S. Interactive from the sale of the 4,423,712 shares of our common stock in this offering are estimated to be approximately $44.8 million. This is based on an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts, the management fee payable with respect to the directed share subscription program and estimated offering expenses payable by us. We will not receive any proceeds from the sale of our common stock by our selling stockholders.


     We intend to use approximately $10.0 million of the proceeds from the offering for equipment, software and the expansion of our facilities. We intend to use the balance of the net proceeds to repay the outstanding balance under our revolving credit agreement and a term loan with a commercial bank and for general corporate purposes. In addition, we may use a portion of the net proceeds from this offering for acquisitions. We currently are not, however, engaged in any negotiations regarding any acquisition, nor have we entered into any letters of intent. Pending such uses, we will invest the net proceeds of this offering in short-term, investment grade securities. The outstanding balance under our revolving credit agreement was $1.1 million on July 1, 1999. Borrowings under the revolving credit agreement bear interest at variable rates which averaged 9.25% at July 1, 1999. We may reborrow amounts under our revolving credit agreement, which will be available for future borrowings through June 30, 2000. The term loan matures on July 1, 2003, bears interest at a rate of 9.75% and had an outstanding balance of $1.2 million as of July 1, 1999.


                                DIVIDEND POLICY

     We have not paid cash dividends on our common stock. We do not currently anticipate paying any cash dividends, as we currently intend to retain all future earnings to fund the development and growth of our business. Future decisions regarding cash dividends on our common stock will be made by our board of directors. These decisions will depend on our results of operations, financial position, capital requirements, general business conditions and restrictions imposed by any financing arrangements. Our revolving credit agreement currently prohibits the payment of dividends.

                                CAPITALIZATION

   The following table sets forth:

   o our actual total capitalization as of March 31, 1999
   o our pro forma capitalization that gives effect to the conversion of all shares of preferred stock into common stock which will automatically occur upon the consummation of this offering

   o our pro forma as adjusted capitalization to give effect to the sale of 4,423,712 shares of common stock by us pursuant to this offering and the application of the estimated net proceeds of approximately $44.8 million. You should read this information together with the consolidated financial statements and notes to those consolidated financial statements appearing elsewhere in this prospectus.

                                                                                   As of March 31, 1999
                                                                          ---------------------------------------
                                                                                                       Pro Forma,
                                                                                            Pro            As
                                                                             Actual        Forma        Adjusted
                                                                          -----------   -----------   -----------
                                                                                      (in thousands)
Long-term debt and capital lease obligations, current portion .........    $     462     $     462     $     162
                                                                           =========     =========     =========
Long-term debt and capital lease obligations, net of current
 portion ..............................................................        1,113         1,113           213
                                                                           ---------     ---------     ---------
Series A mandatorily redeemable convertible preferred stock, par value $0.001 per share; 1,573,533 shares authorized,
 1,384,709 issued and outstanding -- actual; no shares issued
 and outstanding -- pro forma and pro forma as adjusted ...............        4,113            --            --
Series B mandatorily redeemable convertible preferred stock, par value $0.001 per share; 1,052,632 shares authorized;
 1,021,053 shares issued and outstanding -- actual; no shares issued and outstanding -- pro forma and pro forma as
 adjusted .............................................................        1,160            --            --
Series C mandatorily redeemable convertible preferred stock, par value $0.001 per share; 595,706 shares authorized;
 595,706 issued and outstanding -- actual; no shares issued
 and outstanding -- pro forma and pro forma as adjusted ...............        1,045            --            --
Series D mandatorily redeemable convertible preferred stock, par value $0.001 per share; 2,339,628 shares authorized;
 2,339,628 issued and outstanding -- actual; no shares issued
 and outstanding -- pro forma and pro forma as adjusted ...............       11,349            --            --
Stockholders' equity (deficit):
Preferred stock, $.001 par value, per share; 15,000,000 shares authorized, 5,341,096 shares issued and outstanding as series
 A, series B, series C and series D -- actual; no shares issued and outstanding pro forma and pro forma, as adjusted .................
Common stock, par value $.001 per share; 90,000,000 shares
 authorized, 10,074,699 shares issued of which 9,035,388 are outstanding -- actual; 15,415,795 shares issued of which
 14,376,484 are outstanding -- pro forma; and 19,839,507
 shares issued of which 18,800,196 shares are outstanding --
 pro forma, as adjusted ...............................................           10            15            19
Additional paid-in capital ............................................       16,871        34,533        79,292
Deferred stock compensation ...........................................       (1,346)       (1,346)       (1,346)
Treasury stock; 1,039,311 shares, at cost .............................       (4,812)       (4,812)       (4,812)
Accumulated deficit ...................................................      (12,751)      (12,751)      (12,751)
                                                                           ---------     ---------     ---------
   Total stockholders' (deficit) equity ...............................       (2,028)       15,639        60,402
                                                                           ---------     ---------     ---------
   Total capitalization ...............................................    $  16,752     $  16,752     $  60,615
                                                                           =========     =========     =========


   The foregoing table excludes as of July 5, 1999:


   o 2,798,772 shares of common stock issuable upon the exercise of outstanding warrants and stock options at a weighted average exercise price of $5.14 per share

   o 3,001,950 shares of common stock reserved for future grant under our stock option plans
   o 70,000 shares of common stock issuable upon the exercise of a warrant outstanding at July 5, 1999 at an exercise price of $3.50 per share

                                   DILUTION

     Our pro forma net tangible book value at March 31, 1999 was $2.5 million, or $.17 per share, after giving effect to the conversion of all shares of convertible preferred stock into common stock which will automatically occur upon the completion of this offering. Pro forma net tangible book value per share represents the amount of our stockholders' equity less intangible assets divided by the total number of shares of common stock outstanding on a pro forma basis after giving effect to the conversion of all shares of convertible preferred stock into common stock.

     Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. Our pro forma net tangible book value as of March 31, 1999 would have been $47.3 million, or $2.52 per share after:

   o giving effect to our sale of 4,423,712 shares of common stock offered by this prospectus at the assumed initial public offering price of $11.00 per share

   o deducting underwriting discounts, the management fee payable with respect to the directed share subscription program and estimated offering expenses

   o giving effect to the conversion of 5,341,096 shares of outstanding convertible preferred stock which will automatically occur upon completion of this offering.

     This represents an immediate increase in pro forma net tangible book value of $2.35 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.48 per share to new investors purchasing shares at the assumed initial public offering price.


     The following table illustrates this per share dilution:



Assumed initial offering price per share .................................                   $  11.00
Pro forma net tangible book value per share as of March 31, 1999 .........   $  0.17
Increase per share attributable to new investors .........................   $  2.35
                                                                             -------
Pro forma net tangible book value per share after this offering ..........                   $   2.52
                                                                                             --------
Net tangible book value dilution per share to new investors ..............                   $   8.48
                                                                                             ========

     The following table sets forth, as of March 31, 1999, the difference between the number of shares of common stock purchased from U.S. Interactive, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors at the assumed initial public offering price of $11.00 per share for shares purchased in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses:


                                      Shares Purchased          Total Consideration
                                  ------------------------   --------------------------
                                                                                           Average Price
                                     Number       Percent        Amount        Percent       Per Share
                                  ------------   ---------   --------------   ---------   --------------
Existing stockholders .........   14,376,484         76%      $32,203,324        40%       $   2.24
New investors .................    4,423,712         24        48,660,832        60        $  11.00
                                  ----------         --       -----------        ---        --------
   Total ......................   18,800,196        100%      $80,864,156        100%
                                  ==========        ===       ===========        ===


     The foregoing tables exclude 2,868,772 shares of common stock issuable upon exercise of an outstanding warrant and outstanding stock options at a weighted average exercise price of $5.10 per share. These tables also exclude 3,001,950 shares reserved for future grants under our stock option plans. The exercise of the outstanding warrant and stock options will cause further dilution to new investors.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our consolidated financial statements, which have been audited by KPMG LLP, independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995, and the balance sheet data as of December 31, 1995 and 1996 have been derived from our audited financial statements that are not included in this prospectus. The consolidated statement of operations data for the period from May 1, 1994 (inception), to December 31, 1994, and the consolidated balance sheet data as of December 31, 1994 have been derived from our unaudited consolidated financial statements not included in this prospectus. The consolidated financial data set forth below for each of the three-month periods ended March 31, 1998 and 1999, and the consolidated balance sheet data at March 31, 1999 were derived from unaudited consolidated financial statements prepared by us and are included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and the unaudited pro forma combined statements of operations.

     The unaudited pro forma consolidated statements of operations data for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the effects of the Digital Evolution merger, as if the transaction had occurred on January 1, 1998.

                     SELECTED CONSOLIDATED FINANCIAL DATA




                                 May 1, 1994
                               (inception) to
                                December 31,                 Year Ended December 31,
                              ----------------  --------------------------------------------------
                                    1994           1995         1996         1997         1998
                              ----------------  ----------  -----------  -----------  ------------
                                 (Unaudited)
                                             (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue ....................       $   200        $ 935       $ 1,950      $ 6,061      $ 13,636
Operating costs and
 expenses:
 Project personnel and
  related expenses .........           177          544           945        2,841         7,405
 Management and
  administrative ...........            17          316         1,012        2,196         7,876
 Marketing and sales .......            --            5           277        1,013         2,054
 Depreciation and
  amortization .............             6           17            61          269         4,592
                                   -------        ------      -------      -------      --------
   Total operating
     expenses ..............           200          882         2,295        6,319        21,927
                                   -------        ------      -------      -------      --------
Income (loss) from
 operations ................            --           53          (345)        (258)       (8,291)
Other income (expense),
 net .......................            --             (2)        235          (32)         (152)
                                   -------        --------    -------      -------      --------
Income (loss) before
 income tax expense ........            --           51          (110)        (290)       (8,443)
Income tax expense .........            --           13            19           --            --
                                   -------        -------     -------      -------      --------
Net income (loss) ..........            --           38          (129)        (290)       (8,443)
Accretion of mandatorily
 redeemable preferred
 stock to redemption
 value .....................            --           --            --           --          (625)
                                   -------        -------     -------      -------      --------
Net income (loss)
 attributable to common
 stockholders ..............       $    --        $  38       $  (129)     $  (290)     $ (9,068)
                                   =======        =======     =======      =======      ========
Net income (loss) per
 common share:
Basic and diluted ..........       $    --        $  .01     $   (.03)    $   (.06)    $   (1.36)
                                   =======        =======    ========     ========     =========
Weighted average shares
 outstanding used in the
 basic and diluted per
 common share
 calculation ...............         2,813        2,813         4,486        4,737         6,670


                                Year Ended               Three Months Ended
                               December 31,            March 31, (Unaudited)
                              --------------  ----------------------------------------
                                   1998           1998           1998          1999
                              --------------  ------------  -------------  -----------
                                (Pro Forma)     (Actual)     (Pro Forma)     (Actual)
                                       (in thousands, except per share data)
Consolidated Statements
 of Operations Data:
Revenue ....................    $  16,446        $2,378       $  4,178      $  6,123
Operating costs and
 expenses:
 Project personnel and
  related expenses .........        9,995        1,249           2,656         3,071
 Management and
  administrative ...........        9,653          690           1,507         2,683
 Marketing and sales .......        2,392          351             500           723
 Depreciation and
  amortization .............        8,704           91           2,141         2,496
                                ---------        ------       --------      --------
   Total operating
     expenses ..............       30,744        2,381           6,804         8,973
                                ---------        ------       --------      --------
Income (loss) from
 operations ................      (14,298)            (3)       (2,626)       (2,850)
Other income (expense),
 net .......................         (149)         (17)            (14)          (92)
                                ---------        -------      --------      --------
Income (loss) before
 income tax expense ........      (14,447)         (20)         (2,640)       (2,942)
Income tax expense .........           --           --              --            --
                                ---------        -------      --------      --------
Net income (loss) ..........      (14,447)         (20)         (2,640)       (2,942)
Accretion of mandatorily
 redeemable preferred
 stock to redemption
 value .....................         (852)          --            (103)         (374)
                                ---------        -------      --------      --------
Net income (loss)
 attributable to common
 stockholders ..............    $ (15,299)       $ (20)       $ (2,743)     $ (3,316)
                                =========        =======      ========      ========
Net income (loss) per
 common share:
Basic and diluted ..........    $   (1.73)       $  --        $   (.30)     $   (.40)
                                =========        =======      ========      ========
Weighted average shares
 outstanding used in the
 basic and diluted per
 common share
 calculation ...............        8,862        4,737           9,121         8,249

                                                               December 31,
                                          -------------------------------------------------------
                                               1994       1995      1996       1997       1998
                                          -------------  ------  ---------  ---------  ----------
                                           (Unaudited)
                                                              (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents ..............       $99        $ 13    $   594    $   786    $  3,698
Working capital ........................        96         105        747        701       1,916
Total assets ...........................        99         238      1,770      4,122      22,262
Mandatorily redeemable
 convertible preferred stock ...........        --          --         --         --      17,293
Total stockholders' equity (deficit)            --          73      1,111      1,795      (1,820)

                                                        March 31,
                                          -------------------------------------
                                                    1999 (Unaudited)
                                          -------------------------------------
                                                                    Pro Forma,
                                            Actual     Pro Forma    As Adjusted
                                          ----------  -----------  ------------
                                                     (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents ..............   $  2,327     $ 2,327       $44,816
Working capital ........................      1,596       1,596        45,460
Total assets ...........................     25,464      25,464        67,953
Mandatorily redeemable
 convertible preferred stock ...........     17,667          --            --
Total stockholders' equity (deficit)         (2,028)     15,639        60,402

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated financial statements and the notes to those financial statements elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with our expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.


Overview

     Revenue. Our revenue is derived from fixed-fee or time and materials contracts. Revenue under fixed-fee arrangements is recognized on the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Fees and expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed to date. These amounts are recorded as an asset. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned. These amounts are recorded as a liability. Revenues exclude reimbursable expenses charged to clients. Losses on projects in progress are recognized when known.

     Approximately 75% of our revenue for the six months ended June 30, 1999, was derived from fixed-fee arrangements. The percentage of our revenue that is derived from fixed-fee arrangements may increase in the future. Substantially all of our client projects may be terminated early by the client without penalty.

     Cost Structure. The largest portion of our costs consists of employee-related expenses for our project personnel and other direct costs, such as third-party vendor costs. The remainder of our costs are associated with the development of our business and the support of our project personnel, such as marketing and sales, and management and administrative support. Marketing and sales consists primarily of personnel costs and commissions as well as the costs associated with our development and maintenance of our marketing materials and programs. Management and administrative expense consists primarily of the costs associated with:

     o operations

     o finance

     o human resources

     o information systems

     o facilities

     o other administrative support for project personnel

     We regularly review our fees for services, compensation and overhead costs in an effort to remain competitive within our industry. In addition, we monitor the progress of client projects with client senior management from time to time. Monitoring the costs and progress associated with each project is aided by our intranet-based project management systems. We manage the activities of our service delivery personnel by monitoring project schedules closely and staffing requirements for new projects. Most of our client projects can, and may in the future, be terminated by the client without penalty. As a result, an unanticipated termination of a client project could require us to maintain underutilized employees, resulting in a higher than expected percentage and number of inactive professionals. While we intend to adjust our professional staff to reflect our active projects, we must maintain a sufficient number of senior professionals to oversee existing and anticipated client projects and participate with our sales efforts to secure new client projects.

     Variability of Operating Results. Our operating results have fluctuated from quarter to quarter and may continue to fluctuate in the future. These fluctuations may be significant. It is difficult for us to forecast accurately the frequency and duration of our projects. We incur expenses, which are mainly fixed expenses, based on our expectations concerning the costs of our future projects. We may not be able to adjust our spending in a timely manner to compensate for any shortfall in our projected revenues. In the event of such a shortfall, our expenses as a percentage of our revenue would increase. We also have experienced seasonality with respect to our revenues that has resulted in lower revenue during summer, year-end vacation and holiday periods. Our quarterly operating results may not meet the expectations of analysts or investors. This may cause a decline in the market price of our common stock.
     In July 1998, we completed the Digital Evolution merger which resulted in issuances of 4,383,954 shares of common stock and 1,573,533 shares of series A preferred stock to the shareholders of Digital Evolution. Prior to the merger, Digital Evolution was an Internet professional services firm. The Digital Evolution merger has been accounted for using the purchase method of accounting. Of the total value of the consideration paid of $17.0 million, $872,000 has been allocated to the fair value of the net tangible assets acquired and liabilities assumed, and $16.1 million has been allocated to goodwill and other intangible assets, which will be amortized over a two-year period. The annual amortization expense associated with this goodwill and other intangible assets is approximately $8.0 million. The results of operations of Digital Evolution have been consolidated with our results of operations since July 1, 1998.

     In March 1999, we acquired the business of InVenGen, a regional Internet professional services firm specializing in network services, e-commerce security and technology infrastructures. We issued 584,800 shares of our common stock in this acquisition having an estimated fair market value of $2.9 million. The acquisition was accounted for using the purchase method of accounting.


     Recent Net Losses. Our revenue was $13.7 million for the six months ended June 30, 1999 compared to $4.9 million for the six months ended June 30, 1998 and $7.7 million on a pro forma basis for the six months ended June 30, 1998.
We attribute our revenue growth to sevices delivered to new clients, additional projects for existing clients and larger average project sizes. Our net loss was $6.8 million for the six months ended June 30, 1999 compared to $723,000 for the six months ended June 30, 1998 and $5.4 million for the six months ended June 30, 1998 on a pro forma basis. Our net loss per share was $.78 for the six months ended June 30, 1999 compared to $.15 for the six months ended June 30, 1998 and $.59 for the six months ended June 30, 1998 on a pro forma basis. Weighted average shares outstanding used in calculated net loss per share were 8,722,813 at June 30, 1999, 4,736,842 at June 30, 1998 and 9,120,796 at June 30,
1998 on a pro forma basis. We primarily attribute our increased net losses to higher project personnel and related expenses, management and administrative expenses and depreciation and amortization expenses.


Results of Operations

     The following table sets forth, as a percentage of revenue, our statement of operations for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999. The results of operations for the three months ended March 31, 1998 is presented on a pro forma basis to reflect the Digital Evolution merger as if this merger had occurred on January 1, 1998.

                                                                                                     Three Months
                                                            Year Ended December 31,           Ended March 31, (Unaudited)
                                                    ---------------------------------------   ---------------------------
                                                        1996          1997          1998           1998           1999
                                                    -----------   -----------   -----------   -------------   -----------
                                                                                               (Pro Forma)      (Actual)
Statement of Operations Data:
Revenue .........................................      100%          100%           100%           100%           100%
Operating costs and expenses:
 Project personnel and related expenses .........       49            47             54             64             50
 Management and administrative ..................       52            36             58             36             44
 Marketing and sales ............................       14            17             15             12             12
 Depreciation and amortization ..................        3             4             34             51             41
                                                       ---           ---            ---            ---            ---
   Total operating expenses .....................      118           104            161            163            147
                                                       ---           ---            ---            ---            ---
Operating loss ..................................      (18)           (4)           (61)           (63)           (47)
Other income (expense), net .....................       12            (1)            (1)            --               (1)
                                                       ---           -----          ----           ---            ----
Loss before income tax expense ..................       (6)           (5)           (62)           (63)           (48)
Income tax expense ..............................       (1)           --             --             --             --
                                                       -----         -----          -----          ---            -----
Net loss ........................................       (7)           (5)           (62)           (63)           (48)
Accretion of mandatorily redeemable
 preferred stock to redemption value ............       --            --             (5)            (3)            (6)
                                                       -----         -----          -----          -----          -----
Net loss attributable to common
 stockholders ...................................       (7)%          (5)%          (67)%          (66)%          (54)%
                                                       =====         =====          =====          =====          =====

Actual Three Months Ended March 31, 1999 Compared to Pro Forma Three Months Ended March 31, 1998


     Revenue. Revenue increased $1.9 million, or 45%, to $6.1 million for the three months ended March 31, 1999, from $4.2 million for the three months ended March 31, 1998. This growth is attributable to services delivered to new clients, additional projects for existing clients and larger average project sizes. Approximately 74% of the increase was attributable to 69 new clients and 26% was attributable to overall increases in project sizes.


     Project Personnel and Related Expenses. Project personnel and related expenses consist primarily of payroll, associated taxes, employee benefits and any third-party fees incurred in the delivery of our services. These costs increased $400,000, or 15%, to $3.1 million for the three months ended March 31, 1999, from $2.7 million for the three months ended March 31, 1998. The increase was primarily attributable to the hiring of additional project personnel associated with the increased demand for our services. Headcount for project personnel as of March 31, 1999 was 155 compared with 117 as of March 31, 1998. As a percentage of revenue, project personnel and related expenses were 50% for the three months ended March 31, 1999 and 64% for the three months ended March 31, 1998.


     Management and Administrative. Management and administrative increased $1.2 million, or 80%, to $2.7 million for the three months ended March 31, 1999, from $1.5 million for the three months ended March 31, 1998. The increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of office facilities and the increased costs of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expense increased $500,000 for the three months ended March 31, 1999, from $200,000 for the three months ended March 31, 1998. Management and administrative headcount increased to 51 as of March 31, 1999 from 32 as of March 31, 1998.

The increases in office rent and personnel accounted for 50% and 22% of the overall increase. As a percentage of revenue, management and administrative was 44% for the three months ended March 31, 1999 and 36% for the three months ended March 31, 1998.

     Marketing and Sales. Marketing and sales increased $223,000, or 45%, to $723,000 for the three months ended March 31, 1999, from $500,000 for the three months ended March 31, 1998. The increase was attributable to our investment in our marketing and sales programs, primarily related to the hiring of nine new business development and marketing personnel and the implementation and continuance of other marketing programs. As a percentage of revenue, marketing and sales was 12% for the three months ended March 31, 1999 and 12% for the three months ended March 31, 1998.

     Depreciation and Amortization. Depreciation and amortization increased $400,000 to $2.5 million for the three months ended March 31, 1999, from $2.1 million for the three months ended March 31, 1998. The increase is attributable to capital expenditures for new equipment and leasehold improvements. Approximately $2.0 million of amortization expense in each period is associated with the goodwill and other intangible assets of $16.1 million recorded in connection with the Digital Evolution merger. This amount is being amortized over a two-year period.

     Other Income (Expense). Other expense increased by $78,000 to $92,000 for the three months ended March 31, 1999, from $14,000 for the three months ended March 31, 1998. The increase is primarily attributable to increased borrowings under our bank line of credit and interest incurred under our term loan partially offset by an increase in interest income. The average aggregate balance outstanding on our line of credit and our term loan was $2.8 million during the three months ended March 31, 1999, as compared to $268,000 during the three months ended March 31, 1998. Interest expense under these facilities was $52,000 for the three months ended March 31, 1999 and $7,000 for the three months ended March 31, 1998.

     Income Tax Expense. As a result of our losses, we had no income tax expense for either the three months ended March 31, 1999 or the three months ended March 31, 1998. As of March 31, 1999 we had approximately $7.9 million and $6.8 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. The federal net operating loss carryforwards will expire between 2010 and 2018, if not utilized. The state net operating loss carryforwards will expire through the year 2013, if not utilized.

     Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to our prior and current equity transactions, our net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period.


1998 Compared to 1997

     Revenue. Revenue increased by $7.5 million, or 123%, to $13.6 million for the year ended December 31, 1998, from $6.1 million for the year ended December 31, 1997. The increase is primarily attributable to the Digital Evolution merger as well as an increase in the volume of services delivered to new clients and additional work delivered for existing clients. Approximately 23% of the increase was attributable to the Digital Evolution client base and 77% was attributable to overall increases in project sizes.

     Project Personnel and Related Expenses. Project personnel and related expenses increased by $4.6 million, or 164%, to $7.4 million for the year ended December 31, 1998 from $2.8 million for the year ended December 31, 1997. The absolute increase was attributable to the hiring of additional project personnel associated with the increase in the volume of services delivered to clients. Direct salary expense increased $4.2 million as a result of 58 new hires and overall increases in compensation expense. As a percentage of revenue, project personnel and related expenses were 54% for the year ended December 31, 1998 and 47% for the year ended December 31, 1997.

     Management and Administrative. Management and administrative increased $5.7 million, or 259%, to $7.9 million for the year ended December 31, 1998, from $2.2 million for the year ended December 31, 1997. The absolute increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of some of our office facilities and the increased cost of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Office rent expense increased to $1.1 million for the year ended December 31, 1998 from $213,000 for the year ended December 31, 1997. Headcount for management and administrative staff increased to 36 from 19. As a percentage of revenue, management and administrative was 58% for the year ended December 31, 1998 and 36% for the year ended December 31, 1997.

     Marketing and Sales. Marketing and sales increased by $1.1 million, or 110%, to $2.1 million for the year ended December 31, 1998, from $1.0 million for the year ended December 31, 1997. The absolute increase in these expenses was attributable to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Total marketing and sales personnel headcount was 16 as of December 31, 1998, compared to nine as of December 31, 1997. As a percentage of revenue, marketing and sales were 15% for the year ended December 31, 1998, and 17% for the year ended December 31, 1997.

     Depreciation and Amortization. Depreciation and amortization increased by $4.3 million to $4.6 million for the year ended December 31, 1998, from $269,000 for the year ended December 31, 1997. The increase was primarily due to amortization expense of $4.0 million associated with the Digital Evolution merger which was effective July 2, 1998. The remaining amount of depreciation was related to increased investments in furniture and equipment in prior years.


     Other Income (Expense). Other expense increased by $120,000 to $152,000 for the year ended December 31, 1998, from $32,000 for the year ended December 31, 1997. The increase is primarily attributable to increased borrowings under our bank line of credit, partially offset by an increase in interest income. Interest expense related to these borrowings was $93,000 for the year ended December 31, 1998 and $25,000 for the year ended December 31, 1997.

     Income Tax Expense. As a result of our losses, we had no income tax expense. As of December 31, 1998 we had approximately $7.1 million and $5.9 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income.


1997 Compared to 1996

     Revenue. Revenue increased by $4.1 million, or 205%, to $6.1 million for the year ended December 31, 1997, from $2.0 million for the year ended December 31, 1996. This reflected an increase in the volume of services delivered to new clients, additional projects for existing clients and larger average project sizes.

     Project Personnel and Related Expenses. Project personnel and related expenses increased by $1.9 million, or 201%, to $2.8 million for the year ended December 31, 1997, from $945,000 for the year ended December 31, 1996. The absolute increase was attributable to the hiring of 24 additional project personnel associated with the increase in service revenue generated by us. As a percentage of revenue, project personnel and related expense was 47% for the year ended December 31, 1997 and 49% for the year ended December 31, 1996.

     Management and Administrative. Management and administrative increased by $1.2 million, or 120%, to $2.2 million for the year ended December 31, 1997, from $1.0 million for the year ended December 31, 1996. The absolute increase was primarily attributable to expenses incurred to accommodate our current and anticipated growth, including the expansion of our office facilities and the increased costs of management and administrative personnel and other general operating expenses in the areas of accounting, human resources and general operations. Total management and administrative personnel increased by 10 to 19 as of December 31, 1997. As a percentage of revenue, management and administrative was 36% for the year ended December 31, 1997 and 52% for the year ended December 31, 1996.

     Marketing and Sales. Marketing and sales increased by $723,000, or 261%, to $1.0 million for the year ended December 31, 1997, from $277,000 for the year ended December 31, 1996. The absolute and percentage increases were attributable to the hiring of business development and marketing personnel, increased public relations activities and the implementation and continuance of our marketing programs. Marketing and sales personnel headcount increased by seven to nine as of December 31, 1997. As a percentage of revenue, marketing and sales expense was 17% for the year ended December 31, 1997 and 14% for the year ended December 31, 1996.

     Depreciation and Amortization. Depreciation and amortization increased by $208,000, or 341%, to $269,000 for the year ended December 31, 1997, from $61,000 for the year ended December 31, 1996. The increase was primarily due to amortization expense associated with an acquisition of an Internet professional services firm that we completed in May 1997, and the increase in certain capitalized equipment and leasehold improvements related to our expansion of our facilities. The expansion of our facilities was required by the increase in personnel related to our growth.

     Other Income (Expense). Other income principally related to the recognition of a gain on the sale of an investment of $225,000. This gain resulted from the May 1996 sale of our interest in a firm that provided Internet advertising representation services.

     Income Tax Expense. As a result of our losses, we had no federal income tax expense. State income tax expense were $19,000 for the year ended December 31, 1996.


Our Unaudited Quarterly Operating Results

     The following table presents our unaudited historical quarterly statement of operations. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly such quarterly information. The operating results for any quarter are not necessarily indicative of results for any subsequent period.

     The results of operations of Digital Evolution have been consolidated with our results since the beginning of the quarter ended September 30, 1998.

                                                                  Three Months Ended
                                                -------------------------------------------------------
                                                  Jun. 30,      Sept. 30,      Dec. 31,      Mar. 31,
                                                    1997           1997          1997          1998
                                                ------------  -------------  ------------  ------------
Statement of Operations Data:                                  (in thousands, unaudited)
Revenue ......................................    $1,186        $1,618         $2,287       $2,378
Operating costs and expenses:
 Project personnel and related expenses              646           774            937        1,249
 Management and administrative ...............       507           580            683          690
 Marketing and sales .........................       202           306            358          351
 Depreciation and amortization ...............        64            69             91           91
                                                 -------        ------         ------        ------
  Total operating expenses ...................     1,419         1,729          2,069        2,381
                                                 -------        ------         ------        ------
Income (loss) from operations ................      (233)         (111)           218           (3)
Other income (expense), net ..................        (8)          (11)           (14)         (17)
                                                 -------        ------         ------        ------
Net income (loss) ............................      (241)         (122)           204          (20)
Accretion of mandatorily redeemable
 preferred stock to redemption value .........        --            --             --           --
                                                 -------        ------         ------        ------
Net income (loss) attributable to
 common stockholders .........................    $ (241)        $ (122)        $ 204         $ (20)
                                                 ========        ======        ======        ======
As a Percentage of Revenue:
Revenue ......................................       100%          100%           100%         100%
Operating costs and expenses:
 Project personnel and related expenses               54            48             41           52
 Management and administrative ...............        43            36             30           29
 Marketing and sales .........................        17            19             15           15
 Depreciation and amortization ...............         5             4              4            4
                                                 -------        ------         ------        ------
  Total operating expenses ...................       119           107             90          100
                                                 -------        ------         ------        ------
Income (loss) from operations ................       (19)           (7)            10           --
Other income (expense), net ..................        (1)           (1)            (1)          (1)
                                                 -------        ------         ------        ------
Net income (loss) ............................       (20)           (8)             9           (1)
Accretion of mandatorily redeemable
 preferred stock to redemption value .........        --            --             --           --
                                                 -------        ------         ------        ------
Net income (loss) attributable to
 common stockholders .........................       (20)%          (8)%            9%           (1)%
                                                 ========       =======        =======       ======

                                                                     Three Months Ended
                                                -------------------------------------------------------------
                                                   Jun. 30,       Sept. 30,       Dec. 31,        Mar. 31,
                                                     1998           1998            1998            1999
                                                -------------  --------------  --------------  --------------
Statement of Operations Data:                                     (in thousands, unaudited)
Revenue ......................................     $2,546         $ 4,554         $ 4,158         $ 6,123
Operating costs and expenses:
 Project personnel and related expenses             1,424           2,412           2,320           3,071
 Management and administrative ...............      1,200           2,747           3,239           2,683
 Marketing and sales .........................        490             623             590             723
 Depreciation and amortization ...............        123           2,181           2,197           2,496
                                                   ------         -------         -------         -------
  Total operating expenses ...................      3,237           7,963           8,346           8,973
                                                   ------         -------         -------         -------
Income (loss) from operations ................       (691)         (3,409)         (4,188)         (2,850)
Other income (expense), net ..................        (12)            (76)            (47)            (92)
                                                   ------         -------         -------         -------
Net income (loss) ............................       (703)         (3,485)         (4,235)         (2,942)
Accretion of mandatorily redeemable
 preferred stock to redemption value .........         --            (251)           (374)           (374)
                                                   ------         -------         -------         -------
Net income (loss) attributable to
 common stockholders .........................     $ (703)        $(3,736)        $(4,609)        $(3,316)
                                                   ======         =======         =======         =======
As a Percentage of Revenue:
Revenue ......................................        100%            100%            100%            100%
Operating costs and expenses:
 Project personnel and related expenses                56              53              56              50
 Management and administrative ...............         47              60              78              44
 Marketing and sales .........................         19              14              14              12
 Depreciation and amortization ...............          5              48              53              41
                                                   ------         -------         -------         -------
  Total operating expenses ...................        127             175             201             147
                                                   ------         -------         -------         -------
Income (loss) from operations ................        (27)            (75)           (101)            (47)
Other income (expense), net ..................         (1)             (2)             (1)             (1)
                                                   ------         -------         -------         -------
Net income (loss) ............................        (28)            (77)           (102)            (48)
Accretion of mandatorily redeemable
 preferred stock to redemption value .........         --              (5)             (9)             (6)
                                                   ------         -------         -------         -------
Net income (loss) attributable to
 common stockholders .........................        (28)%           (82)%          (111)%           (54)%
                                                  =======         =======         =======         =======

Liquidity and Capital Resources

     Since inception, we have financed our operations primarily from sales of preferred stock and borrowings under a line of credit and a term loan from a commercial bank. To date, we have raised approximately $12.7 million, net of offering expenses, through the sale of our preferred stock. At March 31, 1999, we had approximately $2.3 million in cash and cash equivalents.

     Net cash used in operating activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999, was $208,000, $23,000, $3.4 million, $446,000 and $1.2 million, respectively. Cash used in operating activities in each of these periods was primarily the result of net losses, adjusted for non-cash items primarily related to depreciation and amortization, increases in accounts receivable and fees and expenditures in excess of billings, partially offset by increases in accounts payable and accrued expenses.

     Net cash used in investing activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 was $255,000, $612,000, $649,000, $118,000 and $270,000, respectively. Cash used in investing activities in each period consisted primarily of purchases of furniture and equipment and, to a lesser extent in 1997, the acquisition of an Internet professional services firm.

     Net cash provided by financing activities for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 was $1.0 million, $827,000, $7.0 million, $447,000 and $62,000, respectively. In
1996 and 1997, the cash provided by financing activities was almost entirely from the sale of our preferred stock. In 1998, the cash provided by our financing activities was from the sale of our preferred stock and borrowings under our credit facility, offset by our repurchase of common stock and preferred stock from certain of our stockholders.

     As of March 31, 1999, our principal commitments consisted of obligations under equipment leases and notes payable that funded our purchases of furniture and equipment. The equipment leasing arrangements consist primarily of U.S. Interactive paying rental fees to third party leasing providers at interest rates between 9% and 10.5%. Although we have no material commitments for capital expenditures, we anticipate an increase in our capital expenditures consistent with anticipated growth in our operations, infrastructure and personnel.

     As of July 1, 1999, U.S. Interactive had a $3.3 million line of credit and a $1.2 million term loan with a commercial bank. The line of credit and the term loan are secured by substantially all of our assets. Under the terms of the line of credit, borrowings are subject to a limit of 75% of eligible accounts, as defined in the line of credit. The line of credit bears interest at a rate of prime plus 1.25% (9.25% at July 1, 1999). There was $1.1 million outstanding and $1.6 million available under the line of credit as of July 1, 1999. The term loan matures on July 1, 2003. The term loan bears interest at a rate of prime plus 1.75% (9.75% at July 1, 1999) and had $1.2 million outstanding as of July 1, 1999. The commercial bank waived our non-compliance with our financial covenants under the line of credit and the term loan as of March 31, 1999. In June 1999, the commercial bank extended the expiration date of the line of credit to June 30, 2000 and amended the financial covenants.

     We believe that the net proceeds from this offering, combined with current cash balances and borrowings available under our credit facilities, will be sufficient to fund our requirements for working capital and capital expenditures for at least the next 24 months. Thereafter we may sell additional equity or debt securities or seek additional credit facilities. Sales of additional equity or convertible debt securities would result in additional dilution to our stockholders. We may need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. Additional financing, if any, may not be available on satisfactory terms.


Year 2000

     Background. Many computer systems and applications currently use two-digit fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize, or properly treat, the year 2000 may cause systems to process financial and operational information incorrectly, resulting in system failures and other business problems.

     Risk Factors. We may experience operations interruptions because of year 2000 problems. Clients' and potential clients' purchasing patterns may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. Also, we may experience operations difficulties caused by undetected errors or defects in the technology we use in our internal systems. We may also become involved in disputes regarding year 2000 problems involving solutions we developed or implemented or the interaction of our Internet solutions with other applications for our clients. Year 2000 problems could require us to incur delays and unanticipated expenses. We have formulated an approach to address our exposure to these risk factors.

     Approach. We are assessing the impact of the year 2000 issue on our current and future client projects and internal information systems. We have performed a preliminary assessment of the year 2000 readiness of our internal information systems, including the hardware and software we use to provide and deliver our Internet solutions. We have engaged a consulting firm to further assess the year 2000 readiness of our internal software and information systems. Currently, we expect the consulting firm to provide us with the results of their assessment in the third quarter of 1999. We plan to perform a year 2000 simulation on our software and information systems during the third quarter of 1999. Based on the results, we will revise our internal software and systems as necessary. Based on our preliminary assessment, we do not anticipate any requirement for material modification.

     We have identified and will require all vendors who provide material hardware or software for our information systems to provide assurances of their year 2000 compliance. We have also identified and will seek assurances of year 2000 compliance from our material non-information technology providers. We plan to complete this process during the third quarter of 1999. Until our testing is complete and all of our material vendors and providers are contacted, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

     We also performed a preliminary assessment of the impact of the year 2000 issue involving solutions we have developed or implemented for our clients. Our consulting firm is also further assessing this impact. From this evaluation, we expect to perform certain year 2000 simulation tests on the solutions we developed for our clients.

     Status. Our testing to date has included our major infrastructure items, hardware platforms and operating systems in our offices. Desktop computing, servers, switching and routing platforms have been inventoried, with only minor modifications required to the network and routing platforms.

     We have largely completed the implementation of year 2000 compliant internal computer applications for our main financial and internal management information systems.

     Cost. Based on the work done to date, we expect the cost for work, material and upgrades needed to complete our year 2000 process will not exceed approximately $400,000. This includes the cost of upgrades, software modification and related consulting fees.

     Contingency Plans. As discussed above, we are engaged in an ongoing year assessment and have not yet developed any contingency plans. We will assess the results of our year 2000 simulation testing and third-party vendor and service provider responses to determine the nature and extent of any contingency plans.



Disclosures About Market Risk

     Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our available funds for investment and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to variable market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities. If market interest rates were to increase by 10% from rates as of July 1, 1999, the effect would not be material to our company.

     All of our revenues are realized currently in U.S. dollars and are from customers primarily in the United States. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

                                   BUSINESS


Overview

     We are a provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. We provide integrated Internet strategy consulting, marketing and technology services that enable our clients to align their people, processes and systems to form an electronic enterprise. An electronic enterprise utilizes Internet-based technologies to transact business, communicate information and share knowledge across employees, customers and suppliers. Electronic enterprises are designed to:

     o better service customers and increase revenue opportunities

     o more effectively target, attract and communicate with prospective customers

     o increase efficiency and reduce costs

     o better utilize the organization's experience and expertise

     o streamline processes between the enterprise and its trading partners

     We deliver our services through a development plan that we created and call e-Roadmap. e-Roadmap is a group of service offerings that can be customized to meet the needs of each client. These services are delivered through our IVL Methodology during which we:

     o define the overall vision and scope for a project

     o create and test a prototype that addresses the client's objective

     o refine, integrate and deploy the final solution

     To facilitate our implementation process, we employ extranets, which we refer to as "Capture," for ongoing client communication on individual projects. We believe Capture provides our clients with a higher degree of confidence that the ultimate deliverables will meet their expectations.


Industry

     The emergence and adoption of the Internet are changing the way consumers and organizations communicate, share information and conduct business. eMarketer estimates that the number of Internet users worldwide will grow from approximately 95 million in 1998 to 350 million in 2003. Forrester Research estimates that the revenues generated from Internet commerce will grow from approximately $43.0 billion in 1998 to $1.3 trillion in 2003. The Internet is increasingly transforming traditional buyer and seller relationships and having a profound effect on businesses.

     Early adoption of the Internet as a business tool for many businesses consisted of advertising and promotional websites. These sites provided marketing material that largely replicated traditional paper-based marketing messages in a static web page environment, sometimes referred to as brochure-ware. Businesses often relied on in-house information technology personnel, Internet advertising firms, or web design companies to develop and deploy these websites.

     As the Internet continued to gain in popularity and new Internet business models began to develop, businesses recognized the Internet's potential as a powerful selling and communication vehicle. This next generation of Internet business models involved the development and use of transactional websites for the presentation of catalogued product information combined with basic transaction and communication capabilities layered on top of advertising and marketing messages. However, these sites provided only basic features and processing capabilities with little or no integration with the business's technology systems. Moreover, a large number of these sites simply replicated traditional business models and functioned as additional distribution channels for their core business strategies similar to a direct mail catalogue program.


     Today, a large and growing number of businesses are realizing that the Internet offers much greater potential than being merely an extension of their traditional core businesses. As businesses feel the effects of the Internet on the competitive landscape and confront the emergence and success of radically new business models, they are increasingly realizing that the Internet is fundamentally transforming the way they compete. This realization is forcing businesses to reevaluate their Internet strategies and, most importantly, review their entire operational models in order to align their business objectives more closely to their business processes and systems. Businesses are attempting to utilize innovative Internet solutions to improve their competitive position and take advantage of:


     o greater opportunities to attract and retain profitable customers


     o improved operational efficiencies


     o strengthened supply chain partner relationships


     o improved communications within organizations


     As a result, businesses are increasingly seeking third-party service providers to help them create and build business-driven Internet solutions. To service this emerging need, many of the traditional service providers such as management consultants, traditional IT service providers and advertising firms have created groups within their organizations that focus on the Internet needs of their clients. However, many of these existing providers lack the breadth of services to provide a comprehensive Internet solution. Most management consulting firms focus on business strategy and traditional mainframe and client/server development services. Traditional IT service providers are primarily engaged in traditional mainframe and client/server systems development and deployment, and the implementation of traditional business applications such as enterprise resource planning. Many interactive agencies, which include web page design firms and advertising agencies, have considerable expertise in Internet marketing and creative development, but lack substantial technology and business strategy capabilities. Thus, many businesses have begun to seek third-party providers that can provide them with an integrated service offering, a solution that balances the necessary components of the three disciplines of Internet strategy, marketing and technology.


     This demand for an integrated service offering has led to the emergence of a new breed of third-party service provider, the Internet professional services firm. This new type of service provider must not only have the necessary expertise to service this emerging market, but also provide a structured approach to integrating strategy, marketing and technology to create a single, unified Internet solution. IDC estimates that the market for Internet professional services will grow from approximately $7.8 billion in 1998 to $78.6 billion in 2003.


Our Solution


     We provide Internet-based business solutions that help our clients create electronic enterprises. We deliver our services through integrated, multi-skilled teams consisting of business strategists, Internet marketing experts and IT professionals. We combine our people, processes and integrated service offerings to deliver flexible solutions to our clients primarily on a fixed-time, fixed-price basis. Key elements of our solution include:

     o defined service offerings

     o Internet-focused delivery methodology

     o an integrated, client-focused delivery model

     Defined Service Offerings. Our proprietary development plan, e-Roadmap, serves as a blueprint to define and create a customized solution for an organization's specific Internet initiative. The e-Roadmap is built on a framework which includes 22 specific project deliverables, also called defined service offerings. These service offerings have been designed from our experience with clients. e-Roadmap establishes a specific sequence for the delivery of these defined service offerings to create a customized solution for each client. Given the rapid pace of development within the Internet professional services industry, we believe that our focus on innovation within the application of our e-Roadmap development plan is critical to our clients' long-term satisfaction and success.

     Internet-focused Delivery Methodology. Since our inception, we have been focused exclusively on delivering Internet-based business solutions. To provide rapid development while monitoring quality and cost-efficiency, we employ our service offerings in phases in accordance with our IVL Methodology. Under this approach, each project is comprised of:

   o an "Innovation" phase that focuses on high level strategic planning and development of the proposed electronic enterprise solution. We seek to promote creative thinking and align business objectives by using a series of techniques including facilitated workshops between our service delivery team and the client's internal project team, as well as one-on-one interviews with the client.

   o a "Validation" phase that focuses on providing and proving the concepts or strategies developed during the Innovation phase. Validation can be achieved through extended market research and concept prototype development.

   o a "Launch" phase that consists of the final development and deployment of specialized solutions. We accomplish this through a series of design and development reviews and checkpoints with the client.

     Integrated, Client-focused Delivery Model. We provide our solutions through the use of multi-skilled project teams led by our client service personnel. Our integrated strategy, marketing and technology capabilities help us to provide our clients with solutions that align their business's objectives, processes and systems. Our client-focused delivery model ensures that one of our client services personnel is assigned to each project and is responsible for the overall client relationship. Our client services personnel focus their efforts on ensuring that the appropriate skills are combined to meet the particular needs of each client. These professionals have day-to-day project and client relationship management responsibility and also conduct the majority of our strategy work. Client feedback is secured through a series of facilitated workshops, interviews, and prototyping sessions. These techniques are used to help create consensus on requirements and solutions. We also provide an extranet individually customized to over 65% of all client projects. These extranets, called Capture, are password protected websites established to provide communications electronically. We believe that by enabling our clients to monitor and comment on a project's direction and progress on a real-time basis, these extranets improve our ability to deliver final solutions that will meet client expectations.

Our Strategy


     U.S. Interactive's strategy is to strengthen its position as a provider of Internet-based business solutions.

     Expand Client Relationships. We seek to use our client service delivery model to increase business opportunities with our clients. Our client service personnel work closely with our clients and our project managers to identify these opportunities. Additionally, the application of our proprietary e-Roadmap development plan includes an assessment of our clients' needs which provides insight into potential opportunities for expanding their Internet initiatives. We are also extending the use of Capture beyond the term of particular projects in order to enhance our communication with our clients and enable us to market our services more proactively. We believe these actions will enable us to continue building long-term client relationships and better respond to our clients' evolving needs.

     Enhance Knowledge Management and Knowledge Distribution Capabilities. We seek to use our knowledge management and knowledge distribution capabilities to more efficiently employ our resources and institutionalize the collective knowledge and experience gained from over 400 client projects. Our knowledge management system consists of databases, written materials and related internal procedures. Our intranet provides access to this knowledge management system which includes:

     o reusable templates for new business presentations

     o project management tools

     o application development knowledge

     o libraries of creative material

We are continuing to make substantial investments in our intranet to improve access to our knowledge management system. This enables our service delivery professionals to utilize our past experiences to speed deployment of our solutions.

     Hire and Retain Skilled Employees. We intend to identify, hire, train and retain individuals who are highly skilled in the rapidly changing technology of the Internet. We have, therefore, sought to create a corporate culture that offers employee stock ownership, promotion from within, advanced training, challenging assignments and involvement in many facets of our business.

     Specifically, we currently are implementing the following initiatives:

     o creation of specific career path models for all levels of staff

     o development of formalized training curriculum

     o further implementation of in-depth staff orientation programs

     o creation of formal staff advisor and mentoring programs


     Strengthen Our Relationships with Technology and Internet Infrastructure Companies. We seek to enter into relationships with companies that we believe are well positioned to take advantage of current and future electronic enterprise opportunities. We have established and maintain over 20 strategic relationships with software and Internet infrastructure firms, such as Microsoft, Vignette, Trilogy Software, BroadVision, Digex and Open Market. We believe that these non-exclusive relationships enable us to deliver more effective solutions to our clients with greater efficiency due to the advanced training and information we receive regarding the availability of new products and features which are provided by these third parties. These relationships have also been an important source for identifying new business opportunities.

     Expand Geographically. We intend to continue to expand geographically in order to enhance our profile and market reach both domestically and internationally. We utilize a disciplined approach to geographic expansion through phased entry into metropolitan markets. This phased approach begins with the founding of local sales offices and the establishment of additional delivery personnel based on the growth of our business within a particular market. Additionally, we will from time to time evaluate the acquisition of other Internet professional service businesses to accelerate our growth in particularly attractive geographic markets.


Services

     Our solutions are developed using three primary elements: our e-Roadmap, IVL Methodology and Capture extranets.

e-Roadmap

     Our e-Roadmap development plan incorporates a combination of defined service offerings from our four primary practice areas to create a customized solution for our clients. These practice areas, which allow us to focus our resources on specific areas of product development and implementation skills, are as follows:

     Electronic Commerce. We provide a broad range of electronic commerce solutions including:

     o Internet catalogue systems

     o e-commerce software package implementation

     o custom e-commerce software development

     o complex transaction processing solutions

Our e-commerce solutions enable clients to market products and services, fulfill and confirm orders, approve and process credit card transactions and deliver on-line customer service.

     Digital Marketing. We provide Internet marketing services which we call "Digital Marketing." These services primarily focus on:

     o website design and development

     o media planning and buying

     o affiliate marketing program development

     o brand creation and management

These services help our customers create a compelling Internet presence to market their company, products or services.

     Enterprise Relationship Management. We provide a range of Enterprise Relationship Management services that are designed to enable organizations to utilize the Internet to acquire, retain and develop customers. Our solutions utilize an organization's past investments in call center infrastructures, sales force automation and customer management applications, aligning those systems with new Internet opportunities. Call center infrastructures include the systems used by many companies for customer inquiries which are typically based on mainframe computers and use client/server computing applications. Sales force automation solutions entail client/server computing applications designed to centrally manage and facilitate the analysis of sales prospects and forecasts. Customer management systems are applications that store, monitor and analyze customer information. The services we provide in this practice area include:


     o customer care audits


     o software evaluation workshops


     o customer care application design


     o overall systems development and integration


     Knowledge Management. We believe the wealth of employee knowledge that a company acquires over time is a principal component of that company's potential competitive advantage. We provide services that allow a company to gather, organize and present its employees' knowledge in an electronically accessible form. Components of knowledge management include:


     o intranet development


     o data warehousing design and development


     o document management


IVL Methodology


     When completing projects encompassing only one practice area or an electronic enterprise solution which would encompass all our four practice areas, we group our services within our three IVL Methodology phases. The service deliverables we offer within each of these phases are explained below.




Methodology     e-Roadmap
Phase           Service Deliverables              Service Description
-------------   -------------------------------   ----------------------------------------
Innovation      Business Case                     Strategy development, cost benefit
                                                  analysis and return on investment
                                                  evaluation
                Knowledge Audit                   Documenting the forms and methods of
                                                  access and storage of knowledge capital
                Customer Care Audit               Providing a framework for customer
                                                  service offerings, detailed analysis of
                                                  current consumer attitudes
                Enterprise Architecture Audit     Aligning current technology
                                                  infrastructures to the Internet

Methodology            e-Roadmap
Phase                  Service Deliverables             Service Description
--------------------   ------------------------------   ---------------------------------------------
Innovation (cont.)     Brand Audit                      Evaluating the perception of a
                                                        company's existing brand and
                                                        developing strategies to maintain and
                                                        extend the brand using the Internet
                       Channel Audit                    Identifying new and existing Internet
                                                        distribution channels
                       Competitive Analysis             Rating existing web presence against
                                                        competitors' sites, ease of navigation,
                                                        design, technology and presentation
                       Digital Brand Positioning        Generating guidelines for brand
                       Strategy                         development through competitive
                                                        product, service and/or consumer
                                                        research analysis
Validation             Creative Concepts                Creating brand logos, banner
                                                        advertisements and layout and design of
                                                        websites
                       Digital Channel Strategy         Strategic analysis of a client's value chain
                       Systems Architecture             Establishing guidelines for technology
                                                        architecture
                       Digital Prototyping              Visual demonstration of the proposed
                                                        solution
                       Usability Testing                Testing a preliminary solution through a
                                                        target market sampling
                       Software Evaluation Workshop     Bypasses the Request for Proposal (RFP)
                                                        process to identify the most effective
                                                        software application
Launch                 Development Implementation       Using client's priorities to create project
                       Plan                             phases for "Launch"
                       Enterprise Design and            Iterative construction and definition of
                       Development                      requirements, determining project scope
                       Custom Software Development      Creating reusable code and software
                                                        applications
                       Custom Commerce Solutions        Integration and development of Internet
                                                        business solutions
                       Enterprise Software              Partnering with Internet software
                       Implementation                   application providers to integrate
                                                        e-commerce, digital marketing, enterprise
                                                        relationship management and knowledge
                                                        management solutions
                       Systems Integration              Integration of a client's existing
                                                        technologies to new electronic enterprise
                                                        systems

Methodology        e-Roadmap
Phase              Service Deliverables             Service Description
----------------   ------------------------------   ----------------------------------------
Launch (cont.)     Media Plan                       Analysis and recommendation of Internet
                                                    media, placement, distribution and
                                                    tracking
                   Media Placement and Tracking     Placing and measuring the effectiveness
                                                    of print and Internet promotional
                                                    campaigns

Capture


     As part of many of our client projects, we create individually customized extranets, which we call Capture, to facilitate communication throughout the project. Capture allows a client to monitor the progress of the project electronically through a password protected extranet site. The Capture extranet sites allow clients to view shared:

     o work plans

     o project updates

     o project communications

     o creative/technical prototypes

     o new business proposals

     Capture also allows us to gather instant feedback from key decision-makers within a client's organization regarding specific elements of a project. This feedback allows us to address client issues during the development phase. We intend to continue to expand the features of Capture over time.


Clients


     Set forth below is a selected list of our clients from whom we generated significant revenues since January 1, 1998.

AIG                                     Pioneer Electronics
adidas                                  Royal Caribbean International
Dairy Farm International                Sprint
Deloitte Consulting LLP                 Stamford Health Systems
Disney Online                           Starbright Foundation
GeoCities                               TVN Bank
Granite Financial                       Team One/Lexus
International Gaming Technology         Thomson Consumer Electronics
Microtek                                Toyota
PECO Energy                             Unum


Selected Case Studies

 e-Commerce

     Challenge: Dairy Farm International, a Hong Kong-based food retailer and Asia's largest supermarket holding company, engaged us to create an e-commerce business for their holdings across Asia, Australia and New Zealand.

     Solution: U.S. Interactive developed a strategy for the creation of a new, separate e-commerce corporation that included a brand identity intended to be recognized and accepted as a trusted vendor in 15 different countries with different languages and cultures. We began performing these services in May 1998. U.S. Interactive's strategy included the development of a comprehensive technical architecture to facilitate secure transactions, supply chain management and fulfillment. This application allowed Dairy Farm International to:

     o integrate product image/information databases

     o track and profile customers

     o monitor warehouse inventory

     o enhance order fulfillment

     o integrate regional data systems

     These services provide management with a unified view of the inventories of 1,350 individual stores. Additionally, these services enable customers to utilize local currencies and multiple payment methods. We also created a new brand identity called "I-Go" to be paired with the existing Dairy Farm International brand. We created an online shopping experience with features to help customize consumer purchase transactions. These features included automatic delivery routing for same day service and direct debit payment.

     e-Roadmap services delivered:

     o business case

     o customer care audit

     o enterprise architecture audit

     o brand audit

     o digital brand positioning strategy

     o creative concepts

     o digital channel strategy

     o systems architecture

     o development implementation plan

     o enterprise design and development

     o custom software development

     o custom commerce solution

     o enterprise software implementation

     o systems integration


 Digital Marketing

     Challenge: Royal Caribbean International, the second largest cruise vacation company in the world, decided to build an Internet presence that would permit the company to sell cruise vacations and provide travel information on the Internet, without jeopardizing its relationships with authorized travel agents, its primary distribution channel. Working with U.S. Interactive, Royal Caribbean developed a comprehensive Internet initiative focused on building market share, increasing brand awareness and creating new channels of distribution.

     Solution: We have worked with Royal Caribbean to construct a three year-phased plan that encompassed extensive business case analysis, site analysis, consumer research and overall organizational alignment to the Internet.

     We began the project in December 1996 by creating a website that allows consumers to shop for and plan vacation packages. Selected vacation packages are routed to authorized travel agents to encourage and secure their participation in the selling process. Upon the successful deployment of vacation planner, Royal Caribbean had us build and launch an Internet-based direct marketing component called "brochure builder." Over the course of the last three years, Royal Caribbean has been able to attract more potential buyers, increase consumer brand awareness and minimize travel agents' resistance to an Internet-based selling process. In addition, the information generated by this site has allowed Royal Caribbean to create over 150,000 customer profiles.

     e-Roadmap services delivered:

     o business case

     o brand audit

     o channel audit

     o competitive analysis

     o digital brand positioning strategy

     o creative concepts

     o digital channel strategy

     o enterprise software implementation

     o systems integration

     o media plan

     o media placement and tracking


 Enterprise Relationship Management

     Challenge: Toyota is the fourth largest automaker in the United States. Customer satisfaction surveys showed that Toyota Motor Sales USA was rated highly for vehicle satisfaction, but poorly for dealership sales and service. In response, Toyota developed a program called TQE: Total Quality Experience. Part of the program's mission was to develop a tool to streamline the dealership sales process.

     Solution: We have worked with Toyota since September 1997 to develop and implement TCMS (Toyota Customer Management System). TCMS was built around a large-scale intranet system incorporating product, pricing and manufacturing information. This application automates many aspects of the sales process to allow an individual consumer, while visiting a dealership, to identify, view and track their desired automobile online. Additionally, TCMS allows Toyota to enhance its consumer profiles and demographics, linking that data directly to its manufacturing process.

     e-Roadmap services delivered:

     o systems architecture

     o digital prototyping

     o usability testing

     o development implementation plan

     o custom software development

     o systems integration


 Knowledge Management

     Challenge: Deloitte Consulting LLP has worked with us since January 1998 to integrate its Internet presence with its overall corporate initiatives to continue to be consistently recognized as one of the three best consulting firms in the world. Recruiting is among the most critical functions to the firm due to the competitive nature of attracting qualified IT and business consultants. As part of this initiative, Deloitte Consulting sought to leverage the Internet to develop an Internet recruiting application to support its on-going global recruiting needs.

     Solution: Working with Deloitte Consulting, U.S. Interactive designed and deployed a worldwide Internet recruiting application that supports global recruiting efforts for 24 countries within 60 days. U.S. Interactive developed an application that scans resumes and translates them into a standardized digital format that is accessible across multiple technology platforms. Resumes are entered into Deloitte Consulting's knowledge management intranet and automatically routed to the appropriate human resource professionals in various business units around the world.

     e-Roadmap services delivered:

     o business case execution

     o brand audit

     o creative concepts

     o usability testing

     o enterprise design and development

     o enterprise software implementation

     o systems integration


Strategic Relationships

     We seek to enter into relationships with companies that we believe are well positioned to take advantage of current and future electronic enterprise opportunities. The agreements or other understandings underlying these relationships are non-exclusive, often general in nature and non-binding. However, we believe that these non-exclusive relationships enable us to deliver more effective solutions to our clients with greater efficiency due to the advanced training and information regarding the availability of new products and features which we receive from these third parties. In order to facilitate this exchange, we have developed a preferred partner extranet. A preferred partner extranet is a series of extranet sites based on the Capture template and customized to a particular company with whom we have a strategic relationship. These extranets allow for the sharing of presentations, proposals, and information pertaining to the described company, client, or prospect. Currently, we have two working preferred partner extranets, and we intend to implement similar extranets for more than half of our strategic relationships.

     These relationships have also been an important source for new client opportunities. We currently maintain strategic relationships with over 20 companies. Some of these strategic relationships include:

   o Microsoft. We are a Microsoft Certified Solutions Provider. We have engaged in joint advertising and marketing efforts with Microsoft. Microsoft provides us with business referrals, education and support for its products. Our activities include the integration and development of Microsoft's web and e-commerce software and tools.


   o Vignette. Vignette is a provider of content management solutions for e-commerce. We and Vignette Corporation have a "Solution Provider" agreement to deliver solutions to companies building businesses online. This relationship provides for the installation, implementation, training, customization, project management and content loading of software to our joint clients.


   o Trilogy Software. Trilogy is a provider of enterprise software solutions for sales, marketing and customer relationship management automation. We and Trilogy have an "Authorized Service Provider" agreement. Under this relationship we jointly provide clients with front-office sales, marketing and customer service business software solutions including installation, implementation and training services. These services enable sales representatives, suppliers and the home office of a company to work together to serve customers more efficiently by changing the way their products are bought and sold.

   o BroadVision. BroadVision is a provider of e-commerce and Internet-based business software. We and BroadVision have a "Channel Partner" agreement. Our relationship involves joint marketing activities whereby we help BroadVision sell their software and BroadVision helps market our services.


   o Digex. Digex is a provider of complex Internet hosting services. We and Digex have an "Authorized Alliance" agreement. Our relationship with Digex involves the joint marketing of the services of each company to clients.

   o Open Market. Open Market develops Internet commerce and information publishing software. We and Open Market have an "Enterprise Integrator" agreement. Our relationship involves the provision of training services by Open Market regarding the implementation of its software and joint marketing activities.



Marketing and Sales

     Our marketing efforts are focused on increasing our brand awareness and market share through:

     o defining our services as deliverable products

     o entering into and managing strategic alliances

     o public relations

     o marketing communications

     o seminar and forum development and direct mail

All information pertaining to these activities, including industry research and development trends, is distributed internally through the use of the marketing section of our intranet. As of July 1, 1999, our marketing department consisted of six full-time employees encompassing both field and corporate marketing.

     We primarily market and sell our services through a direct sales force. As of July 1, 1999, our direct sales force consisted of 11 full-time sales professionals whose primary responsibilities are to close new business opportunities marketed to senior executives of national and international corporations.


Competition

     The market for Internet professional services is intensely competitive and subject to rapid technological change. We compete with:

     o other Internet professional services firms (such as Viant and Scient)
     o information technology consulting and integration firms (such as Cambridge Technology Partners and Sapient)
     o web design firms (such as Modem Media . Poppe Tyson and Razorfish)
     o management consulting firms (such as Diamond Technology Partners and Andersen Consulting)
     o computer hardware and software vendors (such as IBM and Unisys)

     In addition, we face competition with the in-house technology and marketing departments of our clients and potential clients.

     We believe that the principal competitive factors in our industry are:
     o integrated Internet strategy, marketing and technology capabilities
     o reliability
     o client service
     o technology expertise and client industry knowledge
     o cost management
     o referenceable customer base

     There are relatively low barriers to entry into our business. We expect that we will face additional competition from new entrants into the market in the future. Existing or future competitors may develop or offer services that provide significant performance, price, creative or other advantages over those offered by us.

Employees

     As of July 1, 1999, we employed 254 people in five offices, consisting of 184 project personnel, 17 marketing and sales personnel and 53 administrative personnel. Project personnel includes client service personnel, project managers, designers, programmers and other personnel designated to complete client projects. Administrative personnel includes finance and accounting, human resources and general administration personnel. None of our employees are covered by any collective bargaining agreements. We have not experienced any work stoppages and believe our relationships with our employees are good.

Facilities

     U.S. Interactive's principal administrative, finance, marketing and sales offices are located in approximately 28,000 square feet of leased office space in King of Prussia, Pennsylvania. The lease for this office space is for a term of seven years and expires on May 14, 2005. U.S. Interactive also leases office space in:
     o Los Angeles, California
     o New York, New York
     o Murray Hill, New Jersey
     o Washington, D.C.

We lease all of our facilities and believe our current facilities are adequate to meet our needs for the foreseeable future.

Legal Matters


     U.S. Interactive is not a party to any material legal proceedings.

                                  MANAGEMENT

Executive Officers and Directors

     The following table presents information about each of U.S. Interactive's executive officers and directors. U.S. Interactive's board of directors is divided into three classes serving staggered three-year terms.


                                                                             Year of Annual Meeting that
Name                              Age        Position(s) with Company         Term as Director Expires
-----                            -----   --------------------------------   ----------------------------
Eric Pulier ..................    32     Chairman of the Board                          2002
Stephen T. Zarrilli ..........    38     Director, President and Chief                  2000
                                         Executive Officer
Philip L. Calamia ............    36     Vice President, Chief
                                         Financial Officer and Secretary
Lawrence F. Shay .............    40     General Counsel and Senior Vice
                                         President, Legal and Corporate
                                         Affairs
Ajit Prabhu ..................    39     Chief Technology Officer
Michael M. Carter ............    26     Vice President of Marketing
Robert E. Keith, Jr. .........    57     Director                                       2001
John D. Shulman ..............    36     Director                                       2002
E. Michael Forgash ...........    41     Director                                       2002

------------

     Eric Pulier has been the Chairman of the Board since July 1998 and was Chief Technology Officer from July 1998 to May 1999. Mr. Pulier was the founder sof Digital Evolution and upon completion of our merger of equals became co-founder of the resulting company, U.S. Interactive. Mr. Pulier served as the Chairman and CEO of Digital Evolution from May 1994 to July 1998, which performed Internet consulting services for MCI, Microsoft, AT&T and Intel. Mr. Pulier is currently a member of the Progressive Policy Institute's New Economy Task Force, and is leading the health/technology forum for the Vice President of the United States.


     Stephen T. Zarrilli served as our director from August 1995 until July 1998, and began his current term as a director in April 1999. He has served as President since May 1999 and as Chief Executive Officer since March 1999, and prior thereto as acting Chief Operating Officer from December 1998 until March 1999. Mr. Zarrilli served as our Senior Executive Vice President and Chief Financial Officer from August 1998 through December 1998, as our Executive Vice President of Finance and Administration from September 1996 until July 1998, and as Secretary, Treasurer and Chief Financial Officer from January 1995 until September 1996. From May 1994 to December 1994, Mr. Zarrilli served as Director of Finance for American Gaming Corporation, a publicly held development stage gaming company. From July 1983 to April 1994, Mr. Zarrilli was employed by Deloitte & Touche LLC, an international accounting and consulting firm, most recently as a Senior Manager in the firm's emerging businesses practice group.

     Philip L. Calamia has served as Vice President, Chief Financial Officer and Secretary since April 1999, as Vice President, Finance and Accounting from July 1998 until March 1999, and as Corporate Controller from December 1996 until July 1998. Prior to joining U.S. Interactive, from March 1995 until December 1996, Mr. Calamia was Manager of Financial Reporting at Mediq/PRN a national medical services company. Prior to Mediq/PRN, from January 1993 until March 1995, Mr. Calamia was with the accounting firm Deloitte & Touche. Mr. Calamia is a Certified Public Accountant.


     Lawrence F. Shay has served as our General Counsel and Senior Vice President, Legal and Corporate Affairs since June 1999. Prior to that time, Mr. Shay was a partner in the law firm of Dilworth Paxson LLP where he had practiced law since 1985.

     Ajit Prabhu has served as Chief Technology Officer since May 1999. Mr. Prabhu served as a Vice President of Client Services from March 1999 to May 1999. Mr. Prabhu served as a Managing Director of InVenGen, an Internet professional services company that he co-founded, from August 1997 until March 1999. Mr. Prabhu was a Senior Manager with the Deloitte & Touche Consulting Group from April 1993 to August 1997, and acting Chief Operating Officer of NetDox, Inc. from February 1996 to August 1997. Mr. Prabhu was a senior engineer with AT&T Bell Laboratories (now a part of Lucent Technologies) from 1984 to 1993.

     Michael M. Carter has served as our Vice President of Marketing since December 1998, and as Director, Corporate Marketing from April 1998 to December 1998. Prior to joining U.S. Interactive, Mr. Carter served as Worldwide Marketing Manager, Network Services Group for Cambridge Technology Partners (Massachusetts) from December 1997 to April 1998, as Marketing/Business Development Manager, Mid-Atlantic Region from January 1997 to December 1997, and consultant from July 1996 to December 1996, for Cambridge Technology Partners (Massachusetts), Inc. Mr. Carter serves on the advisory board of Softplus, a customer relationship management solution provider.

     Robert E. Keith, Jr. has been our director since June 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Internet Capital Group, Inc., Masterpack International, Inc., MultiGenParadigm, Inc., Naviant Technology Solutions, Inc., Sunsource, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard, all of which are privately-held companies, except Cambridge Technology Partners, Inc., Sunsource, Inc. and Safeguard.


     John D. Shulman has been our director since July 1998. Mr. Shulman has served as President & Chief Executive Officer of ONYX International, LLC, a merchant banking and venture capital firm, since 1995. Prior to this, Mr. Shulman was Director of Development for the Tower Companies, a diversified real estate and investment firm from 1988 to 1994. Mr. Shulman also serves as a director of Juggernaut Partners, Interactive Video Technologies, Inc., Phar-Mor, Inc., ChemLink Laboratories, LLC, Taiwan Mezzanine Fund I and Performance Distribution, Inc., all of which are privately-held companies, except Phar-Mor, Inc., which is publicly-held.

     E. Michael Forgash has been our director since October 1998. Mr. Forgash has been Vice President, operations of Safeguard, since January 1998. Prior to joining Safeguard, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of Internet Capital Group, Inc., 4anything.com, Inc., Who? Vision Systems, Inc., XL Vision, Inc. and Integrated Visions, Inc., all of which are privately-held companies, except Internet Capital Group, Inc., which is publicly-held.


     The number of directors is presently fixed at nine. Due to the resignations of Messrs. Masterson and Smith as directors in May 1999, there are presently four vacancies on our board of directors. We intend to add four additional directors as promptly as practicable after the completion of the offering. Two of these directorships will have terms that expire in 2000 and two of these directorships will have terms that expire in 2001. Each of the current directors was elected to the board of directors pursuant to an agreement that terminates upon the consummation of the offering.

Board Committees

     Our board of directors has a compensation committee and an audit committee. The compensation committee is comprised of Robert E. Keith and E. Michael Forgash. The audit committee is comprised of Robert E. Keith and E. Michael Forgash. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option plans. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, the audit committee will review the qualifications of our independent auditors, make recommendations to the board of directors regarding the selection of independent auditors, review the scope, fees and results of any audit and review any non-audit services and related fees.


Compensation Committee Interlocks and Insider Participation

     Our board of directors did not have a compensation committee until October 1998. Prior to this time determinations regarding the compensation of our officers were made by the board of directors.


Election of Directors -- Stockholders' Agreement

     Most of the holders of our common stock and preferred stock are parties to a stockholders' agreement which fixes the number of directors of U.S. Interactive at nine and which divides the holders into four groups, each of which is entitled to elect a specified number of directors. The stockholders' agreement terminates upon consummation of this offering. The termination of the stockholders' agreement will not affect either the current term of such directors or their ability to be re-elected as directors.


Compensation of Directors

     U.S. Interactive does not pay fees to directors for serving on our board of directors. Directors who are not employees of U.S. Interactive are reimbursed for their reasonable out-of-pocket expenses incurred in attending the meetings of the board of directors and committees thereof. In addition, directors who are not employees of U.S. Interactive are eligible to receive stock options under our 1998 Performance Incentive Plan. Eric Pulier, our Chairman of the Board, receives compensation for his services as an employee.


Executive Compensation

     The following table sets forth certain information concerning compensation paid or accrued during the fiscal year ended December 31, 1998 with respect to our Chief Executive Officer and our other executive officers. Larry W. Smith resigned as the Chief Executive Officer on February 26, 1999 and as a director on May 18, 1999. Richard J. Masterson resigned as President and as a director on May 18, 1999. Mr. Zarrilli was named Chief Executive Officer on March 1, 1999 and President on May 18, 1999.

                          Summary Compensation Table




                                                                             Long Term
                                                                           Compensation
                                                                              Awards
                                                                          --------------
                                                 Annual Compensation        Securities
                                               ------------------------     Underlying         All Other
Name and Principal Position(s)                    Salary        Bonus         Options       Compensation(1)
-------------------------------                -----------   ----------   --------------   ----------------
Eric Pulier, Chairman of the Board .........    $226,000      $ 50,000         -- (2)           $  530
Stephen T. Zarrilli, President and Chief
 Executive Officer .........................     175,000      $100,000        31,525             3,697
Larry W. Smith, Former Chief Executive
 Officer ...................................     175,000            --        63,051             2,750
Richard J. Masterson, Former President
 and Chief Operating Officer ...............     175,000            --        63,051             2,750

------------
(1) Represents premiums paid for life insurance and company matching of 401(k) contributions.


(2) Excludes options to purchase 189,092 of our common stock in exchange for options to purchase shares of common stock of Digital Evolution held by Mr. Pulier at the time we merged with Digital Evolution.


     The following table provides information on stock options granted by us in 1998 to Messrs. Smith, Masterson and Zarrilli, our executive officers during 1998 who received grants in 1998.


                     Option Grants in Last Fiscal Year(1)




                                                      Individual Grants
                                -------------------------------------------------------------
                                                                                                Potential Realizable
                                                   Percent of                                     Value at Assumed
                                   Number of          Total                                        Annual Rate of
                                     Shares          Options                                   Stock Price Appreciation
                                   Underlying      Granted to                                      for Option Term(2)
                                    Options       Employees in    Exercise      Expiration     -----------------------
Name                                Granted        Fiscal Year      Price          Date            5%          10%
----                            ---------------  --------------  ----------  ----------------  ----------  -----------
Stephen T. Zarrilli ..........       31,525      3.9%            $ 3.85           6/15/08       $ 76,330    $193,435
Larry W. Smith ...............       63,051(3)   7.8              3.85            6/15/08(3)     152,662     386,875
Richard J. Masterson .........       63,051(4)   7.8              3.85            6/15/08(4)     152,662     386,875


------------
(1) Excludes options to purchase 189,092 of our common stock in exchange for options to purchase shares of common stock of Digital Evolution held by Mr. Pulier at the time we merged with Digital Evolution.


(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon an assumed initial public offering price of $11.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

(3) These options expired on May 26, 1999 and were not exercised prior to expiration.

(4) These options will expire on August 16, 1999 if not exercised by this date.

Employment Agreements

     When we merged with Digital Evolution, Inc. in July 1998, we entered into an employment agreement with Eric Pulier whereby he became our Chairman and Chief Technology Officer. Prior to this merger, Mr. Pulier had no interest in or position with U.S. Interactive. Mr. Pulier relinquished his position as Chief Technology Officer upon the appointment of Mr. Prabhu in May 1999.

     Mr. Pulier's responsiblities include establishing and directing growth strategies for us and establishing and maintaining high level strategic client relationships with companies, organizations and industry leaders. Mr. Pulier is also responsible for interacting with the financial and industry press and analysts and for creating exposure with the view to creating business opportunities for us. Mr. Pulier, as an active executive Chairman, collaborates with our CEO, Stephen T. Zarrilli, on a regular basis regarding decisions affecting our business. Mr. Pulier was the President and a member of the board of directors of Digital Evolution.

     Mr. Pulier's agreement is for a term of one year, and automatically renews for additional one-year periods, unless either party provides 30 days notice of non-renewal. Under the agreement, Mr. Pulier receives a base salary of $235,000, and he may receive a bonus at the discretion of the board of directors. We are also obligated to provide Mr. Pulier the benefits which we offer our other senior executives generally, including medical, life and disability insurance, use of an automobile, vacation and fringe benefits. We can terminate the agreement before the end of its term for "cause" and under certain other circumstances, including the death or disability of Mr. Pulier. In addition, Mr. Pulier may resign by giving us notice. If the agreement is terminated other than for "cause" or Mr. Pulier's voluntary resignation, we will make severance payments to Mr. Pulier in the amount of his base salary and bonus, if any, through the balance of the term of the agreement. In addition, any unvested options which he held at the time of such early termination would become vested. The employment agreement contains restrictions on Mr. Pulier's ability to compete with us during the term of the agreement. We may extend these non-competition provisions for a period of up to an additional 12 months if we have not terminated the agreement for "cause" and we pay him his base salary and provide him benefits he had prior to the termination.


     We have also entered an employment agreement with Mr. Zarrilli, our President and Chief Executive Officer. The agreement is for an initial term ending December 31, 2000, and automatically renews for additional one-year periods, unless either party provides 30 days notice of non-renewal. Under the agreement, Mr. Zarrilli receives a base salary of $235,000, and he may receive a bonus at the discretion of the board of directors. We are also obligated to provide Mr. Zarrilli the benefits which we offer our other senior executive officers, including health benefits, use of an automobile, vacation and fringe benefits. We can terminate the agreement before the end of its term for "cause" and under certain other circumstances, including the death or disability of Mr. Zarrilli. In addition, Mr. Zarrilli may resign by giving us notice. If the agreement is terminated other than for "cause" or Mr. Zarrilli's voluntary resignation, we will make severance payments to Mr. Zarrilli in the amount of his base salary and bonus, if any, through the balance of the term of the agreement. In addition, any unvested options which he held at the time of such early termination would become vested. The employment agreement contains restrictions on Mr. Zarrilli's ability to compete with us during the term of the agreement. We may extend these non-competition provisions for a period of up to an additional 12 months if we have not terminated the agreement for "cause" and we pay him his base salary and provide him benefits he had prior to the termination.

Severance Agreements

     Larry W. Smith resigned as our Chief Executive Officer effective as of February 26, 1999 and as a director in May 1999. We entered into a severance agreement, effective as of February 26, 1999, in connection with his resignation. Under the severance agreement Mr. Smith is entitled to receive from us:

   o a severance payment of $131,250 payable in nine equal monthly installments

   o accrued but unused vacation time of $12,115, which we paid to him in March 1999

   o health, life and disability insurance and other benefits for the nine-month period commencing February 26, 1999, including automobile reimbursement expenses up to a maximum of $700 per month until the severance payment is paid in full

In addition, all of Mr. Smith's unvested stock options to purchase a total of 11,103 shares of our common stock were fully vested. Mr. Smith also reaffirmed his non-disclosure and non-competition agreements which expire in February 2000.

     Richard Masterson resigned as our President and as a director on May 18, 1999. We entered into a severance agreement, effective as of May 18, 1999, in connection with his resignation. Under the severance agreement Mr. Masterson is entitled to receive from us:

   o a severance payment of $131,250 payable in nine equal monthly installments

   o health, life and disability insurance and other benefits for the nine month period commencing May 18, 1999, including automobile reimbursement expenses up to a maximum of $500 per month until the severance payment is paid in full

In addition, all of Mr. Masterson's unvested stock options to purchase a total of 11,103 shares of our common stock were fully vested. Mr. Masterson also reaffirmed his non-disclosure and non-competition agreements which expire in February 2000.


Stock Option Plans

     We have adopted:

     o a 1998 Performance Incentive Plan

     o an amended and restated 1998 Stock Option Plan

     o an amended and restated 1997 Stock Option Plan

     o an amended and restated 1996 Stock Option Plan

     1998 Performance Incentive Plan. Under the 1998 Performance Incentive
Plan, officers, employees and non-employee directors may receive up to 3,000,000 shares of common stock pursuant to the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance units. The 1998 Performance Incentive Plan is administered by the compensation committee of the board of directors consisting of two or more "outside directors" as defined under section 162(m) of the Internal Revenue Code of 1986, who are "non-employee directors" as defined under Rule 16b-3 of the Securities Exhange Act of 1934. The compensation committee presently consists of Messrs. Keith and Forgash. As of July 5, 1999, options issued under the 1998 Performance Incentive Plan to purchase a total of 163,500 shares of common stock at a weighted average exercise price per share of $9.25 were outstanding, of which options to purchase 36,000 shares at a weighted average exercise price of $9.25 were fully vested. As of July 5, 1999 we had 2,836,500 shares of common stock available for future grant under this plan.

     The terms of options granted under the 1998 Performance Incentive Plan are as follows:

   o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant

   o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less than 110% of the fair market value on the date of grant

   o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years

   o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the option plan committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise

   o the option plan committee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options

     Upon the occurrence of events constituting of a change in control within the meaning of the 1998 Performance Incentive Plan, in the sole discretion of the board of directors,

     o all outstanding stock options and stock appreciation rights may become fully exercisable

     o all conditions and restrictions of all restricted stock grants may be deemed satisfied

     o all performance grants may be deemed fully earned

     1998 Stock Option Plan. The 1998 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 1,397,236 shares of common stock. The 1998 Stock Option Plan is administered by the compensation committee of the board of directors. As of July 5, 1999, options issued under the 1998 Stock Option Plan to purchase a total of 1,397,083 shares of common stock at a weighted average exercise price per share of $6.81 were outstanding, of which options to purchase 128,250 shares at a weighted average exercise price of $6.95 were fully vested. Options vested under the 1998 Stock Option Plan will first become exercisable upon completion of this offering. As of this date, we had 153 shares of common stock available for future grant under this plan. No options are issuable under the 1998 Stock Option Plan after September 2008.

     The terms of options granted under the 1998 Stock Option Plan are as determined by the option plan committee, subject to the following:

   o the option price per share for any non-qualified stock option or incentive stock option shall not be less than the fair market value of the common stock at the time of the grant

   o if an incentive stock option is granted to a person who owns more than 10% of the total combined voting power of all our classes of stock, the exercise price shall not be less that 110% of the fair market value on the date of grant

   o the term of each stock option may not exceed ten years, and in the case a person who owns more than 10% of the total combined voting power of all our classes of stock, the term of each stock option may not exceed five years

   o payment for the exercise of an option shall be made in cash, or, as shall be otherwise approved in advance by the option plan committee, in shares of common stock already owned by the option holder, valued at the fair market value of the common stock on the date of exercise

   o the option plan cormittee may also allow, in its sole discretion, a "cashless exercise" for the exercise of stock options

     1997 Stock Option Plan. The 1997 Stock Option Plan provides for the issuance to key executives and other employees of incentive stock options and non-qualified stock options to purchase up to a total of 600,000 shares of common stock. The terms of the 1997 Stock Option Plan are substantially similar to the terms of the 1998 Stock Option Plan except that exercisability is not subject to completion of this offering. This plan is presently administered by the compensation committee of the board of directors. As of July 5, 1999, options issued under the 1997 Stock Option Plan to purchase a total of 335,753 shares of common stock at a weighted average exercise price per share of $2.95 were outstanding, of which options to purchase 228,636 shares were fully vested and exercisable at a weighted average exercise price of $2.51. As of that date, we had 165,297 shares of common stock available for future grant under this plan. No options are issuable under the 1997 Stock Option Plan after September 2008.

     1996 Stock Option Plan. Digital Evolution had historically granted stock options to its officers and key employees under a stock option plan. As part of our merger with Digital


Evolution, all of these options which were outstanding at the time of the merger were converted into stock options to acquire common stock at the ratio of .99 shares of U.S. Interactive for each share covered by a Digital Evolution option. No further stock options will be granted under this former Digital Evolution plan.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In September 1998, we purchased a total of 1,039,311 shares of our common stock from nine of our stockholders and a total of 220,403 shares of our preferred stock from four of our stockholders. The sellers of such shares included:


     o Richard Masterson -- 153,608 shares of common stock


     o Eric Pulier -- 169,916 shares of common stock

     o John Shulman -- 40,600 shares of common stock

     o Larry Smith -- 159,368 shares of common stock

     o Stephen Zarrilli -- 73,646 shares of common stock

     o Churchill MegaSOFT -- 315,558 shares of common stock

     All shares were purchased at $4.63 per share.


     In September 1998, we sold 2,339,628 shares of our series D preferred stock to Safeguard 98 Capital, L.P. for $10.8 million, or $4.63 per share.

     In July and October 1997, we sold an aggregate of 595,706 shares of our series C preferred stock to Technology Leaders II L.P., Technology Leaders II Offshore C.V., and Internet Capital Group, L.L.C. at a purchase price of $1.68 per share.

     In July 1998, Richard J. Masterson sold 78,100 shares of our common stock, Larry W. Smith sold 44,327 shares of our common stock, and Stephen T. Zarrilli sold 37,995 shares of our common stock to Technology Leaders II L.P. or Technology Leaders II Offshore C.V. at a price of $3.50 per share.

     Eric Pulier, our Chairman of the Board, and John Shulman, a director, are members of Juggernaut Partners and own, in the aggregate, 41.6% of the equity of Juggernaut Partners. Mr. Shulman is the Chairman, Chief Executive Officer and a manager of Juggernaut Partners. Pursuant to a professional services and consulting agreement dated January 6, 1999, U.S. Interactive is providing professional services to Juggernaut Partners, including strategic design and development, in connection with Juggernaut Partners' development of an Internet global exchange platform. The agreement provides that Juggernaut Partners will pay a total of approximately $3.7 million for the services provided by U.S. Interactive through August 1999. The professional services and consulting agreement dated January 6, 1999 replaces a prior agreement pursuant to which Juggernaut Partners paid a total of approximately $900,000 for the similar services provided by U.S. Interactive. Juggernaut Partners represented more than 13% of our revenue for the three months ended March 31, 1999.

     Eric Pulier, Chairman of the Board of U.S. Interactive, indirectly owns a 50% equity interest in Chromazone, LLC, through Digital Evolution, L.P., of which he is the sole owner. Mr. Pulier is also a director of Chromazone. Pursuant to a letter agreement dated April 6, 1999, U.S. Interactive provided certain professional internet development services to Chromazone. The letter agreement provides that Chromazone will pay a total of approximately $300,000 to U.S. Interactive. U.S. Interactive has agreed to provide additional services to Chromazone. Through June 30, 1999, services totaling approximately $1.2 million have been invoiced to Chromazone (which includes the $300,000 under the letter agreement) and it is anticipated that an additional $300,000 in services for an aggregate of approximately $1.5 million will be provided by U.S. Interactive to Chromazone. Chromazone has paid a total of approximately $98,000 for the services provided by U.S. Interactive to date.

                           AND SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock by:

     o our Chairman of the Board and Chief Executive Officer and each director

     o all of our directors and executive officers as a group

     o each person known to us to own beneficially more than 5% of our outstanding shares

     o each selling stockholder

     A person has beneficial ownership of shares if the individual has the power to vote or dispose of the shares. This power can be exclusive or shared, direct or indirect. In addition, a person beneficially owns shares underlying options that are presently exercisable or will become exercisable within 60 days of the date of this prospectus and acquirable upon conversion of our preferred stock. All preferred stock is presently convertible, on a one-for-one basis, into shares of common stock, and will automatically convert upon consummation of the offering.

     The address for all directors and executives is 2012 Renaissance Boulevard, King of Prussia, Pennsylvania 19406.

     As of July 5, 1999, there were 9,044,638 shares of our common stock, outstanding and 5,341,096 shares of common stock issuable upon conversion of all outstanding preferred stock.

     To calculate a stockholder's percentage of beneficial ownership, we must include in the numerator and denominator those shares underlying options beneficially owned by that stockholder. Options held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

     The table below assumes that the underwriters have not exercised their over-allotment option. In addition, the symbol "*" means that the percentage is less than one percent.

                                                 Beneficial Ownership                         Beneficial Ownership
                                                   Prior to Offering                             After Offering
                                               -------------------------   Shares Offered   ------------------------
Beneficial Owner                                  Number     Percentage        hereby          Shares     Percentage
---------------------------------------------  -----------  ------------  ----------------  -----------  -----------
Executive Officers and Directors:
 Eric Pulier(1) .............................   3,399,538        23.4%                       3,399,538       18.0%
 Stephen T. Zarrilli(2) .....................     576,592         4.0                          598,592        3.2
 John D. Shulman(3) .........................     308,429         2.1                          308,429        1.6
 E. Michael Forgash .........................          --          --                               --         --
 Robert E. Keith, Jr. .......................          --          --                               --         --
All directors and executive officers as a
 group (9 persons)(4) .......................   4,343,009        29.7                        4,343,009       22.8
Other Five Percent Holders:
 Safeguard Scientifics, Inc.(5) .............   2,339,628        16.3                        2,339,628       12.4
 Technology Leaders II(6) ...................   1,184,175         8.2                        1,184,175        6.3
Selling Stockholders(7):
 Richard J. Masterson(8) ....................   1,189,511         8.3         300,000          855,511        4.5
 Larry W. Smith(9) ..........................   1,168,701         8.1         400,000          595,701        3.2
 Vulcan Ventures, Inc.(10) ..................     692,355         4.8         142,443          549,912        2.9
 Trident Capital Management, LLC(11) ........     692,354         4.8         142,443          549,911        2.9
 Thurston Interests, LLC(12) ................     161,240         1.1          33,173          128,067          *
 Thurston Bridge Fund, L.P.(13) .............      40,000           *           8,229           31,771          *

------------
(1) Includes 126,062 shares issuable upon exercise of options and 1,069 shares issuable upon exercise of options held by Heather Pulier, Mr. Pulier's wife. Excludes 63,031 shares issuable upon exercise of options.


(2) Includes 31,525 shares issuable upon exercise of options, 24,195 shares held as Custodian under the Uniform Transfers to Minors Act for the benefit of Mr. Zarrilli's three children, and 5,000 shares held as Voting Trustee for the benefit of Mr. Pulier's minor son under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time the 5,000 shares will be distributed to Mr. Zarrilli as Custodian under the California Uniform Transfers to Minors Act. Does not include a total of 22,000 shares which will be distributed to Mr. Zarrilli as Custodian under certain states' Uniform Transfers to Minors Act upon the dissolution of certain Voting Trust Agreements upon completion of the offering, as noted in notes 8 and 9, below. Excludes 100,000 shares issuable upon exercise of options.


(3) Includes 10,692 shares issuable upon exercise of options. Excludes 25,000 shares issuable upon exercise of options.

(4) Includes 212,798 shares issuable upon exercise of options, including 1,069 shares issuable upon exercise of options held by Mr. Pulier's wife. Excludes 354,081 shares issuable upon exercise of options.


(5) Includes 2,339,628 shares of series D preferred stock issued to Safeguard 98 Capital L.P. Excludes any shares that may be purchased by Safeguard Scientifics, Inc. that have not been purchased by its shareholders in the directed share subscription program. Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientific, Inc., is the sole general partner of Safeguard 98 Capital L.P. and has sole authority and responsibility for all investments, voting and disposition decisions regarding such shares. Safeguard Delaware, Inc. holds approximately a 91.2% general partnership interest in Safeguard 98 Capital L.P. Safeguard Scientific, Inc. disclaims beneficial ownership of shares of U.S. Interactive's common stock and preferred stock held by the various other entities referred to in note 6, below. Robert E. Keith, a director of U.S. Interactive, is a director of Safeguard. The address of Safeguard is Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(6) Includes 93,445 shares of common stock issued to Technology Leaders II Offshore C.V., 117,635 shares of common stock, 293,316 shares of series B convertible preferred stock and 248,990 shares of series C convertible preferred stock issued to Technology Leaders II L.P., and 233,000 shares of series B convertible preferred stock and 197,789 shares of series C convertible preferred stock issued to TL Ventures Third Corp. Technology Leaders II consists of Technology Leaders II L.P. and Technology Leaders II Offshore C.V., TL Ventures Third Corp. is wholly-owned by Technology Leaders II Offshore C.V., Technology Leaders II Management, L.P., is the sole general partner of Technology Leaders II L.P. and co-general partner of Technology Leaders II Offshore C.V., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. are venture capital funds that are required by their governing documents to make all investment, voting and disposition actions in tandem. Technology Leaders II Management L.P. has sole authority and responsibility for all investments, voting and disposition decisions for Technology Leaders II.

    The general partners of Technology Leaders II Management L.P. are: (i) Technology Leaders Management, Inc., a wholly-owned subsidiary of Safeguard, (ii) Robert E. Keith, a director of U. S. Interactive, Gary J. Anderson, M.D., Robert Fabbio and Mark J. DeNino, and (iii) four other corporations (the "TLA Corporations") owned by natural persons, one of whom is a director of Safeguard. Technology Leaders II Management L.P. is managed by an executive committee, by whose decisions the general partners have agreed to be bound, which consists of ten voting members including:
    (i) Warren V. Musser, who is a designee of Technology Leaders Management, Inc., (ii) Mr. Keith, Dr. Anderson, Mr. DeNino, and Christopher Moller, Ph.D., individually, and (iii) one designee of each of the TLA Corporations and (as a non-voting member) Clayton S. Rose. There is currently one vacancy on the executive committee. Technology Leaders Management, Inc. is the administrative manager of Technology Leaders II, subject to the control and direction of the executive committee of Technology Leaders II Management L.P. Mr. Keith is a director of Safeguard. Technology Leaders Management, Inc. holds a 34.0% general partnership interest in Technology Leaders II Management L.P. The address of Technology Leaders II is Building 700, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(7) All the selling stockholders are parties to the investors' rights agreement and the stockholders' agreement.

(8) Includes 63,051 shares issuable upon exercise of options which expire on August 16, 1999, 34,000 shares held as voting trustee for the benefit of others under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time 34,000 of the shares held by the trust will be distributed to beneficiaries of the trust (3,000 of such shares will be distributed to Stephen Zarrilli as Custodian under the New Jersey Uniform Gifts to Minors Act for the benefit of certain unrelated minor children). Mr. Masterson is a co-founder of U.S. Interactive and served as one of our directors from August 1995, to May 1999, President from July 1998, to May 1999, and Exective Vice President of Business Development prior thereto. Mr. Masterson is party to a severance agreement with U.S. Interactive relating to his resignation.

(9) Includes 173,000 shares held as voting trustee for the benefit of others under a certain Voting Trust Agreement, which trust shall automatically terminate upon completion of this offering, at which time 173,000 of the shares held by the trust will be distributed to beneficiaries of the trust (19,000 of such shares will be distributed to Stephen Zarrilli as Custodian under certain states' Uniform Transfers to Minors Acts for the benefit of certain minor children). Mr. Smith is a co-founder of U.S. Interactive and served as one of our directors from 1991 to May 1999, President from September 1991, to July 1998, and Chief Executive Officer from September 1996, to December 1998. Mr. Smith is party to a severance agreement with U.S. Interactive relating to his resignation.

(10) Includes 692,355 shares of series A preferred stock acquired in connection with the merger of Digital Evolution, of which Vulcan Ventures is a former shareholder, and U.S. Interactive.

(11) Includes 673,552 and 18,802 shares of series A preferred stock owned by Information Associates L.P., and Information Associates, C.V., respectively, former shareholders of Digital Evolution, acquired in connection with the merger of Digital Evolution and U.S. Interactive. Trident Capital Management, LLC, is the sole general partner of Information Associates, L.P., and the sole investment general partner of Information Associates, C.V. Does not include options to acquire 10,799 shares of common stock held by Rockwell Schnabel, one of eight managing directors of Trident Capital Management, LLC. Mr. Schnabel is a former director of Digital Evolution and U.S. Interactive.

(12) Includes 161,240 shares of common stock acquired on March 12, 1999, from U.S. Interactive in connection with the acquisition of all of the assets of InVenGen LLC. Thurston Interests, LLC is a 50% member of InVenGen LLC. Does not include a total of

     361,200 shares of common stock held by Dilworth Paxson LLP as escrow agent pursuant to the terms of two escrow agreements as security for certain contingent liabilities of InVenGen LLC and contingent upon certain former employees of InVenGen LLC remaining in the employ of U.S. Interactive through March 12, 2001.

(13) Includes 40,000 shares of common stock acquired on March 12, 1999, from U.S. Interactive in connection with the acquisition of all of the assets of InVenGen LLC in satisfaction of certain obligations owed by Thurston Interests, LLC, to Thurston Bridge Fund, L.P., an affiliate of Thurston Interests, LLC.

                         DESCRIPTION OF CAPITAL STOCK


Our Authorized Capital Stock

      o 90 million shares of common stock, par value $0.001 per share

      o 15 million shares of preferred stock, par value $0.001 per share

      o immediately after the sale of the shares of common stock in this offering, we will have 18,809,446 shares of common stock outstanding and no shares of preferred stock outstanding


Common Stock

Voting:

     o one vote for each share held of record on all matters submitted to a vote of stockholders

     o no cumulative voting rights

     o election of directors by plurality of votes cast

     o all other matters by majority of the votes cast

Dividends:

     o subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends

     o the board of directors may only declare dividends out of legally available funds

Additional Rights:

     o subject to the preferential liquidation rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

     o no preemptive rights

     o no subscription rights

     o no redemption rights

     o no sinking fund rights

     o no conversion rights

     The rights and preferences of common stockholders are subject to the right of any series of preferred stock we may issue in the future.


Preferred Stock

     We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to certain limitations prescribed by law, up to an aggregate of 15 million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights, conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control. A total of 5,341,096 shares of preferred stock is outstanding as of the date of this prospectus, consisting of 1,384,709 shares of series A preferred stock; 1,021,053 shares of series B preferred stock; 595,706 shares of series C preferred stock; and 2,339,628 shares of series D preferred stock. All such outstanding shares of preferred stock will be converted automatically into shares of common stock on a one-for-one basis concurrently with the closing of this offering. As a result, there will then be no shares of preferred stock outstanding. We intend to retire the outstanding series A, B, C and D preferred stock and presently have no plans to issue any additional shares of preferred stock. Upon the retirement of the series A, B, C and D preferred stock, we will have an aggregate of 15 million shares of preferred stock available for issuance.


Limitation on Liability

     Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

   o for any breach of such person's duty of loyalty

   o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law

   o for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law

   o for any transaction resulting in receipt by such person of an improper personal benefit

     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     We intend to apply for directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts to be effective contemporaneously with the closing of this offering.


Certain Anti-Takeover Provisions


     Our certificate of incorporation provides for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. Any director not elected by holders of preferred stock may be removed only for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.

     Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third-parties to acquire U.S. Interactive. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of U.S. Interactive. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of U.S. Interactive. We have no present plans to issue any shares of preferred stock.

     The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

     After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to U.S. Interactive. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

   o mergers

   o consolidations

   o sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation

   o certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation

     The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

   o the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder"

   o the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder"

   o the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder"


     The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.


Transfer Agent and Registrar


     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public market for our common stock. Upon completion of the offering, we will have outstanding an aggregate of 18,809,446 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of options that were outstanding as of July 5, 1999. Of these shares, all of the 5,450,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Safeguard is an affiliate of U.S. Interactive. As a result, any shares purchased by it in the directed share subscription program will not be freely tradeable. The remaining 13,359,446 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below.

     As of July 5, 1999, subject to the contractual restrictions described below, additional shares may be sold without registration under the Securities Act as follows:

   o 1,732,041 shares of our common stock then outstanding will be eligible for sale into the public market following the effectiveness of the registration statement


   o 2,798,772 shares of our common stock issuable upon exercise of outstanding options will be eligible for sale following the effectiveness of a registration statement on Form S-8 relating to such shares (which we expect to file shortly after the completion of this offering); 830,256 of such options were exercisable. There were a total of approximately 3,001,950 shares of our common stock reserved for issuance upon exercise of options which may be granted in the future under our employee benefit plans


   o 70,000 shares of our common stock issuable upon exercise of a warrant

   o 8,223,953 shares of our common stock then outstanding will be eligible for sale under Rule 144 or Rule 701 beginning 90 days after the date of this prospectus

   o the remainder of the restricted securities will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods


Lock-Up Agreements


     All of our officers and directors and certain of our stockholders have entered into lock-up agreements under which they agreed not to transfer or otherwise dispose of, directly or indirectly, without the prior written consent of Lehman Brothers Inc., any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days following the date of this prospectus. These shares include any shares which Safeguard may purchase in the directed share subscription program.


     Transfers or dispositions can be made during the lock-up periods in the case of gifts for estate planning purposes where the donee signs a lock-up agreement.


Rule 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

   o one percent of the number of shares of our common stock then outstanding, which will equal approximately 185,594 shares immediately after this offering

   o the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.


Rule 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.


Rule 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement are eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some restrictions, including the holding period, contained in Rule 144.


Registration Rights

     Some holders of our common stock, and all holders of shares of our common stock issuable upon exercise of a warrant and the preferred stock, have been granted registration rights under an investors' rights agreement with U.S. Interactive. A total of 6,585,534 shares of our common stock are covered by these registration rights. The shares of our common stock owned or that can be acquired upon conversion are divided into two categories under the investors' rights agreement -- registrable investors' securities and registrable individuals' securities. In particular, the holders of 40% of the registrable investors' securities can demand on two occasions that we register their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. The holders of 20% of the registrable individuals' securities can demand on two occasions that we register 20% of their shares provided that the shares to be covered by each such demand have an aggregate price to the public of not less than $5.0 million. In addition, all the holders are entitled under the investors' rights agreement to piggyback registration rights, subject to reduction at the discretion of an underwriter. Piggyback registration rights entitle stockholders to include shares in a registered public offering that has been initiated by U.S. Interactive. All holders are also entitled under the investors' rights agreement to an aggregate of four shelf registrations on a registration statement on Form S-3 provided that the number of shares to be covered by each shelf registration has an aggregate price to the public of not less than $2.0 million. Registration of shares of our common stock pursuant to an exercise of demand registration rights, piggyback registration rights or shelf registration rights would result in such shares becoming freely tradable without restriction under the Securities Act upon the effectiveness of such registration and may adversely affect our stock price.


     The holders described above have waived their piggyback registration rights in connection with this offering.

     Safeguard does not have any registration rights for any shares which it may purchase in the directed share subscription program.

Stock Options


     Shortly after completion of this offering, we plan to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the three stock option plans and our incentive plan. As of July 5, 1999, options to purchase 2,798,772 shares of our common stock were issued and outstanding, of which options to purchase a total of 830,256 shares of our common stock were vested. This registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under such registration statement will, subject to lock-up agreements, vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the registration statement becomes effective.


                             PLAN OF DISTRIBUTION


     Of the 5,450,000 shares offered by this prospectus, 3,700,000 shres are being offered by means of an underwritten public offering and 1,750,000 shares are being offered by means of a directed share subscription program to shareholders of Safeguard, one of our principal stockholders.


Underwritten Public Offering

     Of the 5,200,000 shares offered by this prospectus, 3,450,000 shres are being offered by means of an underwritten public offering and 1,750,000 shares are being offered by means of a directed share subscription program to shareholders of Safeguard, one of our principal stockholders.

     Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, the underwriters named below, for whom Lehman Brothers Inc., Hambrecht & Quist LLC and Adams, Harkness & Hill, Inc. are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock shown opposite its name below:




                                            Number of
                                             Shares
     Underwriters                          ----------
  Lehman Brothers Inc. .................
  Hambrecht & Quist LLC ................
  Adams, Harkness & Hill, Inc. .........





                                           ---------

    Total ..............................   3,700,000
                                           =========

     Of the 3,700,000 shares to be purchased by the underwriters, 2,673,712 shares will be purchased from us and 1,026,288 shares will be purchased from the selling stockholders. None of the shares offered by the selling stockholders will be sold in the directed share subscription program.

     The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement, must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that all of the shares offered in the directed share subscription program have been purchased, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.


     The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to dealers, who may include the underwriters, at such public offering price less a selling concession not in excess of $____ per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $___ per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.


     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. The underwriting discount was determined through discussion with our management and by reference to the underwriters' experience with transactions of this type and companies in similar industries. This information is presented assuming either no exercise or full exercise by the underwriters of their overallotment option.




                                                                                      Total
                                                                               -------------------
                                                                                Without      With
                                                                  Per share      Option     Option
                                                                 -----------   ---------   -------
Public offering price ........................................        $            $          $
Underwriting discount ........................................        $            $          $
Proceeds before expenses to U.S. Interactive .................        $            $          $
Proceeds before expenses to the selling stockholders .........        $            $          $



     The total proceeds before expenses to be received by U.S. Interactive from both the underwritten public offering and the directed share subscription program will be $-------- .


     The expenses of the offering, exclusive of the underwriting discount, are estimated at $_______ and are payable by us. The following table details these expenses. All amounts shown are estimates, with the exception of the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


         SEC registration fee .......................    $12,754

         NASD filing fee ............................      4,644
         Transfer agent and registrar fees ..........
         Printing and engraving .....................
         Legal fees .................................
         Nasdaq National Market listing fee .........
         Accounting fees ............................
         Miscellaneous ..............................    -------
            Total ...................................    =======


     We have granted to the underwriters an option to purchase up to an aggregate of 555,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the preceding table and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.


     We have agreed that, without the prior consent of Lehman Brothers Inc., we will not directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any such shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers and directors, Safeguard, Technology Leaders II, Richard J. Masterson, Larry W. Smith and certain other stockholders, including all of the holders of the preferred stock, have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any such shares for the period ending 180 days after the date of this prospectus. These restrictions will also apply to any shares that Safeguard purchases under the directed share subscription program. See "Shares Eligible for Future Sale."


     Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives will consider, in addition to prevailing market conditions, our historical performance and capital structure, estimates of our business potential and earning prospects, an overall assessment of our management and the consideration of the above factors in relation to the market valuation of companies in related businesses.

     We have applied for quotation of our common stock on the Nasdaq National Market under the symbol "USIT."

     We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of the common stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the common stock.

     The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares than are set forth on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, the representatives may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In addition, the representatives reserve the right to reclaim selling concessions from the underwriters and selling group members if the representatives receive a report that clients of the underwriters and selling group members have sold the stock they purchased in this offering generally within 30 days following this offering. The representatives would reserve this right even if the representatives do not purchase shares in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it might to discourage resales of the security by purchasers in an offering.

     Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

     Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase (outside of the United States), in addition to the offering price listed on the cover of this prospectus.

     Lehman Brothers Inc., Hambrecht & Quist and Adams, Harkness & Hill have informed us that they do not intend to confirm sales of shares of common stock offered by this prospectus to any accounts over which they exercise discretionary authority. In addition, the other underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.


     At our request, the underwriters have reserved 250,000 shares of our common stock for sale to Intel Corporation at the initial public offering price. Intel has not committed to purchase these shares. In addition, the underwriters have reserved up to 350,000 shares of the common stock offered by this prospectus for sale to our officers, directors, employees and their family members and to business associates of U.S. Interactive at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.


Directed Share Subscription Program


     As part of this offering, we are offering approximately 1,750,000 shares of our common stock in a directed share subscription program to shareholders of Safeguard, one of our principal stockholders. Safeguard's shareholders may subscribe for one share of our common stock for every 20 shares of Safeguard common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard common stock as of June 24, 1999 are eligible to purchase shares from us under the program. Shareholders who own less than 100 shares of Safeguard common stock will be ineligible to participate in the directed share subscription program. Under a standby stock purchase agreement, which is filed as an exhibit to this registration statement relating to this prospectus, Safeguard will purchase from us any of the shares offered by us under the program that are not purchased by the shareholders of Safeguard. Distribution of share certificates purchased through the directed share subscription program will be made to the purchasers as soon as practicable following closing of the sale of the shares to the public. It is expected that sales under the directed share subscription program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company. Prior to this offering, Safeguard beneficially owned 16.3% of our common stock. After this offering, Safeguard will beneficially own approximately 12.8% of our common stock, assuming that all

1,750,000 shares are purchased by shareholders of Safeguard, and will beneficially own approximately 21.7% of our common stock assuming that none of the 1,750,000 shares are purchased by the shareholders of Safeguard. The purchase price under the program, whether paid by Safeguard or its shareholders, will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this offering, we have assumed that all 1,750,000 shares offered under the directed share subscription program are sold. The underwriters, as a group, will receive a 2.8% management fee on all shares offered through the directed share subscription program, including any shares actually purchased by Safeguard. The management fee represents compensation for the underwriters' role as it relates to due diligence, participation in the drafting of this prospectus, and general coordination of the overall offering. Safeguard will not receive any compensation from U.S. Interactive or any other person, with respect to this offering, including any underwriting discounts or commissions.


     The following table shows the per share and total offering price, management fee to be paid by us to the underwriters and the proceeds before expenses to us.




                                                           Per share     Total
                                                          -----------   ------
Public offering price .................................        $           $
Management fee ........................................        $           $
Proceeds before expenses to U.S. Interactive ..........        $           $



     The total proceeds before expenses to be received by U.S. Interactive from both the underwritten public offering and the directed share subscription program will be $-------- .

     The expenses of the directed share subscription program, exclusive of the management fee to be paid to the underwriters, are estimated at $-------- and are payable by us. The following table details these expenses. All amounts shown are estimates, with the exception of the Securities and Exchange Commission registration fee and the NASD filing fee.





SEC registration fee .........    $6,081
NASD filing fee ..............     2,356
Offering agent fees ..........
Miscellaneous ................    ------



Safeguard has consented to being designated a statutory underwriter with respect to the shares included in the directed share subscription program. Safeguard is not an underwriter with respect to the other shares offered by this prospectus. Safeguard is not included in the term "underwriter" as used in this prospectus. Safeguard's sole condition to purchase any shares that are not purchased by its shareholders in the direct shares subscription program is that the conditions to the underwriter's obligations have been met. This means that Safeguard will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares. Safeguard has not participated in any discussions or negotiations with the Company and the underwriters regarding the initial public offering price. Safeguard will not have any right to seek indemnification from U.S. Interactive regarding its agreement to accept underwriter liability with respect to the shares included in the directed share subscription program.



                                 LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for us by Dilworth Paxson LLP, Philadelphia, Pennsylvania. Stephen Harmelin, a partner of Dilworth Paxson LLP, is the owner of 112,500 shares of our common stock. Certain other partners of

Dilworth Paxson LLP have an interest in these shares. Lawrence F. Shay was a partner of Dilworth Paxson LLP prior to becoming our General Counsel in June 1999. Certain legal matters in connection with this offering are being passed upon for U.S. Interactive and Safeguard by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering are being passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C.


                                    EXPERTS

     Our consolidated financial statements and schedule as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Digital Evolution as of December 31, 1996 and 1997, and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the reports of BDO Seidman, LLP, independent certified public accountants, appearing herein and elsewhere in the registration statement upon the authority of said firm as experts in accounting and auditing.


                            ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and our exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES


                         INDEX TO FINANCIAL STATEMENTS




Financial Statements                                                                          Page
----------------------                                                                        -----
U.S. Interactive, Inc. and Subsidiaries
   Independent Auditors' Report ..........................................................    F-2
   Consolidated Balance Sheets, December 31, 1997 and 1998, and March 31, 1999
    (unaudited) ..........................................................................    F-3
   Consolidated Statements of Operations, Years ended December 31, 1996, 1997 and 1998,
    and the three months ended March 31, 1998 and 1999 (unaudited) .......................    F-4
   Consolidated Statements of Stockholders' Equity (Deficit), Years ended December 31,
     1996, 1997 and 1998, and the three months ended March 31, 1999 (unaudited) ..........    F-5
   Consolidated Statements of Cash Flows, Years ended December 31, 1996, 1997 and 1998,
    and the three months ended March 31, 1998 and 1999 (unaudited) .......................    F-6
   Notes to Consolidated Financial Statements ............................................    F-7

Digital Evolution, Inc.
   Report of Independent Accountants .....................................................   F-25
   Balance Sheets, December 31, 1996 and 1997, and June 30, 1998 (unaudited) .............   F-26
   Statements of Operations, Years ended December 31, 1996 and 1997, and the six months
    ended June 30, 1997 and 1998 (unaudited) .............................................   F-27
   Statements of Shareholders' Deficiency, Years ended December 31, 1996 and 1997, and the
    six months ended June 30, 1998 (unaudited) ...........................................   F-28
   Statements of Cash Flows, Years ended December 31, 1996 and 1997, and the six months
    ended June 30, 1997 and 1998 (unaudited) .............................................   F-29
   Notes to Financial Statements .........................................................   F-30

Unaudited Pro Forma Financial Statements
   Unaudited Pro Forma Financial Information .............................................   F-40
   Unaudited Pro Forma Combined Statement of Operations, Year ended December 31, 1998 ....   F-41
   Unaudited Pro Forma Combined Statement of Operations, Three Months ended March 31,
    1998 .................................................................................   F-42
   Notes to Unaudited Pro Forma Combined Financial Statements ............................   F-43

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
U.S. Interactive, Inc.

     We have audited the accompanying consolidated balance sheets of U.S. Interactive, Inc. and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of U.S. Interactive, Inc. and subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                           KPMG LLP

Philadelphia, Pennsylvania
May 7, 1999

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)



                                                                          December 31
                                                                    -----------------------     March 31,
                                                                                    1998          1999
                                                                       1997      ----------   ------------
                                                                                               (unaudited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents ....................................     $  786      $  3,698     $   2,327
   Accounts receivable (net of allowance of $152 in 1997;
    $526 in 1998 and $448 in 1999, unaudited) ...................      2,009         3,388         6,991
   Fees and expenditures in excess of billings ..................        101           731           698
   Prepaid expenses and other current assets ....................         53           305           292
                                                                      ------      --------     ---------
      Total current assets ......................................      2,949         8,122        10,308
Furniture and equipment, net ....................................        560         1,375         1,814
Goodwill and other intangibles, net .............................        566        12,542        13,150
Other assets ....................................................         47           223           192
                                                                      ------      --------     ---------
Total Assets ....................................................     $4,122      $ 22,262     $  25,464
                                                                      ======      ========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Accounts payable .............................................     $  951      $  1,334     $   1,018
   Accrued expenses .............................................        461         2,354         3,721
   Notes payable -- bank ........................................         38         1,706         1,075
   Current portion of long-term debt ............................        167           162           462
   Billings in excess of fees and expenditures ..................        631           650         2,436
                                                                      ------      --------     ---------
      Total current liabilities .................................      2,248         6,206         8,712
LONG-TERM DEBT, net of current portion ..........................         79           583         1,113
                                                                      ------      --------     ---------
Total Liabilities ...............................................      2,327         6,789         9,825
Commitments (Notes 9, 16 and 17)
Mandatorily redeemable convertible preferred stock, $.001
 par value, 15,000,000 shares authorized, 5,341,096 issued
 and outstanding in 1998 including accreted dividends of
 $477 at December 31, 1998 and $851 at March 31, 1999
 (unaudited) ....................................................         --        17,293        17,667
                                                                      ------      --------     ---------
STOCKHOLDERS' EQUITY (DEFICIT):
Series A convertible preferred stock $1.00 par value
 1,000,000 shares authorized issued and outstanding
 ($1,053,000 liquidation preference) ............................        966            --            --
Series B convertible preferred stock $1.68 par value 595,706 shares authorized issued and outstanding ($1,000,000
 liquidation preference) ........................................        974            --         --
Common stock - no par value, 9,000,000 shares authorized
 in 1997 4,736,842 shares issued and outstanding 1997;
 90,000,000 shares authorized in 1998, $.001 par value
 9,124,999 shares issued in 1998 and 10,074,699 shares
 issued in 1999 (unaudited) .....................................        243             9            10
   Additional paid-in capital ...................................        (21)       12,418        16,871
   Deferred stock compensation ..................................         --            --        (1,346)
   Treasury stock, 1,039,311 shares, at cost ....................         --        (4,812)       (4,812)
   Accumulated deficit ..........................................       (367)       (9,435)      (12,751)
                                                                      ------      --------    ----------
   Total Stockholders' Equity (Deficit) .........................      1,795        (1,820)       (2,028)
                                                                      ------      --------    ----------
   Total Liabilities and Stockholders' Equity (Deficit) .........     $4,122      $ 22,262     $  25,464
                                                                      ======      ========    ==========


          See accompanying notes to consolidated financial statements

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)




                                               Years Ended December 31,           Three Months Ended March 31,
                                       ----------------------------------------   ----------------------------
                                           1996          1997          1998            1998           1999
                                       -----------   -----------   ------------   -------------   ------------
                                                                                   (unaudited)     (unaudited)
REVENUE ............................     $ 1,950       $ 6,061       $ 13,636        $2,378         $  6,123
OPERATING COSTS AND
 EXPENSES:
 Project personnel and related
   expenses ........................         945         2,841          7,405        1,249             3,071
 Management and administrative             1,012         2,196          7,876          690             2,683
 Marketing and sales ...............         277         1,013          2,054          351               723
 Depreciation and amortization .....          61           269          4,592           91             2,496
                                         -------       -------       --------        ------         --------
   Total operating expenses ........       2,295         6,319         21,927        2,381             8,973
                                         -------       -------       --------        ------         --------
OPERATING LOSS .....................        (345)         (258)        (8,291)          (3)           (2,850)
OTHER INCOME (EXPENSE):
 Interest expense ..................         (11)          (51)          (223)         (18)             (118)
 Interest income ...................          21            19             71            1                26
 Gain on sale of investment
   (note 11) .......................         225            --             --           --                --
                                         -------       -------       --------        -------        --------
LOSS BEFORE INCOME TAX
 EXPENSE ...........................        (110)         (290)        (8,443)         (20)           (2,942)
Income tax expense .................          19            --             --           --                --
                                         -------       -------       --------        -------        --------
NET LOSS ...........................        (129)         (290)        (8,443)         (20)           (2,942)
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................          --            --           (625)          --              (374)
                                         -------       -------       --------        -------        --------
NET LOSS ATTRIBUTABLE TO
 COMMON STOCKHOLDERS ...............     $  (129)      $  (290)      $ (9,068)       $ (20)         $ (3,316)
                                         =======       =======       ========        =======        ========
BASIC AND DILUTED LOSS PER
 COMMON SHARE ......................     $  (.03)      $  (.06)      $  (1.36)       $  --          $   (.40)
                                        ========      ========       ========        =======        ========
 Weighted average shares
   outstanding used in the loss
   per common share
   calculation:
 Basic and diluted .................       4,486         4,737          6,670        4,737             8,249
                                        ========      ========       ========        =======        ========

          See accompanying notes to consolidated financial statements

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     (In thousands, except per share data)




                                         Mandatorily
                                          Redeemable
                                         Convertible
                                       Preferred Stock         Preferred Stock          Common Stock
                                     --------------------  ------------------------  -------------------
                                      Shares     Amount       Shares       Amount     Shares     Amount
                                     --------  ----------  -----------  -----------  --------  ---------
BALANCES AT DECEMBER 31,
 1995 .............................      --     $    --           --     $      --     3,403    $    35
Issuance of common stock in
 exchange for services ............      --          --           --            --     1,096         73
Issuance of Series A preferred
 stock, net of $34 in costs .......      --          --        1,000           966        --         --
Issuance of common stock in
 connection with acquisition ......      --          --           --            --       237        135
Distributions to stockholders .....      --          --           --            --        --         --
Subchapter S Corporation
 termination ......................      --          --           --            --        --         --
Net loss ..........................      --          --           --            --        --         --
                                      -----     -------        -----     ---------     -----    -------
BALANCES AT DECEMBER 31,
 1996 .............................      --          --        1,000           966     4,736        243
Issuance of Series B preferred
 stock, net of $26 in costs .......      --          --          595           974        --         --
Net loss ..........................      --          --           --            --        --         --
                                      -----     -------        -----     ---------     -----    -------
BALANCES AT DECEMBER 31,
 1997 .............................      --          --        1,595         1,940     4,736        243
Merger with Digital Evolution .....   1,573       4,490           --            --     4,385          4
Conversion of no par common
 stock to $0.001 par value ........      --          --           --                      --       (238)
Issuance of Series D preferred
 stock, net of $25 in costs .......   2,339      10,807           --            --        --         --
Repurchase of common stock ........      --          --           --            --        --         --
Repurchase of preferred stock .....    (220)       (569)          --            --        --         --
Issuance of warrants in
 connection with debt
 financing ........................      --          --           --            --        --         --
Exercise of stock options .........      --          --           --            --         4         --
Accretion of mandatorily
 redeemable preferred stock
 to redemption value ..............      --         477           --            --        --         --
Conversion of preferred stock
 to mandatorily redeemable
 preferred stock ..................   1,649       2,088       (1,595)       (1,940)       --         --
Net loss ..........................      --          --           --            --        --         --
                                      -----     -------       ------     ---------     -----    -------
Balances at December 31, 1998         5,341      17,293           --            --     9,125          9
Issuance of common stock in
 connection with acquisition ......      --          --           --            --       585          1
Deferred stock compensation .......      --          --           --            --       275         --
Amortization of deferred stock
 compensation .....................      --          --           --            --        --         --
Exercise of stock options .........      --          --           --            --        90         --
Accretion of mandatorily
 redeemable preferred stock
 to redemption value ..............      --         374           --            --        --         --
Net loss (unaudited) ..............      --          --           --            --        --         --
                                      -----     -------       ------     ---------     -----    -------
Balances at March 31, 1999
 (unaudited) ......................   5,341     $17,667           --     $      --    10,075    $    10
                                      =====     =======       ======     =========    ======    =======

                                        Deferred      Additional                                        Total
                                          Stock         Paid-in      Treasury      Accumulated      Stockholders'
                                      Compensation      Capital        Stock         Deficit       Equity (Deficit)
                                     --------------  ------------  ------------  ---------------  -----------------
BALANCES AT DECEMBER 31,
 1995 .............................     $     --       $    --       $     --       $     38          $    73
Issuance of common stock in
 exchange for services ............           --            --             --             --               73
Issuance of Series A preferred
 stock, net of $34 in costs .......           --            --             --             --              966
Issuance of common stock in
 connection with acquisition ......           --            --             --             --              135
Distributions to stockholders .....           --            --             --             (7)              (7)
Subchapter S Corporation
 termination ......................           --           (21)            --             21               --
Net loss ..........................           --            --             --           (129)            (129)
                                        --------       -------       --------       ----------        ---------
BALANCES AT DECEMBER 31,
 1996 .............................           --           (21)            --            (77)           1,111
Issuance of Series B preferred
 stock, net of $26 in costs .......           --            --             --             --              974
Net loss ..........................           --            --             --           (290)            (290)
                                        --------       -------       --------       ----------        ---------
BALANCES AT DECEMBER 31,
 1997 .............................           --           (21)            --           (367)           1,795
Merger with Digital Evolution .....           --        12,506             --             --           12,510
Conversion of no par common
 stock to $0.001 par value ........           --           238             --             --               --
Issuance of Series D preferred
 stock, net of $25 in costs .......           --            --             --             --               --
Repurchase of common stock ........           --            --         (4,812)            --           (4,812)
Repurchase of preferred stock .....           --          (451)            --             --             (451)
Issuance of warrants in
 connection with debt
 financing ........................           --           140             --             --              140
Exercise of stock options .........           --             6             --             --                6
Accretion of mandatorily
 redeemable preferred stock
 to redemption value ..............           --            --             --           (477)            (477)
Conversion of preferred stock
 to mandatorily redeemable
 preferred stock ..................           --            --             --           (148)          (2,088)
Net loss ..........................           --            --             --         (8,443)          (8,443)
                                        --------       -------       --------       ----------        ---------
Balances at December 31, 1998                 --        12,418         (4,812)        (9,435)          (1,820)
Issuance of common stock in
 connection with acquisition ......           --         2,923             --             --            2,924
Deferred stock compensation .......       (1,375)        1,375             --             --               --
Amortization of deferred stock
 compensation .....................           29            --             --             --               29
Exercise of stock options .........           --           155             --             --              155
Accretion of mandatorily
 redeemable preferred stock
 to redemption value ..............           --            --             --           (374)            (374)
Net loss (unaudited) ..............           --            --             --         (2,942)          (2,942)
                                        --------       -------       --------       ----------        ---------
Balances at March 31, 1999
 (unaudited) ......................     $ (1,346)      $16,871       $ (4,812)      $(12,751)         $(2,028)
                                        ========       =======       ========       ==========        =========

          See accompanying notes to consolidated financial statements

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)



                                                                Years Ended December 31,            Three Months Ended March 31,
                                                      --------------------------------------------  ----------------------------
                                                           1996           1997           1998           1998          1999
                                                      -------------  -------------  --------------  -----------  --------------
                                                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..........................................     $ (129)       $  (290)        $(8,443)       $ (20)        $(2,942)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization ...................         61            269           4,592           91           2,496
   Non-cash charges ................................         73             --              89           --              77
   Changes in operating assets and liabilities,
    net of effects of acquisitions:
    Increase in accounts receivable ................       (445)        (1,340)           (113)        (589)         (3,571)
    Increase (decrease) in fees and
      expenditures in excess of billings ...........        (52)           (49)           (630)        (224)             33
    Increase (decrease) in prepaid expenses
      and other current assets .....................        (38)              (9)         (163)        (133)            (27)
    Increase in accounts payable and accrued
      expenses .....................................         78          1,025           1,929          513             984
    Increase (decrease) in billings in excess of
      fees and expenditures ........................        244            371            (708)         (84)          1,787
                                                         ------        ---------       -------        ------        -------
 Net cash used in operating activities .............       (208)           (23)         (3,447)        (446)         (1,163)
                                                         ------        ---------       -------        ------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of furniture and equipment ...............       (244)          (422)           (573)        (118)           (329)
 Acquisitions, net of cash acquired ................         --           (166)               (4)        --              36
 Other .............................................        (11)           (24)            (72)          --              23
                                                         ------        ---------       ---------      ------        -------
 Net cash used in investing activities .............       (255)          (612)           (649)        (118)           (270)
                                                         ------        ---------       ---------      ------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) under bank line
   of credit .......................................         45            (45)          1,700          525            (631)
 Net proceeds (repayments) from equipment
   financing .......................................         66            (79)           (201)         (71)            545
 Proceeds from term loan ...........................         --             --             600           --              --
 Repayment of stockholder loans ....................        (40)           (23)            (24)          (7)             (7)
 Distributions to stockholders .....................         (7)            --              --           --              --
 Payment of deferred financing fees ................         --             --             (48)          --              --
 Net proceeds from issuance of preferred stock              966            974          10,807           --              --
 Payments to acquire treasury stock ................         --             --          (4,812)          --              --
 Payments to repurchase preferred stock ............         --             --          (1,020)          --              --
 Proceeds from exercise of stock options ...........         --             --               6           --             155
                                                         ------        -------         -------       -------         ------
 Net cash provided by financing activities .........      1,030            827           7,008          447              62
                                                         ------        -------         -------       -------         ------
 Net increase (decrease) in cash and cash
   equivalents .....................................        567            192           2,912         (117)         (1,371)
 Cash and cash equivalents, beginning of
   period ..........................................         27            594             786          786           3,698
                                                         ------        -------         -------       -------         ------
 Cash and cash equivalents, end of period ..........     $  594        $   786         $ 3,698        $ 669         $ 2,327
                                                         ======        =======         =======       =======        =======

          See accompanying notes to consolidated financial statements

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

       (Information with respect to March 31, 1998 and 1999 is unaudited)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Description of Business

     U.S. Interactive, Inc. (the Company) is a provider of Internet professional services helping companies take advantage of the business opportunities presented by the Internet. The Company provides integrated Internet strategy consulting, marketing and technology services that enable clients to align their people, processes and systems to form an electronic enterprise.

     The Company has sustained significant net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional capital through public or private equity financing, bank financing or other sources of capital. During 1998, the Company sold approximately $10.8 million of its preferred stock. Management believes that its current funds combined with other available sources of funding will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. The Company may require additional capital to finance its future operations beyond 1999. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to the Company.


Principles of Consolidation

     The accompanying consolidated financial statements include the financial statements of the Company and its two wholly-owned subsidiaries, Web Access, Inc., and Digital Bindery, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. Digital Bindery, LLC had no meaningful assets or operations during the periods presented.


Unaudited Interim Financial Information

     The interim consolidated financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1998 and 1999.


Cash Equivalents

     Cash equivalents consist primarily of money market accounts. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

Furniture and Equipment

     Furniture, purchased software and equipment are recorded at cost and depreciated on a straight-line basis over estimated useful lives of two to five years. Leasehold improvements are recorded at cost and amortized over the lesser of their useful lives or the remaining term of the related lease.


Goodwill and Other Intangibles

     Goodwill and other intangibles are being amortized over two to five years. Accumulated amortization was $117,000 and $4,287,000 as of December 31, 1997 and 1998, respectively. The Company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires the Company to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.


Revenue Recognition

     The Company derives its revenues primarily from consulting service agreements (including retainer fees, fixed-price and time and materials agreements) and to a lesser extent advertising commissions.


     Revenues are recognized over the period of each engagement using primarily the percentage-of-completion method using labor hours incurred as the measure of progress towards completion. Provisions for contract adjustments and losses are recorded in the period such items are identified. Fees and expenditures in excess of billings represent costs incurred on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in advance of services being performed.


     Commissions earned from advertising placed with media are generally recorded as revenue at the time the advertising appears or is broadcast. Commissions earned for production expenditures and fees derived from other services are recognized as revenue upon performance of the service.


Income Taxes


     The Company utilizes the asset and liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109. Under this method, deferred income tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

     The Company had been treated as an S Corporation for federal tax reporting purposes up through the date of the issuance of preferred stock in June 1996. Since that time the Company is taxed as a C Corporation.


Financial Instruments

     The Company's financial instruments principally consist of cash and cash equivalents, accounts receivable, accounts payable and debt. Cash and cash equivalents, accounts receivable and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments. The Company's debt is carried at cost, which approximates fair value, as the debt bears interest at rates approximating current market rates.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any potential contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Stock-Based Compensation

     SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") gives companies the option to adopt the fair value method for expense recognition of employee stock options and stock based awards or to continue to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" ("APB 25") with pro forma disclosures of net income as if the fair value method had been applied. The Company applies APB 25 for stock options and stock based awards.


Long-Lived Assets

     In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined by using the anticipated cash flows discounted at a rate commensurate with the risk involved. Measurement of the impairment, if any, will be based upon the difference between carrying value and the fair value of the asset. The Company has identified no such impairment losses.


Historical Net Loss Per Share and Pro Forma Net Loss Per Share

     The Company computes earnings per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS No. 128"). Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

computed using the weighted-average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is anti-dilutive. For all loss periods, the effect of common equivalent shares is anti-dilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock and including the shares issued as a result of the assumed conversion of all outstanding shares of convertible preferred stock as if they had been outstanding from the date of their issuance even if the effect is anti-dilutive. Net loss per share amounts for all periods have been presented to conform to SFAS No. 128 requirements and the accounting rules set for the in Staff Accounting Bulletin No. 98 issued by the SEC in February 1998.

     The following table sets forth the computation of loss per share (in thousands, except per share amounts).





                                                   Year Ended December 31,          Three Months Ended March 31,
                                            --------------------------------------  ----------------------------
                                               1996         1997          1998          1998          1999
                                            ----------   ----------   ------------   ----------   ------------
Numerator: Net loss attributable to to
 common stockholders ....................    $  (129)     $  (290)      $ (9,068)      $  (20)      $ (3,316)
Denominator:
 Historical weighted-average shares
   outstanding for basic and diluted loss
   per common share .....................      4,486        4,737          6,670        4,737          8,249
 Basic and diluted loss per common share    $   (.03)    $   (.06)     $   (1.36)      $   --      $   (0.40)


                                                                                       Three Months Ended March
                                                     Year Ended December 31,                      31,
                                             ---------------------------------------   -------------------------
                                                1996          1997          1998          1998          1999
                                             ----------   -----------   ------------   ----------   ------------
Numerator: Net loss attributable to common
 stockholders ............................    $  (129)      $  (290)      $ (9,068)      $  (20)      $ (3,316)
Pro forma denominator:
 Historical weighted-average shares
   outstanding for basic and diluted loss
   per common share ......................      5,012         6,074          9,634        6,074         13,550
Pro forma basic and diluted loss per
 common share ............................   $   (.03)     $   (.05)      $   (.94)      $   --      $   (0.24)

Recent Accounting Pronouncements

     In June 1997, the Financial Accounting Standard Board (FASB) issued Reporting Comprehensive Income ("SFAS No. 130"), which established standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. SFAS No. 130 offers alternatives for presentation of disclosure required by the standard. The adoption of SFAS No. 130 had no impact on the Company's results of operations, financial position or cash flows, as the amount of comprehensive loss is the same as the net loss for all periods presented.

     In June 1997, the FASB issued Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131"), which establishes standards for reporting information about

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 did not have an impact on the Company's results of operations, financial position or cash flows.

     In February 1998, the FASB issued Employers' Disclosures about Pension and Other Postretirement Benefits ("SFAS No. 132"), which revises employer's disclosures about pension and other post retirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 did not have an impact on the Company's results of operations, financial position or cash flows.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1, which is effective for fiscal years beginning after December 15, 1998, provides guidance on accounting for computer software developed or obtained for internal use including the requirements to capitalize specified costs and amortization of such costs. The adoption of this standard did not have a material effect on the Company's capitalization policy.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company has adopted SOP 98-5. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As the Company does not currently engage in derivative or hedging activities there will be no impact to the Company's results of operations, financial position or cash flow upon the adoption of this standard.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION






                                                       Years Ended December 31,      Three Months Ended March 31,
                                                       -------------------------     ----------------------------
                                                        1996    1997      1998         1998              1999
                                                       ------  ------  ---------      ------           --------
Cash paid during the year for (in thousands):
   Interest .........................................   $  8    $ 46    $   213        $19              $  110
Supplemental non-cash investing and financing
 activities:
 Acquisition (in thousands):
   Fair value of assets acquired (including cash
    of $1, 1996, $332, 1998 and $135, 1999) .........   $ 59    $  8    $ 2,064         --              $  544
   Liabilities assumed ..............................    102     485      1,192         --                 359
   Fair value of stock issued in connection with
    acquisitions (note 3) ...........................    135      --     17,000         --               2,924
 Issuance of warrants in connection with bank
  financing .........................................     --      --        140         --                  --

3. ACQUISITIONS


     On August 1, 1996, the Company acquired all of the outstanding shares of Web Access, Inc. (Web Access), a regional Internet professional services company, in exchange for 236,842 shares of the Company's common stock, having an estimated fair market value of $135,000 at the time of the transaction. The results of Web Access's operations have been combined with those of the Company since the date of acquisition. The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair values. The fair value of the tangible assets acquired and liabilities assumed was $59,000 and $102,000, respectively. The balance of the purchase price of $178,000 was recorded as excess of costs over net asset acquired (goodwill) and is being amortized over five years. The results of operations of Web Access were not material to the Company.

     On May 1, 1997, the Company acquired certain assets and assumed certain liabilities of Mixed Media Works, Inc. (MMW), a regional Internet professional services firm. The purchase price was approximately $485,000 and was allocated to the assets acquired and liabilities assumed based on fair values as of the date of acquisition. The fair value of the assets acquired and liabilities assumed was $8,000 and $485,000, respectively. The acquisition was accounted for using the purchase method of accounting and, as such, the excess of the purchase price over the fair values of the assets acquired of $477,000 was recorded as goodwill and is being amortized over five years. The results of operations of MMW were not material to the Company.

     On July 2, 1998, the Company completed a merger (the Merger) with Digital Evolution, Inc. (DE) an Internet professional services firm that provided development services for Internet, intranet and extranet applications. The shareholders of DE agreed to exchange their common and preferred shares for common and preferred shares of the Company.

     This resulted in the Company issuing 4,383,954 shares of common stock, 1,573,533 shares of Series A mandatorily redeemable convertible preferred stock and 1,043,945 options to

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

purchase Company common stock. The aggregate purchase price was approximately $17 million. In connection with the Merger, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

     The Merger was accounted for under the purchase method of accounting. The results of operations of DE have been included in the Company's consolidated financial statements since July 1, 1998.

     The excess of the purchase price over the fair value of the net identifiable assets acquired of $16,128,000 has been recorded as goodwill and other intangible assets and is amortized on a straight-line basis over its estimated life of two years.

     The purchase price was allocated as follows (in thousands):



       Fair value of assets acquired
        (Primarily accounts receivable and fixed assets) .........    $  2,064
       Goodwill and related intangible assets ....................      15,283
       Assembled workforce .......................................         845
       Fair value of liabilities acquired ........................      (1,192)
                                                                      --------
                                                                      $ 17,000
                                                                      ========


     The following table reflects unaudited pro forma combined results of operations of the Company and DE on the basis that the acquisition had taken place at the beginning of 1997 (in thousands, except per share data).




                                                               December 31,
                                                         -------------------------    March 31,
                                                            1997          1998          1998
                                                         ----------   ------------   ----------
Revenue ..............................................    $ 13,096     $  16,446      $  4,178
Net loss attributable to common stockholders .........      (9,183)      (15,299)       (2,743)
Basic and diluted loss per common share ..............    $  (1.01)    $   (1.73)     $   (.30)

     In management's opinion, the unaudited pro forma combined results of operations are not indicative of the actual results that would have occurred had the acquisitions been consummated at the beginning of 1997 or of future operations of the combined companies under the ownership and management of the Company.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

4. FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following (in thousands):




                                                             December 31,     December 31,
                                                                 1997             1998
                                                            --------------   -------------
Equipment ...............................................        $510            $1,520
Purchased software ......................................          80               201
Furniture and fixtures ..................................         153               329
Leasehold improvements ..................................          56               331
                                                                 ----            ------
                                                                 $799            $2,381
Less: accumulated depreciation and amortization .........         239             1,006
                                                                 ----            ------
Furniture and equipment -- net ..........................        $560            $1,375
                                                                 ====            ======

5. ACCRUED EXPENSES


     Accrued expenses consist of the following (in thousands):




                                               December 31,
                                            ------------------    March 31,
                                             1997       1998        1999
                                            ------   ---------   ----------
Accrued personnel related costs .........    $249     $1,016       $1,425
Legal and professional fees .............      48        370          460
Other ...................................     164        968        1,836
                                             ----     ------       ------
                                             $461     $2,354       $3,721
                                             ====     ======       ======

6. NOTES PAYABLE -- BANK


     Working Capital Loan

     On October 1, 1996, the Company obtained a $100,000 working capital loan with a bank. Borrowings under the line bore interest at the prime rate plus 1% (9.25% at December 31, 1996) and were collateralized by substantially all assets of the Company, as well as the personal assets and guarantees of certain common stockholders. The amount outstanding under this facility at December 31, 1996 was $45,000. On February 18, 1997 the outstanding balance was repaid in full and the agreement was terminated.

     On December 24, 1996, the Company entered into an agreement with a bank establishing a working capital facility (the Facility) in the amount of $250,000, which was subsequently increased to $1,000,000 during 1997. Borrowings under the Facility bear interest at the prime rate plus 1.25% (9.75% at December 31, 1997), and were collateralized by accounts receivable and equipment of the Company. Borrowings under the Facility were limited to 75% of eligible accounts receivable, as defined, and were subject to certain working capital and tangible net worth covenants. The Facility was terminated in July 1998.

     In July 1998, the Company executed a Loan and Security Agreement (the Loan Agreement) with a commercial bank that provides (i) a Line of Credit (the "Line") in the amount of the lesser of $3,250,000 or the Borrowing Base (principally limited to 75% of eligible accounts receivable) and (ii) a Term Loan (the Loan) in the aggregate amount of $1,200,000. The Line matures on June 30, 1999 and bears interest at the prime rate plus 1.25% (9.0% at December

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

31, 1998). The Loan is payable in 48 consecutive monthly installments of $25,000 beginning August 1, 1999 and bears interest at the prime rate plus 1.75% (9.5% at December 31, 1998). The Line and Loan are collateralized by substantially all of the Company's assets. The Company is required to comply with certain financial covenants, as defined in the Loan Agreement, which include cash flow and leverage ratios, working capital and tangible net worth levels.

     As of December 31, 1998 and March 31, 1999, the Company was not in compliance with certain of the financial covenants under the Loan Agreement. In May 1999 the Company received a waiver of these covenant violations from the commercial bank. There was $1,700,000 outstanding under the Line and $600,000 outstanding under the Loan as of December 31, 1998. There was $1,075,000 outstanding under the Line and $1,200,000 outstanding under the Loan as of March 31, 1999.

     In connection with the Loan Agreement, the Company issued a warrant to the bank to purchase an aggregate of 70,000 shares of the Company's common stock at an exercise price of $3.50 per share which was the estimated fair market value of a share of the Company's common stock. At the time the warrant was issued the warrant may be exercised at any time until the tenth anniversary of the date of issuance of the original warrant. The estimated fair value of the warrant was $140,000, which the Company recorded as debt issuance costs in July 1998. The debt issuance costs will be amortized over the term of the Loan Agreement.


Demand Notes -- Equipment

     During 1996, the Company entered into two demand notes with a bank to finance the purchase of certain equipment. Absent any demand by the lender, the Company is required to make monthly installments including interest through April 1998 as further described herein. Note No. 1 (original amount $15,000) requires monthly installments of $500 and bears interest at the prime rate plus 1% (9.25% at December 31, 1998) on outstanding balances. Note No. 2 (original amount $59,000) requires monthly installments of $2,200 and bears interest at 8.75%. Amounts outstanding under these notes at December 31, 1997 and 1998 were $38,000 and $6,000, respectively.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

7. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):




                                                             December 31,      March 31,
                                                            ---------------   ----------
                                                             1997     1998       1999
                                                            ------   ------   ----------
Unsecured stockholder loan with interest rate of 8.00%
 maturing July 1999 .....................................    $ 45     $ 20      $   13
Term loan with interest rate of 9% maturing April 1999         47       12           6
Capital lease obligations with interest rates of 9% to
 10.5% maturing through 2001 ............................     120       79         324
Term loan with interest rate of 9.5% maturing July
 2003 ...................................................      --      600       1,200
Note payable with interest of 6% repaid in 1998 .........      34       --          --
Term loan with interest rate of 9.343% maturing
 November 2001 ..........................................      --       34          32
                                                             ----     ----      ------
                                                              246      745       1,575
Less current portion ....................................     167      162         462
                                                             ----     ----      ------
                                                             $ 79     $583      $1,113
                                                             ====     ====      ======

     Maturities of long-term debt are as follows (in thousands): 1999 -- $162; 2000 -- $195; 2001 -- $150; 2002 -- $150 and 2003 -- $88.


8. STOCKHOLDERS' EQUITY


Issuance of Common Stock

     During 1996, certain stockholders and employees of the Company were issued a total of 1,096,875 shares of common stock for their services rendered to the Company. The estimated fair value of the services rendered was $73,000 which was recorded as compensation expense.


Issuance of Preferred Stock

     In June 1996, the Company authorized, issued and sold 1,000,000 shares of Series A convertible preferred stock at a sale price of $1.00 per share. During 1997 the Company authorized, issued and sold 595,706 shares of Series B convertible preferred stock at a sale price of $1.68 per share. Proceeds from the sale of such shares were designated for the use of general working capital, with the exception that no part of such proceeds could be used to reduce any outstanding indebtedness. In connection with the Merger discussed in Note 3, the holders of the Company's original Series A and B convertible preferred stock exchanged their shares for Series B and C mandatorily redeemable convertible preferred stock.

     The holders of the Company's Series A, B, C and D mandatorily redeemable convertible preferred stock (the Preferred Stock) are entitled to a per annum return of 5.65% for the Series A and 10.0% for the Series B, C and D of the original purchase price only in the event of a redemption of the Preferred Stock. The holders of the Preferred Stock have demand and piggy back registration rights, as defined.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

     Holders of Preferred Stock have the option to convert such shares into shares of common stock on a 1:1 ratio. The conversion rate on a particular series of Preferred Stock is subject to an adjustment in the event that any additional common stock, or other shares convertible into common stock, are issued for a per share price less than the particular series conversion price. Mandatory conversion occurs upon the closing of an IPO of the Company's common stock, as defined. On the fifth anniversary of the issue date of each respective Series of Preferred Stock and, upon the one-time election of each of the holders of the shares of each respective Series of Preferred Stock, the Company shall be required to redeem all shares of each respective Series of Preferred Stock.


     The Preferred Stock votes on an as if converted basis.


Issuance of Series D Mandatorily Redeemable Convertible Preferred Stock


     In September 1998, the Company sold 2,339,628 shares of Series D mandatorily redeemable convertible preferred stock, with the same preferences described above, to Safeguard Scientifics, Inc. (Safeguard) for $10,832,478. As part of Safeguard's investment, Safeguard also has the right, under certain conditions and with the Company's consent, to conduct an offering of the Company's common stock to Safeguard stockholders.


     Preferred Stock consists of the following at December 31, 1997 and 1998 and March 31, 1999 (in thousands, except per share data):




                          Per Share                        Issued and Outstanding
                         Liquidation                      December 31,       March 31,
                            Value        Authorized      1997       1998       1999
                        -------------   ------------   --------   -------   ----------
Preferred Series
   Series A .........   $ 2.83              1,574          --      1,385       1,385
   Series B .........   $ 0.95              1,053       1,000      1,021       1,021
   Series C .........   $ 1.68                596         596        596         596
   Series D .........   $ 4.63              2,339          --      2,339       2,339
                        ------              -----       -----      -----       -----
                                            5,562       1,596      5,341       5,341
                                            =====       =====      =====       =====


Reincorporation of the Company


     In connection with the Merger in July 1998, the Company amended its Articles of Incorporation to authorize 20,000,000 shares of Class A Common Stock ($.001 par value), 2,000,000 shares of Class B Common Stock ($.001 par value), 5,000,000 shares of Preferred Stock ($.001 par value) of which 2,000,000 shares were designated Series A Preferred Stock, 2,000,000 shares were designated Series B Preferred Stock, and 1,000,000 shares were designated Series C Preferred Stock. The Class B Common Stock was identical to the Class A Common Stock in all respects except that the Class B Common Stock was non-voting.


     In September 1998, the Company was reincorporated in Delaware. In connection with the reincorporation, the Company is authorized to issue 90,000,000 shares, $.001 par value, of common stock and 15,000,000 shares, $.001 par value, of preferred stock of which 5,561,499 shares have been designated as Series A, B, C and D as of December 31, 1998.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

Sale of Common Stock by Stockholders

     On July 1, 1998, certain officers and principal stockholders of the Company sold an aggregate of 300,000 shares of their holdings of Company common stock for $1,050,000, or $3.50 per share, to certain holders of the Company's mandatorily redeemable convertible preferred stock.


Purchase of Common Stock (Treasury Stock) and Preferred Stock from Stockholders


     In September 1998, contemporaneous with the Safeguard investment as described above, the Company purchased 1,039,311 shares of common stock for $4,811,994, or $4.63 per share and 188,824 shares of Series A mandatorily redeemable convertible preferred stock and 31,579 shares of Series B mandatorily redeemable convertible preferred stock for $1,020,466, or $4.63 per share from certain officers and principal stockholders of the Company.


9. LEASES

     The Company maintains operating and administrative offices in California, New York, Pennsylvania and Washington D.C. The Company also leases certain equipment under operating and capital leases. Total rent expense under operating leases amounted to $103,000, $213,000 and $1,239,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Future minimum payments under non-cancelable leases are as follows (in thousands):




                                                     Capital     Operating
Year Ending December 31                               Leases      Leases
-----------------------                             ---------   ----------
 1999 ...........................................     $64         $1,558
 2000 ...........................................      23            970
 2001 ...........................................      --            811
 2002 ...........................................      --            660
 2003 ...........................................      --            487
Thereafter ......................................      --          2,389
                                                      ---         ------
Total minimum lease payments ....................      87         $6,875
                                                      ---         ------
Amount representing interest ....................      (8)
                                                      ---
Present value of minimum lease payments .........     $79
                                                      ---

     At December 31, 1998, equipment included assets under capitalized lease obligations of $72,000 less accumulated amortization of $36,000.


10. INCOME TAXES

     The Company utilizes the asset and liability method of accounting for income taxes as set forth in Statement No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Significant components of the Company's deferred taxes are as follows (in thousands):

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)


                                                                        December 31,
                                                                   -----------------------
                                                                      1997         1998
                                                                   ---------   -----------
Deferred Tax Assets:
 Book depreciation in excess of tax depreciation ...............    $   --      $      2
 Net operation loss carryforwards ..............................        53         2,758
 Reserves and accruals not currently deductible for tax purposes        60           143
 Amortization ..................................................        37            42
 Other .........................................................        --             5
                                                                    ------      --------
                                                                       150         2,950
 Valuation allowance ...........................................      (150)       (2,950)
                                                                    ------      --------
Net deferred tax assets ........................................    $   --      $     --
                                                                    ======      ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences represent net future deductible amounts become deductible. Due to the uncertainty of the Company's ability to realize the benefit of the deferred tax asset, the deferred tax assets are fully offset by a valuation allowance at December 31, 1997, 1998 and March 31, 1999.


     At December 31, 1998, the Company had approximately $7,100,000 of Federal net operating loss carryforwards available to offset future Federal taxable income. These Federal net operating loss carryforwards will expire between 2010 and 2018, if not utilized. The Company also has state tax net operating losses in various states of approximately $5,900,000. These state net operating losses will expire through the year 2013 if not utilized.


     Under the Tax Reform Act of 1986, the utilization of a corporation's net operating loss carryforward is limited following a greater than 50% change in ownership. Due to the Company's prior and current equity transactions, the Company's net operating loss carryforwards may be subject to an annual limitation. Any unused annual limitation may be carried forward to future years for the balance of the net operating loss carryforward period. The Company intends to have a study performed in 1999 to determine the effect, if any, of the regulations that limit the use of net operating loss carryforwards.


11. OTHER INVESTMENTS


     The Company obtained a 30% interest in Network 1.0, LLC (Network 1.0) on January 1, 1996 (date of inception for Network 1.0). Network 1.0 was created to provide representation services to companies selling advertising on the Internet. The Company made no contribution of assets or any other financial resources to this entity. However, significant management time was devoted in return for an equity interest. On June 18, 1996, Network 1.0 acquired the Company's interest for $225,000 which has been recorded as a gain in the accompanying statement of operations. Network 1.0 had no meaningful operations in 1996 and due to the temporary nature of the Company's investment, it accounted for its interest under the cost method of accounting.

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

     During 1997, the Company obtained common stock of an unrelated early stage company, as consideration primarily for services rendered by the Company, that gives the Company an approximate 12% ownership interest. The Company accounts for the investment under the cost method of accounting with no carrying value.


12. EMPLOYEE BENEFIT PLANS

     The Company has an employee savings plan, which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The plan provides for discretionary employer contributions to eligible employees. The Company's contribution to the plan was $10,000, $29,000 and $50,000 for the years ended December 31, 1996, 1997 and
1998 respectively.

     The Company also maintains an employee profit sharing plan pursuant to section 401(k) of the Internal Revenue Code, under which most full-time employees may participate after completing one full year of employment. Annual contributions are based on (in part but not limited to) the profitability of the Company and are made at the sole discretion of the Board of Directors of the Company. There were no contributions in the years ended December 31, 1996, 1997 and 1998.


13. STOCK OPTION PLANS

     The Company has three stock option plans currently in effect under which future grants may be issued: the 1998 Stock Option Plan (the "1998 Plan"), the 1997 Stock Option Plan (the "1997 Plan") and the 1996 Stock Option Plan (the "1996 Plan"), collectively the Plans.

     The Company adopted the 1998 Plan effective July 2, 1998 and amended September 22, 1998. The 1998 Plan authorizes the grants of options to purchase up to 1,397,236 shares of authorized but unissued common shares. At December 31, 1998, 156,850 options under the 1998 Plan have been granted to employees of the Company at prices ranging between $3.50 and $4.63, the estimated fair value of the Company's common stock at the date of grant. Of these options 7,500 have been cancelled and none are currently exercisable. The options will become exercisable in 1999 through 2002.

     The Company adopted the 1997 Plan effective January 1, 1997 and amended on September 22, 1998. The 1997 Plan authorizes the grants of option to purchase up to 600,000 shares of authorized but unissued common shares. At December 31, 1997 and 1998, 224,275 and 581,757 options, respectively, have been granted to employees of the Company at prices ranging between $1.50 and $4.63, the estimated fair value of the Company's common stock at the date of grant. Of these options, 4,203 were exercised, 37,392 have expired and been cancelled, 251,169 are currently exercisable and the remaining options will become exercisable in 1999 through 2001.

     As a result of the Company's merger with Digital Evolution, Inc. as discussed in Note 3, the Company adopted the 1996 Plan effective July 2, 1998 and amended September 22, 1998. Outstanding Digital Evolution stock options were converted into options to acquire approximately 1,043,945 Company shares at price of $2.50 to $3.24 per share. The 1996 Plan authorized the grants of options to purchase up to 1,054,688 shares of authorized but unissued

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

common shares. At December 31, 1998, 1,043,945 options under the 1996 Plan have been granted to employees of the Company, none of which have been exercised and 94,984 have expired and have been cancelled. Of these options, none are currently exercisable and the remaining options will become exercisable in 1999 through 2000. No additional options may be granted under the 1996 Plan.

     Stock options are to be granted with an exercise price at least equal to the stock's fair market value at the date of grant. The Plans permit the granting of options with exercise periods of no more than 10 years from the date of grant, with further stipulations that no options may be granted after the tenth anniversary of the adoption of the Plans. Options granted vest and become exerciseable equally over four years from the date of grant unless such vesting period is accelerated by the approval of the Compensation Committee of the Board of Directors. However, no option may be exercised before the effective date of either the (i) sale of the Company, as defined to include a material acquisition, or (ii) consummation of a public offering of securities of the Company in which gross proceeds to the Company are not less than $10,000,000. Information with respect to options granted under the Plans is as follows:




                                                                        Weighted Average
                                                           Shares        Exercise Price
                                                       -------------   -----------------
Outstanding at January 1, 1997 .....................            --               --
 Options granted ...................................       224,275          $  1.50
 Options exercised .................................            --               --
 Options cancelled .................................        (2,425)            1.50
                                                           -------          -------
Outstanding at December 31, 1997 ...................       221,850          $  1.50
 Options granted ...................................       514,332             3.78
 Options exercised .................................        (4,203)            1.50
 Options canceled ..................................      (137,451)            2.69
 Converted Digital Evolution Stock Options .........     1,043,945             2.47
                                                         =========          =======
Outstanding at December 31, 1998 ...................     1,638,473          $  2.73
                                                         =========          =======

     The following summarizes information about the Company's stock options outstanding at December 31, 1998:




                                      Options Outstanding                               Options Exercisable
                  -----------------------------------------------------------  -------------------------------------
                                         Weighted Average
                   Number Outstanding       Remaining                           Number Outstanding       Weighted
 Exercise Price      at December 31,       Contractual      Weighted Average      at December 31,        Average
      Range               1998           Life (in years)     Exercise Price            1998           Exercise Price
----------------  --------------------  -----------------  ------------------  --------------------  ---------------
$1.50 to $2.70            865,729           8.65               $  2.21               118,109             $  1.50
$3.50 to $4.63            772,744           9.73               $  3.57               133,060             $  3.71
                          -------                                                    -------
                        1,638,473                                                    251,169
                        =========                                                    =======

     The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)


                                                                1997           1998
                                                            -----------   -------------
Net loss attributable to common
stockholders'                               As reported       $  (290)      $  (9,068)
                                            Pro forma            (363)         (9,507)
Basic and diluted loss per common share     As reported      $   (.06)      $   (1.36)
                                            Pro forma          (  .08)        (  1.43)

     The per share weighted-average fair value of stock options issued by the Company during 1997 and 1998 was $.56 and $.85, respectively.


     The following range of assumptions were used by the Company to determine the fair value of stock options granted using the minimum value option-price model:




                                            1997          1998
                                        -----------   -----------
Dividend yield ........................      0%            0%
Expected volatility ...................      0%            0%
Average expected option life ..........   5 years       5 years
Risk-free interest rate ...............   6.00%         5.25%

14. SEGMENT AND MAJOR CUSTOMER INFORMATION


     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which established standards for reporting information about operating segments in annual financial statements. The Company operates in a single industry segment, Internet professional services.


     The Company had seven customers representing 62% of accounts receivable at December 31, 1997, seven customers representing 53% of accounts receivable at December 31, 1998 and eight customers representing 71% of accounts receivable at March 31, 1999.


     For the years ended December 31, 1996, 1997 and 1998, 40%, 55% and 36% respectively, of the Company's revenue was generated from its top five customers. For the three months ended March 31, 1998 and 1999, 52% and 48%, respectively, of the Company's revenue was generated from its top five customers. One customer represented 10%, 8%, and 9% of 1996, 1997, and 1998 revenue, respectively. A second customer represented 7% of 1998 revenue and a third customer represented 11% and 6% of 1997 and 1998 revenue, respectively. For the three months ended March 31, 1999 two customers accounted for 14% and 13% of revenues.


     The Company performs its services primarily in North America, Asia-Pacific and Europe as follows (in thousands):



                               Years Ended December 31,         Three Months Ended  March 31,
                          ----------------------------------   ------------------------------
                             1996        1997        1998          1998              1999
                          ---------   ---------   ----------    ---------         ---------
North America .........    $1,950      $6,061      $12,535       $2,378            $5,156
Asia-Pacific ..........        --          --        1,001           --               831
Europe ................        --          --          100           --               136
                           ------      ------      -------       ------            ------
                           $1,950      $6,061      $13,636       $2,378            $6,123
                           ======      ======      =======       ======            ======

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

15. RELATED PARTY TRANSACTIONS


     The Company and both Juggernaut Partners, LLC (Juggernaut) and Interactive Video Technologies, Inc. (IVT), are related parties because a common shareholder holds a substantial ownership interest in the Company, Juggernaut and IVT. The Company provided professional services to both Juggernaut and IVT during the year ending December 31, 1998 and the three months ended March 31, 1999. The price of these services were negotiated on an arm's length basis and amounted to $703,000 for the year ended December 31, 1998 and $777,000 for the three months ended March 31, 1999. Accounts receivable from these services was $691,000 at December 31, 1998 and $1,013,000 at March 31, 1999.

     In connection with the Safeguard investment in 1998, the Company and Safeguard entered into an administrative services agreement which requires the Company to pay Safeguard $50,000 per year. Such services will include consultation in regard to general management, investor relations, legal services and tax research and planning.


16. COMMITMENTS


     The Company has employment agreements with two employees, each providing for a minimum annual salary of $100,000. One employment agreement was executed with an initial term of three years, through July 1999. The other was executed with an initial term of two years, through April 1999. Additionally, the Company has an employment agreement with its Chairman which provides for a yearly base salary of $235,000 through July 2, 1999 which will renew for a period of one year unless notice is given by the non-renewing party within 30 days. There are no severance provisions for these employment agreements, and the Company may terminate the employees for cause as defined in the agreements.



17. LITIGATION


     The Company is involved in certain claims and legal proceedings principally relating to the collection of accounts receivable. While it is not feasible to predict or determine the financial outcome of these proceedings, management does not believe that they should result in a materially adverse effect on the Company's financial position, results of operations or liquidity.



18. SUBSEQUENT EVENTS


Options Granted (unaudited)

     In January and February 1999, the Company granted 28,100 options, with an exercise price of $4.63 per share. In March and April 1999, the Company granted 622,633 options, with an exercise price of $5.00 per share. In late April, May and June 1999, the Company granted 623,950 options, with an exercise price of $9.25 per share. The exercise prices were equal to the estimated fair market value of the Company's common stock on the date of grant.


Initial Public Offering (unaudited)

     In April 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the

                    U.S. INTERACTIVE, INC. AND SUBSIDIARIES

       (Information with respect to March 31, 1998 and 1999 is unaudited)

Company's common stock in connection with a proposed initial public offering ("IPO"). As part of this offering, the Company would offer shares of its common stock to certain shareholders of Safeguard at the IPO offering price.


Acquisition (unaudited)

     In March 1999, the Company acquired certain assets and assumed certain liabilities of InVenGen LLC, a regional Internet professional service firm, in exchange for 584,800 shares of the Company's common stock, having an estimated fair market value of $2,924,000 at the time of the transaction. The acquisition will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to the net assets acquired and liabilities assumed. The balance of the purchase price will be recorded as goodwill and amortized over two years.

     The Company also issued 275,200 shares of restricted common stock in connection with the transaction. The former employees of InVenGen LLC who became employees of the Company are required to be employed by the Company during the next two year period in order for the restricted shares to be released. If the employees leave the Company during the two-year period all unvested shares are forfeited. The Company recorded $1,375,000 of deferred stock compensation in connection with these restricted shares that will be amortized over the two year period.


Severance Agreement (unaudited)

     In May 1999, the Company's President and Chief Operating Officer resigned as an officer. The Company will record a charge of approximately $170,000 in connection with a severance agreement in the second quarter of 1999.

                       Report of Independent Accountants

Board of Directors
Digital Evolution, Inc.
Brentwood, California

We have audited the accompanying balance sheets of Digital Evolution, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Evolution, Inc. as of December 31, 1996 and 1997 and the results of its operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN, LLP

Los Angeles, California
August 28, 1998

                            Digital Evolution, Inc.

                                Balance Sheets




                                                                           December 31,                June 30
                                                                   -----------------------------   ---------------
                                                                        1996            1997             1998
                                                                   -------------   -------------   ---------------
                                                                                                     (unaudited)
ASSETS
CURRENT ASSETS
   Cash and cash equivalents ...................................    $1,414,827      $1,528,301      $    332,123
   Accounts receivable, net of allowance for doubtful
    accounts of $0, $165,400, and $150,000 (unaudited) .........       159,676       1,827,501         1,388,549
   Prepaid expenses and other current assets ...................        21,864          58,738            91,673
                                                                    ----------      ----------      ------------
Total current assets ...........................................     1,596,367       3,414,540         1,812,345
PROPERTY AND EQUIPMENT, NET (Note 2) ...........................       327,064         698,894           665,234
OTHER ASSETS ...................................................        21,699          42,939            44,456
                                                                    ----------      ----------      ------------
                                                                    $1,945,130      $4,156,373      $  2,522,035
                                                                    ==========      ==========      ============
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Accounts payable and accrued expenses .......................    $  608,093      $  585,496      $    372,670
   Deferred revenue ............................................       700,000         160,220           728,000
   Loan from shareholders ......................................       174,729              --                --
   Current portion of long-term debt (Note 3) ..................         9,750           9,053            10,307
   Current portion of obligations under capital leases
    (Note 7) ...................................................        24,174          30,418            25,674
                                                                    ----------      ----------      ------------
Total current liabilities ......................................     1,516,746         785,187         1,136,651
Obligations under capital leases (Note 7) ......................        11,968          28,699            20,221
LONG-TERM DEBT (Note 3) ........................................        43,248          34,195            28,921
                                                                    ----------      ----------      ------------
Total liabilities ..............................................     1,571,962         848,081         1,185,793
                                                                    ----------      ----------      ------------
Series A Redeemable Preferred stock-no par value, 1,366,666
 shares authorized; issued and outstanding 250,000 in 1996
 and 1,366,666 in 1997 and 1998 (unaudited), and (liquida-
 tion value of $4,100,000) (Note 8) ............................       694,761       4,044,759         4,044,759
                                                                    ----------      ----------      ------------
COMMITMENTS AND CONTINGENCIES (Notes 7, 8, 9, 10,
 and 11)
SHAREHOLDERS' DEFICIENCY (Note 8)
   Class A -- no par value, common stock, 38,466,665
    shares authorized; 20,299,985 shares issued and out-
    standing ...................................................         2,000           2,000             2,000
   Class B - no par value, common stock, 6,096,000 shares
    authorized; none issued and outstanding ....................            --              --                --
   Accumulated deficit .........................................      (323,593)       (738,467)       (2,710,517)
                                                                    ----------      ----------      ------------
   Total shareholders' deficiency ..............................      (321,593)       (736,467)       (2,708,517)
                                                                    ----------      ----------      ------------
                                                                    $1,945,130      $4,156,373      $  2,522,035
                                                                    ==========      ==========      ============


                 See accompanying notes to financial statements

                            Digital Evolution, Inc.

                           Statements of Operations




                                                      Years Ending December 31,         Six Months Ending June 30,
                                                   -------------------------------   --------------------------------
                                                        1996             1997             1997             1998
                                                   --------------   --------------   -------------   ----------------
                                                                                      (Unaudited)       (Unaudited)
Revenues .......................................    $ 2,504,774      $ 7,034,693     $3,662,182        $  2,809,866
                                                    -----------      -----------     -----------       ------------
OPERATING EXPENSES
Project personnel and related expenses .........      1,378,214        4,330,710      1,720,430           2,560,528
Marketing and sales ............................          8,845          268,083        110,299             372,167
Management and administration ..................      1,337,140        2,794,925        980,279           1,807,666
Depreciation ...................................         48,628          138,591         61,352              80,120
                                                    -----------      -----------     -----------       ------------
Operating income (loss) ........................       (268,053)        (497,616)       789,822           2,010,615
                                                    -----------      -----------     -----------       ------------
Interest expense ...............................        (34,120)         (33,335)       (13,919)             (8,209)
Interest income ................................          3,410          154,748         83,829              19,884
Assumed loan balance of related party
 (Note 5) ......................................       (101,299)              --             --                  --
Other (expenses) income, net ...................        (20,191)         (38,671)       (16,018)             26,890
                                                    -----------      -----------     -----------       ------------
Net income (loss) ..............................    $  (420,253)     $  (414,874)    $  843,714        $ (1,972,050)
                                                    ===========      ===========     ===========       ============
Weighted average number of shares
 outstanding:
  Basic ........................................     20,299,985       20,299,985     20,299,985          20,299,985
  Diluted ......................................     20,299,985       20,299,985     23,567,873          20,299,985
NET INCOME (LOSS) PER SHARE:
  Basic ........................................    $      (.02)     $      (.02)    $      .04        $       (.10)
                                                    ===========      ===========     ===========       ============
  Diluted ......................................    $      (.02)     $      (.02)    $      .03        $       (.10)
                                                    ===========      ===========     ===========       ============

                See accompanying notes to financial statements.

                            Digital Evolution, Inc.

                    Statements of Shareholders' Deficiency





                                           Class A               Class B            Retained
                                         Common Stock          Common Stock         Earnings/
                                    ----------------------  ------------------     Accumulated
                                       Shares      Amount    Shares    Amount       (Deficit)          Total
                                    ------------  --------  --------  --------  ----------------  ---------------
BALANCE AT JANUARY 1, 1996 .......    1,033,078    $2,000     --        $ --      $     96,660     $     98,660
Issuance of preferred stock
 (Note 8) ........................           --        --     --          --                --               --
Net loss for the year ............           --        --     --          --          (420,253)        (420,253)
                                      ---------    ------    ----        ----      ------------     ------------
BALANCE AT JANUARY 1, 1997 .......    1,033,078    $2,000     --        $ --      $   (323,593)    $   (321,593)
Stock split 3.93 for 1 ...........    3,026,919        --     --          --                --               --
Stock split 5.00 for 1 ...........   16,239,988        --     --          --                --               --
Net loss for the year ............           --        --     --          --          (414,874)        (414,874)
                                     ----------    ------    ----       ----      ------------     ------------
BALANCE AT DECEMBER 31, 1997 .....   20,299,985    $2,000     --        $ --      $   (738,467)    $   (736,467)
                                     ----------    ------    ----       ----      ------------     ------------
Net loss for the six months
 (unaudited) .....................           --        --     --          --        (1,972,050)      (1,972,050)
                                     ----------    ------    ----       ----      ------------     ------------
BALANCE AT JUNE 30, 1998
 (unaudited) .....................   20,299,985    $2,000     --          --      $ (2,710,517)    $ (2,708,517)
                                     ==========    ======    ====       ====      ============     ============

                See accompanying notes to financial statements.

                            Digital Evolution, Inc.

                           Statements of Cash Flows




                                                            Years Ending December 31,
                                                          ------------------------------     Six Months Ending June 30,
                                                               1996            1997             1997             1998
                                                          --------------  --------------  ---------------  ----------------
                                                                                            (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss) ...................................    $ (420,253)    $   (414,874)   $    843,714      $ (1,972,050)
   Adjustments to reconcile net income (loss) to
    net cash (used in) provided by operating
    activities:
      Depreciation .....................................        48,628          138,591          61,352            80,120
      Bad debt expense .................................        71,180          166,314              --                --
      Assumed loan from related party ..................       101,299               --              --                --
      Changes in assets and liabilities:
         Accounts receivable ...........................      (113,880)      (1,834,139)     (1,343,502)          438,952
         Prepaid assets and other ......................       (12,165)         (36,874)        (76,329)          (32,540)
         Accounts payable and accrued
          expenses .....................................       535,381          (22,676)       (304,526)         (201,538)
         Deferred revenue ..............................       700,000         (539,780)       (390,000)          567,780
         Other assets and liabilities ..................       (14,666)         (21,240)        (11,083)           (1,912)
                                                            ----------     ------------    ------------      ------------
Net cash (used in) provided by operating activities            895,524       (2,564,678)     (1,220,374)       (1,121,188)
                                                            ----------     ------------    ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property and equipment .................      (236,356)        (515,035)       (121,508)          (57,748)
   Disposition of property and equipment ...............            --            4,692              --                --
                                                            ----------     ------------    ------------      ------------
Net cash used in investing activities ..................      (236,356)        (510,343)       (121,508)          (57,748)
                                                            ----------     ------------    ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from loans payable and capital
    leases .............................................        53,707           65,605              --                --
   Payments on loans payable and capital leases                (50,372)        (227,108)       (196,046)          (17,242)
   Proceeds from redeemable preferred stock
    issuance ...........................................       694,761        3,349,998       3,349,998                --
                                                            ----------     ------------    ------------      ------------
Net cash (used in) provided by financing activities            698,096        3,188,495       3,153,952           (17,242)
                                                            ----------     ------------    ------------      ------------
Net (decrease) increase in cash and cash equivalents ...     1,357,264          113,474       1,812,070        (1,196,178)
Cash and cash equivalents, beginning of year ...........        57,563        1,414,827       1,414,827         1,528,301
                                                            ----------     ------------    ------------      ------------
Cash and cash equivalents, end of year .................    $1,414,827     $  1,528,301    $  3,226,897      $    332,123
                                                            ==========     ============    ============      ============
SUPPLEMENTAL CASH FLOW INFORMATION
   Cash paid during the year for:
    Income taxes .......................................    $      800     $      7,280    $         --      $      3,156
    Interest ...........................................        26,832           40,623          22,901             8,209
                                                            ==========     ============    ============      ============
NON CASH INVESTING AND FINANCING
 ACTIVITIES
   Purchases of equipment by capital leases ............    $   23,979     $     65,604    $     65,604      $         --
   Assumed loan from related party .....................       101,299               --              --                --
                                                            ==========     ============    ============      ============


                See accompanying notes to financial statements.

                            DIGITAL EVOLUTION, INC.

                         NOTES TO FINANCIAL STATEMENTS

       (Information with respect to June 30, 1997 and 1998 is unaudited)


NOTE 1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES BUSINESS

     Digital Evolution, Inc. (the "Company") was incorporated in California on May 10, 1994. The Company is a developer of proprietary technologies, with its principal expertise in large scale inter-and intranet solutions, database and electronic commerce applications, CD-Rom and interactive kiosk-based networks. The Company's principal markets are the United States.


Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with initial maturities of three months or less to be cash equivalents.


Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method and includes the amortization of capital lease assets. Equipment is depreciated over a five to seven year useful life. Leasehold improvements are amortized over the term of the lease or the useful life, if shorter.

     Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.


Long-Lived Assets

     Long-lived assets, such as property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When any such impairment exists, the related assets will be written down to fair value. No impairment losses have been recorded through December 31, 1997.


Software Development Costs

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional development costs are capitalized in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized over the lesser of five years or the economic life of the related product. No development costs were capitalized in 1997 and 1996.


Revenue Recognition

     Revenues are derived principally from either (a) contracts permitting the billing of services at amounts equal to actual time and material costs incurred, or (b) under fixed-fee arrangements. Revenues under fixed fee arrangements are recognized on the percentage of completion method based on the ratio of costs incurred to total estimated costs. Fees and

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

expenditures in excess of billings represent the costs incurred on projects and anticipated profits earned on projects in excess of amounts billed. Billings in excess of fees and expenditures represent amounts billed in excess of costs incurred and estimated profit earned and have been classified as current liabilities under the caption "deferred revenue."


Taxes on Income


     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Statement ("SFAS") No. 109, "Accounting for Income Taxes." SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future income tax consequences of events that have been recognized in a Company's financial statements or tax return. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse.


     The Company currently files its federal and state income tax returns as a cash basis entity.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.


Fair Values of Financial Instruments


     The carrying amounts reported in the balance sheet for cash equivalents, accounts receivables, and accounts payable approximate fair value because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is estimated based on the current borrowing rates for similar debt which approximates fair value.


Concentrations of Credit Risk and Major Customer


     Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. Cash and cash equivalents consist of deposits and investments in short-term government securities placed with various high credit quality financial institutions. The Company generates revenue principally from customers located in North America, many of which are large multi-national organizations. During 1997 and 1996, one customer accounted for 53% and 27%, respectively, in 1997 and 1996 of total revenues. This same customer accounted for 55% and 0%, respectively, of accounts receivables, in 1997 and 1996, respectively. Concentrations of credit risk with respect to receivables are limited due to the Company's geographically diverse customer base. The Company maintains an allowance for uncollectible receivables based upon the collectibility of such receivables.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

Computation of Earnings Per Shares


     For the year ended December 31, 1997, the Company adopted SFAS No. 128, which requires the presentation of Basic and Dilutive earnings per share, which replaces primary and fully diluted earnings per share. Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive net loss per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents. Shares outstanding for dilutive earnings per share include preferred stock and stock options. The dilutive computations do not include preferred stock and stock options for the years ended December 31, 1997 and 1996 as their inclusion would be antidilutive.


Stock-Based Compensation


     The Company accounts for its stock option awards under the intrinsic value method of accounting, prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied as required by SFAS No. 123, "Accounting for Stock-based Compensation."


Unaudited Interim Financial Information


     The interim financial statements of the Company for the six months ended June 30, 1997 and 1998, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 1998, and the results of its operations and its cash flows for the six months ended June 30, 1997 and 1998.


New Accounting Pronouncements


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

     Also, in June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS No. 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS No. 130 and 131 are effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of the standards, management has been unable to fully evaluate the impact, if any, the standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

     In October 1997, Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), was issued. The SOP provides guidance on when revenue should be recognized and in what amounts licensing, selling, leasing, or otherwise marketing computer software. SOP 97-2 is effective for transactions entered into in fiscal years after December 15, 1997. Because of the recent issuance of the SOP, management has been unable to fully evaluate the impact, if any, the SOP may have on future financial statement disclosure.

     In February 1998, the FASB issued SFAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, SFAS No. 132 is effective for years beginning after December 15, 1997 and requires comparative information for earlier years to be restated, unless such information is not readily available. Management believes the adoption of this statement will have no material impact on the Company's financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for changes in fair value, gains or losses, depends on the intended use of the derivative and its resulting designation. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company will adopt SFAS No. 133 by January 1, 2000 and does not expect SFAS No. 133 to have a material impact on its financial statements.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                    December 31,             June 30,
                                             ---------------------------   ------------
                                                 1996           1997           1998
                                             ------------   ------------   ------------
                                                                            (unaudited)
Equipment ................................    $  364,053     $  849,455      $907,203
Furniture and fixtures ...................        60,164         71,834        71,834
Leasehold improvements ...................        16,186         29,457        29,457
                                              ----------     ----------      ---------
                                                 440,403        950,746      1,008,494
Accumulated depreciation and amortization       (113,339)      (251,852)     (343,260)
                                              ----------     ----------      ---------
Property and equipment, net ..............    $  327,064     $  698,894      $665,234
                                              ==========     ==========      =========

     As of December 31, 1997 and 1996, included in equipment is $105,093 and $39,489 respectively, of equipment with accumulated amortization of $30,024 and $10,600, respectively, under capital leases.

NOTE 3. LONG-TERM DEBT

     Long-term debt consists of the following: erty and equipment consists of the following:

                                                 December 31,           June 30,
                                            -----------------------   ------------
                                               1996         1997          1998
                                            ----------   ----------   ------------
                                                                       (unaudited)
Note payable to bank, secured by certain
 equipment, monthly payments of $1,128,
 interest at 9.34%, matures November 2001    $52,998      $43,248        $39,228
                                             -------      -------        -------
                                              52,998       43,248         39,228
Less current maturities .................      9,750        9,053         10,307
                                             -------      -------        -------
                                             $43,248      $34,195        $28,921
                                             =======      =======        =======

NOTE 4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consists of the following:

                                            December 31,            June 30,
                                      -------------------------   ------------
                                          1996          1997          1998
                                      -----------   -----------   ------------
                                                                   (unaudited)
Accounts payable ..................    $ 85,954      $162,699       $180,010
Accrued payroll ...................      79,242       214,672             --
Incentive bonus ...................     300,000            --         75,000
Accrued vacation ..................      16,371        81,062        117,660
Other -- accrued expenses .........     126,526       127,063             --
                                       --------      --------       --------
                                       $608,093      $585,496       $372,670
                                       ========      ========       ========

NOTE 5. LOAN FROM STOCKHOLDER

     During 1994, the Company and a related company obtained joint financing from an affiliated company. The Company granted shares of Class A Common Stock as compensation, which had no fair market value at the date of grant. The Company was also a guarantor of the related company financing included in this agreement. This related company defaulted in 1996 and the Company assumed their loan in the amount of $101,299. This loan was fully paid down in 1997.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 6. INCOME TAXES

     The components of the income tax benefit are as follows:



                                                        December 31,
                                                 ---------------------------
                                                     1996           1997
                                                 ------------   ------------
     Deferred:
       Federal ...............................    $  305,000     $  141,000
       State .................................        54,000         25,000
                                                  ----------     ----------
                                                     359,000        166,000
     Increase in valuation allowance .........      (359,000)      (166,000)
                                                  ----------     ----------
                                                  $       --     $       --
                                                  ==========     ==========



     The difference between the Federal statutory tax rate and the effective tax rate resulted from the following:


                                                              December 31,
                                                         -----------------------
                                                            1996         1997
                                                         ----------   ----------
     Federal statutory tax benefit rate ..............       (34%)        (34%)
     State income taxes (net of federal benefit) .....        (6%)         (6%)
     Increase in valuation allowance .................        40%          40%
                                                             ---          ---
                                                               0%           0%
                                                             ===          ===

     Deferred taxes are recorded based on differences between the financial statement and tax basis of assets and liabilities. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities consist of the following:


                                                                 December 31,
                                                          ---------------------------
                                                              1996           1997
                                                          ------------   ------------
     Current:
       Net operating loss carryforwards ...............    $  470,000     $  800,000
       Cash to accrual conversion differences .........       (87,000)      (251,000)
                                                           ----------     ----------
                                                             (383,000)       549,000
     Deferred tax asset valuation allowance ...........      (383,000)      (549,000)
                                                           ----------     ----------
     Net deferred tax asset ...........................    $       --     $       --
                                                           ==========     ==========

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the lack of significant history of profits and that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology.

     At December 31, 1997, the Company has available net operating loss carryforwards of approximately $2,000,000 for Federal income tax purposes, which expire in varying amounts through 2012.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 7. LEASES

     As of December 31, 1997, future minimum lease payments related to the rental of office facilities and equipment are as follows:



                                               Operating      Capital
                                                 Leases        Leases
                                              -----------   -----------
     1998 .................................    $455,130      $  40,348
     1999 .................................      62,443         30,796
     2000 .................................          --          1,282
                                               --------      ---------
     Total minimum lease payment ..........    $517,573         72,426
                                               ========
     Amount representing interest .........                    (13,309)
                                                             ---------
     Present value of net minimum lease
       payments ...........................                     59,117
     Less: current portion ................                    (30,418)
                                                             ---------
                                                             $  28,699
                                                             ---------

     Total rent expense under operating leases amounted to $114,641 and $275,717 for the year ended December 31, 1996 and 1997, respectively.


NOTE 8. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     In January 1997, the Company effected a 3.93-for-one stock split. In December 1997, the Company effected a five-for-one stock split. All applicable share data have been retroactively restated to reflect the stock splits.

     In November 1996 and February 1997, the Company sold Series A Preferred Stock ("Preferred Stock") in a private placement. The Company issued an aggregate of 1,366,666 shares of its preferred stock in exchange for net proceeds of $4,044,759. The holders of the preferred stock are entitled to cumulative dividends at a rate of 6% of the original per share price of $3 (as adjusted for January 1997 stock split). There are $238,687 in cumulative unpaid dividends as of December 31, 1997. Upon an one-time election of the holders of the preferred stock, the Company shall redeem (as defined in the Preferred Stock Agreement) all of the outstanding shares on the fifth anniversary date of the original issue at the original purchase price plus any dividends in arrears at the election of the preferred stockholders. Each share of Preferred Stock has a liquidation preference of $3. In addition, the preferred shares can be converted into shares of common stock upon the earlier of (1) agreement of the holders of two-thirds of the then outstanding shares of preferred stock and (2) simultaneously with the closing of the Company's public offering registered under the Securities Act of 1933. The preferred shares shall be converted into common shares at a per share common stock price equal to $3 (as adjusted for any stock dividends, combinations or splits with respect to such shares).

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 9. EARNINGS PER SHARE


     Basic and diluted net loss per share were computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding during the year.




                                                    Years Ending December 31,         Six Months Ending June 30,
                                                 -------------------------------   --------------------------------
                                                      1996             1997             1997             1998
                                                 --------------   --------------   -------------   ----------------
                                                                                    (Unaudited)       (Unaudited)
Net (loss) income ............................    $  (420,252)     $  (414,874)    $  843,714        $ (1,972,050)
Less: Preferred dividends ....................        (45,000)        (193,687)      (110,000)           (123,000)
                                                  -----------      -----------     -----------       ------------
Income (loss) available to common
 stockholder .................................    $  (465,252)     $  (608,561)    $  733,714        $ (2,095,050)
                                                  ===========      ===========     ===========       ============
Weighted average shares of common stock
 outstanding .................................     20,299,985       20,299,985     20,299,985          20,299,985
Shares of common stock issuable upon the
 assumed conversion of preferred stock
 and the assumed exercise of options .........             --               --      3,267,888                  --
                                                  -----------      -----------     -----------       ------------
Additional shares of common stock and
 common stock equivalents for computa-
 tion ........................................     20,299,285       20,299,285     23,567,873          20,299,285
                                                  ===========      ===========     ===========       ============
Diluted net income (loss) per common share        $     (0.02)     $      (.02)    $      .03        $       (.10)
                                                  ===========      ===========     ===========       ============

NOTE 10. EMPLOYEE RETIREMENT PLANS


     The Company has sponsored a defined contribution retirement plan (the "Plan") which covers all employees meeting minimum service requirements. The Plan qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Employee's make contributions from 1% -- 20% of their eligible compensation. The Company may elect to make matching contributions, but as of December 31, 1997 has not elected to do so.


NOTE 11. STOCK OPTION PLAN


     In November 1996, the Board of Directors adopted and the Company's shareholders approved the 1996 Stock Option Plan (the "1996 Plan"). The 1996 Plan provides for the grant of options which qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to officers and employees of the Company and options which do not so qualify ("Non-Qualified Options") to officers, directors, employees and consultants of the Company. Under the 1996 Plan, the Company may grant options to purchase up to 6,096,000 shares of Class B common stock. Options to purchase 5,642,785 shares of common stock at an exercise price per share of $.54-$.70 (the estimated fair value of the shares on the date of grant) were granted to certain employees in 1997. The options granted vest incrementally from one to five years and are exercisable over a period of five years.

                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumption for 1997; risk-free interest rates of 6.57%; with no volatility factor; and a weighted average expected life of the option of 5 years. The absence of a volatility factor in the pricing model is permitted by SFAS No. 123, for non-public companies.

     Under the accounting provisions of SFAS No. 123, the Company's net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:


                                                       Year ended
                                                      December 31,
                                                          1997
                                                     -------------
         Net loss as reported ....................    $ (414,874)
         Net loss pro forma ......................      (929,107)
         Net loss per share as reported ..........          (.02)
         Net loss per share as pro forma .........          (.06)


     A summary of the Company's stock option plan as of and for the year ended December 31, 1997 is presented below:



                                                                             Weighted Average
                                                                Shares        Exercise Price
                                                             ------------   -----------------
     Outstanding at beginning of year ....................           --              --
     Granted .............................................    5,642,785          $ 0.54
     Forfeited/canceled ..................................      (74,620)         $ 0.54
                                                              ---------          ------
     Outstanding at end of year ..........................    5,568,165          $ 0.54
                                                              =========          ======
     Options exercisable at year-end .....................    1,733,030          $ 0.54
     Weighted average fair value of options granted during
       the year ..........................................                       $ 0.15
                                                                                 ======



     The following table summarizes information about stock options outstanding at December 31, 1997:



                              Options Outstanding                Options Exercisable
                   ------------------------------------------   --------------------
                                      Weighted
                                      Average       Weighted                            Weighted
                                     Remaining       Average                            Average
                       Number       Contractual     Exercise           Number           Exercise
 Exercise Price     Outstanding         Life          Price          Exercisable         Price
----------------   -------------   -------------   ----------   --------------------   ---------
  $      0.54        5,417,200       4.3 Yrs.      $ 0.54             1,733,030         $ 0.54
  $      0.70          150,965       4.8 Yrs.      $ 0.70                    --         $ 0.70
                     ---------                                        ---------
                     5,568,165                                        1,733,030
                     =========                                        =========


                            DIGITAL EVOLUTION, INC.

       (Information with respect to June 30, 1997 and 1998 is unaudited)

NOTE 12.  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain members of senior management. The agreements have terms from one to three years and include, among other things, noncompete agreements and salary and benefits continuation. In some cases, these agreements grant employees equity interest in ventures which they have largely developed and made viable. In addition, these agreements generally can be terminated by notice given by the employee or the Company. Salaries for these employees range from $75,000 to $200,000 per year. Salary expense for the years ending December 31, 1996 and 1997, respectively, was $29,444 and $356,140.


NOTE 13. SUBSEQUENT EVENTS

     During July 1998, the Company merged with U.S. Interactive Inc.

                            U.S. INTERACTIVE, INC.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On July 2, 1998, the Company completed a merger with Digital Evolution, Inc. (DE), a California corporation, which has been accounted for using the purchase method of accounting. The purchase of DE was completed by the issuance of 4,383,954 shares of common stock (par value $.001), and the issuance of 1,573,533 shares of Series A mandatorily redeemable convertible preferred stock. The aggregate purchase price was approximately $17,000,000. The purchase price was allocated as follows (in thousands):


            Fair value of net assets acquired ...............    $   872
            Goodwill and related intangibles assets .........     15,283
            Assembled workforce .............................        845
                                                                 -------
                                                                 $17,000
                                                                 -------


     The excess of the purchase price over the fair value of the net identifiable assets acquired has been recorded as goodwill and other intangibles and is amortized on a straight-line basis over two years.

     The unaudited combined pro forma statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1998 reflect the acquisition as if it occurred on January 1, 1998. Since the pro forma financial statements which follow are based upon the operating results of DE during a period when it was not under the control or management of the Company the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed on January 1, 1998 nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company and DE. The combined pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and the notes thereto of the Company, as well as the audited historical financial statements and the notes thereto of DE included elsewhere in this Prospectus.

                            U.S. INTERACTIVE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the Year ended December 31, 1998
                     (in thousands, except per share data)




                                                         Year Ended December 31, 1998
                                                       --------------------------------
                                                           Digital         Pro Forma         Pro Forma
                                        Company (1)     Evolution(2)      Adjustments         Combined
                                       -------------   --------------   ---------------   ---------------
Revenue ............................     $ 13,636         $  2,810                           $ 16,446
Operating costs and expenses:
 Project personnel and related
   expense .........................        7,405            2,590                              9,995
 Management and administrative .....        7,876            1,777                              9,653
 Selling and marketing .............        2,054              338                              2,392
 Depreciation and amortization .....        4,592               80           4,032(a)           8,704
                                         --------         --------           -----           --------
   Total operating expenses ........       21,927            4,785           4,032             30,744
                                         --------         --------           -----           --------
Operating loss .....................       (8,291)          (1,975)         (4,032)           (14,298)
Other income (expense) net .........         (152)               3              --               (149)
                                         --------         --------          ------           --------
Net loss ...........................       (8,443)          (1,972)         (4,032)           (14,447)
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................         (625)              --            (227)(b)           (852)
                                         --------         --------          ------           --------
Net loss attributable to common
 stockholders ......................     $ (9,068)        $ (1,972)        $(4,259)          $(15,299)
                                         ========         ========         =======           ========
Pro forma net loss per common
 share
 Basic and diluted .................     $  (1.36)                                           $  (1.73)
                                         ========                                            ========
Weighted average shares
 outstanding .......................        6,670                                               8,862(c)
                                         ========                                            ========

(1) Actual for the year ended December 31, 1998

(2) Actual for the six months ended June 30, 1998

















  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                            U.S. INTERACTIVE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   For the Three Months ended March 31, 1998
                     (in thousands, except per share data)




                                                     Three Months Ended March 31, 1998
                                                     ---------------------------------
                                                        Digital        Pro Forma         Pro Forma
                                          Company      Evolution      Adjustments        Combined
                                       ------------   -----------   ---------------   --------------
Revenue ............................      $2,378        $1,800                          $  4,178
Operating costs and expenses:
 Project personnel and related
   expense .........................      1,249          1,407                             2,656
 Management and administrative .....        690            817                             1,507
 Selling and marketing .............        351            149                               500
 Depreciation and amortization .....         91             34           2,016(a)          2,141
                                          ------        ------           -----          --------
   Total operating expenses ........      2,381          2,407           2,016             6,804
                                          ------        ------           -----          --------
Operating loss .....................         (3)          (607)         (2,016)           (2,626)
Other income (expense) net .........        (17)             3              --               (14)
                                          ------        ------          ------          --------
Net loss ...........................        (20)          (604)         (2,016)           (2,640)
Accretion of mandatorily
 redeemable preferred stock to
 redemption value ..................         --             --            (103)(b)          (103)
                                          ------        ------          ------          --------
Net loss attributable to common
 stockholders ......................      $ (20)        $ (604)        $(2,119)         $ (2,743)
                                          ======        ======         =======          ========
Pro forma net loss per common
 share
 Basic and diluted .................      $  --                                         $   (.30)
                                          ======                                        ========
 Weighted average shares
   outstanding .....................      4,737                                            9,121(c)
                                          ======                                        ========

  See accompanying notes to Unaudited Pro Forma Combined Financial Statements

                            U.S. INTERACTIVE, INC.

           Notes to Unaudited Pro Forma Combined Financial Statements


1. Basis of Presentation

   The unaudited pro forma combined statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1998 give effect to the acquisition as if it occurred on January 1, 1998.

   The effects of the acquisition have been presented using the purchase method of accounting and accordingly the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best estimate of their fair value. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.


2. The pro forma statements of operations adjustments for the year ended December 31, 1998 and the three months ended March 31, 1998 consist of:

  (a) depreciation and amortization expense has been adjusted to reflect the amortization of goodwill and other intangibles associated with the acquisition of DE, which have an estimated life of two years ($16.1 million divided by 24 months equals $.67 million per month or approximately $4.0 million for six months and approximately $2.0 million for three months).

  (b) adjustment to reflect the accretion to redemption value of the mandatorily redeemable preferred stock issued in the transaction.

  (c) basic and diluted weighted average common shares outstanding and net loss per share amounts have been adjusted to reflect the issuance of the 4,383,954 shares of the Company's common stock in connection with the acquisition, as if the shares had been outstanding from January 1, 1998.

  (d) no income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of its tax loss carryforward.

                       This Page Intentionally Left Blank

                               5,450,000 Shares



                               [GRAPHIC OMITTED]

                                 Common Stock


                           -------------------------

                                   PROSPECTUS
                                       , 1999

                           -------------------------

                                LEHMAN BROTHERS


                               HAMBRECHT & QUIST



                          ADAMS, HARKNESS & HILL, INC.

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.


  S.E.C. Registration fee...........................         $18,070
  NASD filing fee...................................           7,000
  Transfer agent and registrar fees.................          15,000
  Printing and engraving............................         200,000
  Legal fees........................................         500,000
  Blue sky fees and expenses........................           5,000
  Nasdaq National Market listing fee................         100,000
  Accounting fees...................................         350,000
  Miscellaneous.....................................         123,000
                                                          ----------
         Total......................................      $1,300,000
                                                          ==========

--------------------

Item 14. Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article IX of U.S. Interactive's Certificate of Incorporation provides that U.S. Interactive will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative is or was a director or officer of U.S. Interactive, or is or was serving at the request of U.S. Interactive as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses.

Item 15. Recent Sales of Unregistered Securities.

     During the past three years, U.S. Interactive has issued securities, as set forth below, which were not registered for sale under the Securities Act:

Preferred Stock

     On July 2, 1996, U.S. Interactive issued and sold a total of 1,000,000 shares of its series A preferred stock (now the series B preferred stock) to four venture capital entities, Internet Capital Group, L.L.C., Technology Leaders II L.P., Technology Leaders II Offshore C.V., and RAF Ventures VIII, L.P. The total purchase price for such shares was $1,000,000 in cash.

     On July 3, 1997, U.S. Interactive issued and sold a total of 446,779 shares of its series B preferred stock (now the series C preferred stock) to three venture capital entities, Internet Capital Group, L.L.C., Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $750,000 in cash.

     On October 6, 1997, U.S. Interactive issued and sold a total of 148,927 additional shares of its series B preferred stock (now the series C preferred stock) to two venture capital entities, Technology Leaders II L.P., and Technology Leaders II Offshore C.V. The total purchase price for such shares was $250,000 in cash.

     On September 22, 1998, U.S. Interactive issued and sold a total of 2,339,628 shares of its series D preferred stock to a venture capital partnership, Safeguard 98 Capital, L.P. The total purchase price for such shares was $10,832,478 in cash.

     Each of these sales of preferred stock was made in reliance on the exemption provided by Section 4(2) of the Securities Act, as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the sale of any of the preferred stock.

Option Exercises

     Commencing in October 1998, U.S. Interactive issued a total of 93,903 shares of its common stock upon the exercise of options granted to employees under its 1997 Stock Option Plan at exercise prices ranging from $1.50 to $3.50 per share for an aggregate exercise price of $161,854.50.

Acquisitions

     In connection with three acquisitions, U.S. Interactive issued shares of its common stock, shares of its preferred stock and stock options which were not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. In each acquisition, the resale or other transfer of the securities issued was restricted as necessary for the availability of the Section 4(2) exemption. No underwriters or placement agents were involved in connection with the issuance and sale of U.S. Interactive's securities in the acquisitions.

     a. Web Access, Inc.

     U.S. Interactive acquired Web Access, Inc. pursuant to an Agreement and Plan of Merger dated as of July 25, 1996. The Web Access merger agreement was privately negotiated among the parties thereto. In connection with the merger, which became effective as of July 25, 1996, U.S. Interactive became the holder of all of the outstanding stock of Web Access and U.S. Interactive issued to the holder of Web Access common stock an aggregate of 236,842 shares of U.S. Interactive common stock.

     b. Digital Evolution, Inc.

     U.S. Interactive merged with Digital Evolution pursuant to an Agreement and Plan of Merger dated as of July 2, 1998 which was privately negotiated among the parties thereto. In connection with the merger, which became effective as of July 2, 1998, U.S. Interactive issued to the three holders of Digital Evolution common stock an aggregate of 4,383,954 shares of U.S. Interactive common stock and to the three holders of Digital Evolution preferred stock an aggregate of 1,573,533 shares of U.S. Interactive series A preferred stock. In addition, U.S. Interactive assumed the then outstanding options to purchase class B common stock of Digital Evolution which were held by a total of approximately 118 persons, which options became options to purchase a total of 1,044,247 shares of U.S. Interactive common stock.

     U.S. Interactive intends to file a registration statement on Form S-8 under the Securities Act after the completion of its initial public offering of common stock with respect to the shares of common stock issuable upon exercise of the options which U.S. Interactive assumed in the merger with Digital Evolution.

     c. InVenGen LLC


     On March 12, 1999, U.S. Interactive acquired the assets of InVenGen
LLC, an internet professional services firm, pursuant to an Asset Purchase Agreement. We issued 584,800 shares of our common stock in this acquisition, which was accounted for using the purchase method of accounting. Under an escrow agreement, 86,000 shares are being held to satisfy InVenGen's indemnification obligations under the asset purchase agreement during the one-year period following the closing.

     In addition to the foregoing shares, 275,200 shares are being held in escrow pending satisfaction of certain conditions relating to the continued employment of the former InVenGen employees with U.S. Interactive during the two-year period following the closing. Twenty-five percent of the shares are to be released every six months if the conditions under the agreement are met.


Other

     In July 1998, U.S. Interactive issued a warrant to purchase 70,000 shares of its common stock at a price of $3.50 per share to a commercial bank in connection with two credit facilities extended by the bank to U.S. Interactive. U.S. Interactive issued the warrant in reliance on the exemption provided by
Section 4(2) of the Securities Act as a transaction not involving a public offering of securities. No underwriting or selling fees or commissions were paid by U.S. Interactive to any person in connection with the issuance of the warrant.

Item 16. Exhibits and Financial Statement Schedules.

(a)Exhibits .

Exhibit
Number  Description
------- ----------

1.1     Form of Underwriting Agreement

1.2     Standby Stock Purchase Agreement, by and between U.S. Interactive and
        Safeguard Scientifics, dated August __, 1999

3.1     Amended and Restated Certificate of Incorporation+

3.2     Amended and Restated Bylaws+

4.1 See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock

4.3     Second Amended and Restated Investors' Rights Agreement dated as of July
        2, 1998+

5.1     Opinion of Dilworth Paxson LLP*

10.1    1998 Performance Incentive Plan and form of stock option agreement+





10.2    1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.3    1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.4    1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.5    Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.+

10.6    Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier+

10.7    Employment Agreement, dated July 30, 1999, between U.S. Interactive and Stephen T. Zarrilli

10.8    Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
        Interactive and Juggernaut Partners, LLC, certain portions of which have been omitted based upon a request for confidential treatment. The omitted portions have been separately filed with the
        Commission

10.9    Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson+

10.10   Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith+

10.11   Lease Agreement, dated March 30, 1999, between U.S. Interactive and Norton Plaza Associates+

23.1    Consent of KPMG LLP, independent public accountants

23.2    Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)*

23.3    Consent of BDO Seidman, LLP, independent public accountants

24.1    Power of Attorney+

27.1    Financial Data Schedule+

99.1    Form of Letter from U.S. Interactive, Inc. to Safeguard Scientifics, Inc.'s shareholders holding more than 100 shares describing the Directed Share Subscription Program+

99.2    Form of Letter from Lehman Brothers Inc. to Safeguard Scientifics, Inc. shareholders+

99.3    Form of Letter from U.S. Interactive, Inc. to Brokers describing the Directed Share Subscription Program+

99.4    Form of Subscription Form for Directed Share Subscription Program+


-----------
*  To be filed by amendment.
+  Previously filed

(b)Financial Statement Schedule.

                                                           Charged                      Balance at
Accounts Receivable - Allowance      Balance at            to Costs      Writeoffs/       End of
  for doubtful accounts           Beginning of Year     and Expenses     Deductions        Year
------------------------------    -----------------     ------------     ----------     ----------
For the year ended
December 31, 1996                    $   --               $ 47,000        $(7,000)       $ 40,000
For the year ended
December 31, 1997                    40,000                157,539        (45,264)        152,275
For the year ended
December 31, 1998                   152,275                606,894       (233,133)        526,036

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of U.S. Interactive pursuant to the foregoing provisions, or otherwise, U.S. Interactive has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by U.S. Interactive of expenses incurred or paid by a director, officer or controlling person of U.S. Interactive in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, U.S. Interactive will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     U.S. Interactive hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     U.S. Interactive hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by U.S. Interactive pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, U.S. Interactive has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on this 2nd day of August, 1999.

                                       U.S. INTERACTIVE, INC.

                                       By: /s/ Stephen T. Zarrilli
                                          --------------------------------------
                                          Stephen T. Zarrilli
                                          Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                 Name                                              Capacity                                  Date
                 ----                                              --------                                  ----
      /s/ Stephen T. Zarrilli                      Director, Chief Executive Officer and President       August 2, 1999
-----------------------------------------          (principal executive officer)
        Stephen T. Zarrilli

      /s/ Philip L. Calamia                        Vice President and Chief Financial Officer            August 2, 1999
-----------------------------------------          (principal financial and accounting officer)
        Philip L. Calamia

                  *                                                                                      August 2, 1999
-----------------------------------------                          Director
             Eric Pulier

                  *
-----------------------------------------                          Director                              August 2, 1999
        Robert E. Keith, Jr.

                  *
-----------------------------------------                          Director                              August 2, 1999
            John Shulman

                  *
-----------------------------------------                          Director                              August 2, 1999
         E. Michael Forgash

* By power of attorney

  /s/ Stephen T. Zarrilli
      -------------------
      Stephen T. Zarrilli
      Attorney-in-fact


                                  EXHIBIT INDEX

Exhibit
Number   Description
------   -----------
1.1     Form of Underwriting Agreement

1.2     Standby Stock Purchase Agreement, by and between U.S. Interactive and Safeguard Scientifics, dated August __, 1999

3.1     Amended and Restated Certificate of incorporation+

3.2     Amended and Restated Bylaws+

4.1     See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock

4.3     Second Amended and Restated Investors' Rights Agreement dated as of July 2, 1998+

5.1     Opinion of Dilworth Paxson LLP*

10.1    1998 Performance Incentive Plan and form of stock option agreement+

10.2    1998 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.3    1997 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.4    1996 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement+

10.5    Lease Agreement, dated May 14, 1998, between U.S. Interactive and BET Investments II, L.P.+

10.6    Employment Agreement, dated July 2, 1998, between U.S. Interactive and Eric Pulier+

10.7    Employment Agreement, dated July 30, 1999, between U.S. Interactive and Stephen T. Zarrilli

10.8    Professional Services and Consulting Agreement, dated as of January 6, 1999, by and between U.S.
        Interactive and Juggernaut Partners, LLC, certain portions of which have been omitted based upon a request for confidential treatment, The omitted portions have been separately filed with the
        Commission

10.9    Severance Agreement, dated May 18, 1999, between U.S. Interactive and Richard J. Masterson+

10.10   Severance Agreement, dated February 26, 1999, between U.S. Interactive and Larry W. Smith+

10.11   Lease Agreement, dated March 30, 1999, between U.S. Interactive and Norton Plaza Associates+

23.1    Consent of KPMG LLP, independent public accountants

23.2    Consent of Dilworth Paxson LLP (contained in its opinion in exhibit 5.1)*

23.3    Consent of BDO Seidman, LLP, independent public accountants

24.1    Power of Attorney+

27.1    Financial Data Schedule+

99.1    Form of Letter from U.S. Interactive, Inc. to Safeguard Scientifics, Inc.'s shareholders holding more than 100 shares describing the Directed Share Subscription Program+

99.2    Form of Letter from Lehman Brothers Inc. to Safeguard Scientifics, Inc. shareholders+

99.3    Form of Letter from U.S. Interactive, Inc. to Brokers describing the Directed Share Subscription
        Program+

99.4    Form of Subscription Form for Directed Share Subscription Program+


------------
*   To be filed by amendment.
+   Previously filed.